Exhibit 10.1

CREDIT AGREEMENT

among

FAIRPOINT COMMUNICATIONS, INC.,

VARIOUS LENDING INSTITUTIONS,

BANK OF AMERICA, N.A.,
as SYNDICATION AGENT,

COBANK, ACB
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as CO-DOCUMENTATION AGENTS,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as ADMINISTRATIVE AGENT

Dated as of February 8, 2005

DEUTSCHE BANK SECURITIES, INC.
and
BANC OF AMERICA SECURITIES LLC,
as JOINT LEAD ARRANGERS,

and

DEUTSCHE BANK SECURITIES, INC.,

BANC OF AMERICA SECURITIES LLC,

GOLDMAN SACHS CREDIT PARTNERS, L.P.,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as JOINT BOOK RUNNING MANAGERS

TABLE OF CONTENTS

SECTION 1. Amount and Terms of Credit

1.01 Commitment
1.02 Minimum Borrowing Amounts, etc.
1.03 Notice of Borrowing
1.04 Disbursement of Funds
1.05 Notes
1.06 Conversions
1.07 Pro Rata Borrowings
1.08 Interest
1.09 Interest Periods
1.10 Increased Costs, Illegality, etc.
1.11 Compensation
1.12 Change of Lending Office
1.13 Replacement of Lenders
1.14 Incremental B Term Loan Commitments

SECTION 1A. Letters of Credit.

1A.01 Letters of Credit
1A.02 Minimum Stated Amount
1A.03 Letter of Credit Requests; Notices of Issuance
1A.04 Agreement to Repay Letter of Credit Drawings
1A.05 Letter of Credit Participations
1A.06 Increased Costs

SECTION 2. Fees

2.01 Fees
2.02 Voluntary Reduction of Commitments
2.03 Mandatory Adjustments of Commitments, etc.

SECTION 3. Payments

3.01 Voluntary Prepayments
3.02 Mandatory Prepayments
3.03 Method and Place of Payment
3.04 Net Payments

SECTION 4. Conditions Precedent

4.01 Conditions Precedent to Initial Borrowing Date and the Initial Incurrence of Loans
4.02 Conditions Precedent to All Loans (other than RF Loans and Delayed-Draw B Term Loans Incurred to Finance an Optional Non-2008 Tender Offer Notes

i

Redemption and RF Loans Incurred on the Redemption Date to Finance the Existing 2008 Senior Subordinated Notes Redemption)

4.03 Special Condition Precedent to Incurrence of RF Loans and Delayed-Draw B Term Loans Incurred to Finance an Optional Non-2008 Tender Offer Notes Redemption and of RF Loans Incurred on the Redemption Date to Finance the Existing 2008 Senior Subordinated Notes Redemption

SECTION 5. Representations, Warranties and Agreements

5.01 Company Status
5.02 Company Power and Authority
5.03 No Violation
5.04 Litigation
5.05 Use of Proceeds; Margin Regulations
5.06 Governmental Approvals
5.07 Investment Company Act
5.08 Public Utility Holding Company Act
5.09 True and Complete Disclosure
5.10 Financial Condition; Financial Statements
5.11 Security Interests
5.12 Compliance With Statutes
5.13 Tax Returns and Payments
5.14 Compliance with ERISA
5.15 Subsidiaries
5.16 Intellectual Property
5.17 Environmental Matters
5.18 Labor Relations
5.19 Subordination
5.20 Capitalization

SECTION 6. Affirmative Covenants

6.01 Information Covenants
6.02 Books, Records and Inspections
6.03 Insurance
6.04 Payment of Taxes
6.05 Company Franchises
6.06 Compliance with Statutes, etc.
6.07 ERISA
6.08 Good Repair
6.09 End of Fiscal Years; Fiscal Quarters; Etc.
6.10 Permitted Acquisitions
6.11 CoBank Capital
6.12 Margin Stock
6.13 Post-Closing Refinancing
6.14 Special Covenant Regarding Cash Management Policy
6.15 PIK Requirements
6.16 Interest Rate Protection

6.17 Maintenance of Company Separateness

SECTION 7. Negative Covenants

7.01 Changes in Business
7.02 Consolidation, Merger, Sale or Purchase of Assets, etc.
7.03 Liens
7.04 Indebtedness
7.05 Capital Expenditures.
7.06 Advances, Investments and Loans
7.07 Limitation on Creation of Subsidiaries
7.08 Modifications
7.09 Restricted Payments, Etc.
7.10 Transactions with Affiliates
7.11 Interest Coverage Ratio
7.12 Leverage Ratio
7.13 Limitation On Issuance of Equity Interests
7.14 Designated Senior Debt

SECTION 8. Events of Default

8.01 Payments
8.02 Representations, etc.
8.03 Covenants
8.04 Default Under Other Agreements
8.05 Bankruptcy, etc.
8.06 ERISA
8.07 Pledge Agreement
8.08 Subsidiary Guaranty
8.09 Judgments

SECTION 9. Definitions

SECTION 10. The Agents

10.01 Appointment
10.02 Nature of Duties
10.03 Certain Rights of the Agents
10.04 Reliance by Agents
10.05 Notice of Default, etc.
10.06 Nonreliance on Agents and Other Lenders
10.07 Indemnification
10.08 Agents in their Individual Capacities
10.09 Holders
10.10 Resignation of the Agents
10.11 Collateral Matters
10.12 Delivery of Information

SECTION 11. Miscellaneous

11.01 Payment of Expenses, etc.
11.02 Right of Setoff
11.03 Notices
11.04 Benefit of Agreement
11.05 No Waiver; Remedies Cumulative
11.06 Payments Pro Rata
11.07 Calculations; Computations
11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial
11.09 Counterparts
11.10 Effectiveness
11.11 Headings Descriptive
11.12 Amendment or Waiver
11.13 Survival
11.14 Domicile of Loans
11.15 Confidentiality
11.16 Lender Register
11.17 Patriot Act Notice
11.18 Post-Closing Actions

ANNEX I	—	Lender Commitments
ANNEX II	—	Lender Addresses
ANNEX III	—	Subsidiaries
ANNEX IV	—	ERISA §3(2) Pension Plans Subject to Title IV
ANNEX V	—	Existing Liens
ANNEX VI	—	Scheduled Existing Indebtedness
ANNEX VII	—	Existing Investments
ANNEX VIII	—	Affiliate Transactions
ANNEX IX	—	Existing Letters of Credit
ANNEX X	—	Post-Closing Matters

EXHIBIT A-1	—	Form of Notice of Borrowing
EXHIBIT A-2	—	Form of Letter of Credit Request
EXHIBIT A-3	—	Form of Notice of Conversion/Continuation
EXHIBIT B-1	—	Form of B Term Note
EXHIBIT B-2	—	Form of RF Note
EXHIBIT B-3	—	Form of Swingline Note
EXHIBIT C	—	Form of Section 3.04 Certificate
EXHIBIT D	—	Form of Opinion of Paul, Hastings, Janofsky & Walker LLP
EXHIBIT E	—	Form of Officer’s Certificate
EXHIBIT F	—	Form of Subsidiary Guaranty
EXHIBIT G	—	Form of Pledge Agreement
EXHIBIT H	—	Form of Solvency Certificate
EXHIBIT I	—	Form of Assignment Agreement
EXHIBIT J	—	Form of Intercompany Subordination Agreement

EXHIBIT K	—	Form of Intercompany Note
EXHIBIT L	—	Form of Incremental B Term Commitment Agreement

v

CREDIT AGREEMENT, dated as of February 8, 2005, among FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party hereto, BANK OF AMERICA, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”), COBANK, ACB and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agents (in such capacity, each, a “Co-Documentation Agent” and, collectively, the “Co-Documentation Agents”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (in such capacity, the “Administrative Agent” and, together with the Syndication Agent and the Co-Documentation Agents, collectively, the “Agents”).  Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined.

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.  Amount and Terms of Credit.

1.01  Commitment.  Subject to and upon the terms and conditions herein set forth (including, in the case of Incremental B Term Loans, the terms and conditions of Section 1.14), each Lender severally agrees to make and/or continue a loan or loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, as set forth below:

(a)           Loans under the Initial B Term Facility (each, an “Initial B Term Loan” and, collectively, the “Initial B Term Loans”) (i) shall be made to the Borrower by each Lender with an Initial B Term Commitment pursuant to a single drawing on the Initial Borrowing Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (x) all Initial B Term Loans made as part of the same Borrowing shall, unless specifically provided herein, consist of Initial B Term Loans of the same Type and (y) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), no more than three Borrowings of Initial B Term Loans to be maintained as Eurodollar Loans may be incurred prior to the 90th day after the Initial Borrowing Date (or, if later, the last day of the Interest Period applicable to the third Borrowing of Eurodollar Loans referred to below), each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month, and the first of which Borrowings may be made no earlier than the fourth Business Day, and no later than the fifth Business Day, after the Initial Borrowing Date, the second of which Borrowings may only be made on the last day of the Interest Period of the first such Borrowing and the third of which Borrowings may only be made on the last day of the Interest Period of the second such Borrowing, and (iii) shall not exceed in aggregate principal amount for any Lender in respect of any incurrence of Initial B Term Loans the Initial B Term Commitment, if any, of such Lender as in effect immediately prior to such incurrence.  Once prepaid or repaid, Initial B Term Loans may not be reborrowed.

(b)           Loans under the Delayed-Draw B Term Facility (each, a “Delayed-Draw B Term Loan” and, collectively, the “Delayed-Draw B Term Loans”) (i) shall be made to the Borrower by each Lender with a Delayed-Draw B Term Commitment pursuant to one or more drawings after the Initial Borrowing Date for the purposes described in Section 5.05(b), (ii) except as hereinafter provided, shall, at the option of the Borrower, be initially incurred as Eurodollar Loans or Base Rate Loans and, immediately after such incurrence, be converted into Initial B Term Loans in accordance with the requirements of Section 1.06(b) and (iii) shall not exceed in aggregate principal amount for any Lender in respect of any incurrence of Delayed-Draw B Term Loans the Delayed-Draw B Term Commitment, if any, of such Lender as in effect immediately prior to such incurrence.  Once prepaid or repaid, Delayed-Draw B Term Loans may not be reborrowed.

(c)           Loans under the Revolving Facility (each, an “RF Loan” and, collectively, the “RF Loans”) (i) shall be made to the Borrower at any time and from time to time on and after the Initial Borrowing Date and prior to the RF Maturity Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (x) all RF Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of RF Loans of the same Type and (y) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), no more than three Borrowings of RF Loans to be maintained as Eurodollar Loans may be incurred prior to the 90th day after the Initial Borrowing Date (or, if later, the last day of the Interest Period applicable to the third Borrowing of Eurodollar Loans referred to below), each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month, and the first of which Borrowings may only be made on the same date as the initial Borrowing of Initial B Term Loans that are maintained as Eurodollar Loans, the second of which Borrowings may only be made on the last day of the Interest Period of the first such Borrowing and the third of which Borrowings may only be made on the last day of the Interest Period of the second such Borrowing, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed (giving effect to any incurrence thereof and the use of the proceeds of such incurrence) for any Lender in aggregate principal amount at any time outstanding that amount which, when added to such Lender’s Percentage of the sum of (x) the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of RF Loans) at such time and (y) the outstanding principal amount of Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of RF Loans) at such time, equals the Available Revolving Commitment, if any, of such Lender at such time.

(d)           Subject to and upon the terms and conditions herein set forth, the Swingline Lender agrees to make at any time and from time to time after the Initial Borrowing Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower

(each, a “Swingline Loan,” and, collectively the “Swingline Loans”), which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all RF Loans then outstanding (exclusive of RF Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans) and the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans) at such time, an amount equal to the Total Available Revolving Commitment then in effect and (iv) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  Notwithstanding anything to the contrary contained in this Section 1.01(d), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RF Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(e)           On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RF Lenders that its outstanding Swingline Loans shall be funded with a Borrowing of RF Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 8.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 8), in which case a Borrowing of RF Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RF Lenders pro rata based on each RF Lender’s Percentage, and the proceeds thereof shall be applied directly to repay the Swingline Lender for such outstanding Swingline Loans.  Each RF Lender hereby irrevocably agrees to make Base Rate Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding:  (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 4.02 or 4.03 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Available Revolving Commitment and the Total Revolving Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each RF Lender (other than the Swingline Lender) hereby agrees that it shall forthwith purchase from the

Swingline Lender (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the RF Lenders to share in such Swingline Loans ratably based upon their respective Percentages, provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the RF Lender purchasing same from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RF Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to RF Loans maintained as Base Rate Loans hereunder for each day thereafter.

(f)            Loans under the Incremental B Term Facility (each, an “Incremental B Term Loan” and, collectively, the “Incremental B Term Loans”) (i) shall be made to the Borrower by each Lender with an Incremental B Term Commitment pursuant to a single drawing on the respective Incremental B Term Loan Borrowing Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Incremental B Term Loans incurred on such Incremental B Term Loan Borrowing Date shall be added to the then outstanding Borrowings of Initial B Term Loans as provided in Section 1.14(c) and (iii) shall not exceed in an aggregate principal amount for any Lender in respect of any incurrence of Incremental B Term Loans the Incremental B Term Commitment, if any, of such Lender as in effect immediately prior to such incurrence.  Once prepaid or repaid, Incremental B Term Loans may not be reborrowed.

1.02  Minimum Borrowing Amounts, etc.  The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount.  More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than twelve Borrowings of Eurodollar Loans.

1.03  Notice of Borrowing.  (a)  Whenever the Borrower desires to incur Loans under any Facility (excluding Swingline Loans and RF Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at its Notice Office, (x) prior to 12:00 Noon (New York time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Eurodollar Loans and (y) prior to 12:00 Noon (New York time) on the proposed date thereof, written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Base Rate Loans.  Each such notice (each, a “Notice of Borrowing”) shall be in the form of Exhibit A-1 and shall be irrevocable and shall specify (i) the Facility pursuant to which such incurrence is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to such incurrence, (iii) the date of incurrence (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Loans of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.

(b)           (i)  Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, it shall give the Swingline Lender, prior to 12:00 Noon  (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder.  Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

(ii)           Mandatory Borrowings shall be made upon the notice specified in Section 1.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section 1.01(e).

(c)           Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swingline Lender and any Letter of Credit Issuer, prior to receipt of written confirmation may act without liability upon the basis of and consistent with such telephonic notice, believed by the Administrative Agent, the Swingline Lender or such Letter of Credit Issuer, as the case may be, in good faith to be from an Authorized Officer.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s, the Swingline Lender’s or such Letter of Credit Issuer’s record of the terms of such telephonic notice, unless such record reflects gross negligence or willful misconduct on the part of the Administrative Agent, the Swingline Lender or such Letter of Credit Issuer, as the case may be (as determined by a court of competent jurisdiction in a final and nonappealable decision).

1.04  Disbursement of Funds.  (a)  No later than 1:00 P.M. (New York time) (3:00 P.M. (New York time) in the case of Base Rate Loans made pursuant to same day notice) on the date specified in each Notice of Borrowing (or, where applicable, each notice described in Section 1.03(b)(i) or (ii)), each Lender with a Commitment under the respective Facility will make available its pro rata share of each Borrowing requested to be made on such date (or (x) in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof or (y) in the case of a funding of Incremental B Term Loans on an Incremental B Term Loan Borrowing Date, in an amount equal to such Lender’s Incremental B Term Commitment on such date).  All such amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office and, except in the case of RF Loans made pursuant to a Mandatory Borrowing, the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office or as otherwise directed in the applicable Notice of Borrowing the aggregate of the amounts so made available in the type of funds received.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of the proposed incurrence that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may notify the Borrower, and, upon receipt of such notice, the Borrower shall promptly pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

(b)           Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

1.05  Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be set forth in the Lender Register maintained by the Administrative Agent pursuant to Section 11.16 and, subject to the provisions of Section 1.05(f), shall be evidenced (i) if B Term Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, a “B Term Note” and, collectively, the “B Term Notes”), (ii) if RF Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, an “RF Note” and, collectively, the “RF Notes”) and (iii) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-3 with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b)           The B Term Note issued to each Lender that makes any B Term Loan shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Initial B Term Commitment of such Lender on the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be in a stated principal amount equal to the outstanding principal amount of B Term Loans of such Lender at such time) and be payable in the principal amount of B Term Loans evidenced thereby, (iv) mature on the Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 3.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           The RF Note issued to each RF Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such RF Lender and be dated the Initial Borrowing Date (or, in the case of any RF Note issued after the Initial Borrowing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Revolving Commitment of such RF Lender and be payable in the principal amount of the RF Loans evidenced thereby, (iv) mature on the RF Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi)

be subject to mandatory repayment as provided in Section 3.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)           The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the order of the Swingline Lender and be dated the Initial Borrowing Date (or, in the case of any Swingline Note issued after the Initial Borrowing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to mandatory prepayment as provided in Section 3.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make (or any error in making) any such notation shall not affect the Borrower’s obligations in respect of such Loans.

(f)            Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note or Notes in the appropriate amount or amounts to evidence such Loans.

1.06  Conversions.  (a)         The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans (other than Swingline Loans, which at all times shall be maintained as Base Rate Loans) owing pursuant to a single Facility into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan, provided that (i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans when a Default under Section 8.01 or an Event of Default is in existence on the date of the proposed conversion if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such conversion, (iii) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day after the Initial Borrowing Date, conversions of Base Rate Loans into Eurodollar Loans may only be made if any such conversion is effective on the first day of the first, second or third Interest Period referred to in clause (y) of the proviso appearing in each of Sections 1.01(a)(ii) and 1.01(c)(ii) and so long as such conversion does not result in a greater number of Borrowings of Eurodollar Loans prior to the 90th day after the Initial Borrowing Date as are permitted under Sections 1.01(a)(ii) and 1.01(c)(ii) and (iv) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02.  Each such conversion shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ (or one Business Day’s, in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-3, appropriately completed to specify the Loans to be so converted (including the relevant Facility), the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

(b) On the date (each, a “DDTL Conversion Date”) of each incurrence of Delayed-Draw Term Loans (immediately after giving effect thereto), all Delayed-Draw Term Loans outstanding on such date shall be automatically (and without further action) converted into, and thereafter constitute, Initial B Term Loans for all purposes of this Agreement and the other Credit Documents (other than for purposes of Sections 1.01(a)(i) and (iii) and Sections 4.01(l) and 5.05(a)), with such conversion to be effected in accordance with the following rules (each, a “DDTL Conversion”):

(i)            the Delayed-Draw Term Loans incurred on a given DDTL Conversion Date (immediately prior to giving effect to the DDTL Conversion on such date) shall, upon the occurrence of the DDTL Conversion, be proportionately added to (and thereafter be deemed to constitute a part of) each then existing Borrowing of Initial B Term Loans, even though as a result thereof such newly-converted Initial B Term Loans may (x) if initially incurred as Eurodollar Loans, effectively have a shorter Interest Period than the then existing Borrowings of outstanding Initial B Term Loans to which they are added and (y) if initially incurred as Base Rate Loans, bear interest at a different rate than the existing Borrowing or Borrowings of Initial B Term Loans to which they are added;

(ii)           if requested by any Lender, the Borrower shall pay to such Lender (x) if the Delayed-Draw Term Loans incurred pursuant to a given DDTL Conversion were initially incurred as Eurodollar Loans, such amounts necessary, as reasonably determined by such Lender, to compensate such Lender for “making” (by way of conversion) such Initial B Term Loans during an existing Interest Period (rather than at the beginning of the respective Interest Period applicable to the existing Borrowings of Initial B Term Loans, based upon the rates then applicable thereto) and (y) if the Delayed-Draw Term Loans incurred pursuant to a given DDTL Conversion were incurred as Base Rate Loans, such amounts necessary, as reasonably determined by such Lender, to equalize the interest rate applicable to the existing Borrowings of Initial B Term Loans of such Lender and the interest rate applicable to the newly-converted Initial B Term Loans converted pursuant to such DDTL Conversion; and

(iii)          the Administrative Agent shall (and is hereby authorized to) take all appropriate actions in connection with the DDTL Conversion to ensure that all Lenders with outstanding Initial B Term Loans (after giving effect to the DDTL Conversion) participate in each Borrowing of Initial B Term Loans on a pro rata basis.

1.07  Pro Rata Borrowings.  All Initial B Term Loans, Delayed-Draw B Term Loans, Incremental B Term Loans and RF Loans under this Agreement shall be made by the Lenders pro rata on the basis of their Initial B Term Commitments, Delayed-Draw B Term Commitments, Incremental B Term Commitments or Revolving Commitments, as the case may be, if any.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

1.08  Interest.  (a)  The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of repayment or conversion thereof and maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

(b)           The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of repayment or conversion thereof and maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

(c)           Interest in respect of any overdue amount payable hereunder shall accrue at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Base Rate Margin, provided that principal in respect of Eurodollar Loans shall bear interest from the date the same becomes due (whether by acceleration or otherwise) until the end of the Interest Period then applicable to such Eurodollar Loan at a rate per annum no less than one which is equal to 2% in excess of the rate of interest applicable thereto on such date.

(d)           Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (iii) in respect of each such Loan, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           All computations of interest hereunder shall be made in accordance with Section 11.07(b).

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Lenders thereof.

1.09  Interest Periods.  (a)  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, a

Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower (but otherwise subject to clause (y) of the provisos appearing in Sections 1.01(a)(ii) and 1.01(c)(ii) and clause (iii) of the proviso appearing in Section 1.06), be a one, two, three, six or, to the extent available to all Lenders with a Commitment and/or outstanding Loans under the respective Facility, nine or twelve month period (or, in the case of the initial Interest Period for Delayed-Draw Term Loans or Incremental B Term Loans, such other period (not to exceed one-month) acceptable to the Administrative Agent).  Notwithstanding anything to the contrary contained above:

(i)            the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)           if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii)          if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)          no Interest Period with respect to a Borrowing of RF Loans, B Term Loans or Delayed-Draw B Term Loans shall extend beyond the Maturity Date for the respective Facility of Loans; and

(v)           no Interest Period may be elected at any time when a Default under Section 8.01 or an Event of Default is then in existence if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such election.

(b)           If upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of such expiration.

1.10  Increased Costs, Illegality, etc.  (a)  In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or the making or continuance of any Eurodollar Loan has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (including, but not limited to, a change in the basis of taxation of payments to a Lender of the principal of or interest on the Loans or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located) or a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, within 10 Business Days after the Borrower’s receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine after consultation with the Borrower) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, describing the basis for such increased costs and showing the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii), the Borrower shall within the time period required by law) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c)           If any Lender shall have determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case after the Effective Date, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency first made after the Effective Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 10 Business Days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall describe the basis for such claim and set forth in reasonable detail the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

1.11  Compensation.  (a)  The Borrower shall, without duplication, compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation and reasonably detailed calculations thereof), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding in any event the loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by any Lender or the Administrative Agent) a Borrowing of Eurodollar Loans by the Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (w) a DDTL Conversion, (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement, (y) an election made pursuant to Section 1.10(b) or (z) actions required to be taken by the Borrower pursuant to Section 1.14(c).

(b)           Notwithstanding anything in this Agreement to the contrary, to the extent any notice or request required by Section 1.10, 1.11, 1A.06 or 3.04 of this Agreement is given by any Lender more than 120 days after such Lender obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs, reductions in amounts, losses, taxes or other additional amounts of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10, 1.11, 1A.06 or 3.04 of this Agreement for any amounts incurred or accruing prior to the giving of such notice to the Borrower.

1.12  Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 1A.06 or 3.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 1.10, 1A.06 or 3.04.

1.13  Replacement of Lenders.  (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 1A.06 or Section 3.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in a material amount in excess of those being generally charged by the other Lenders, (y) if any Lender becomes a Defaulting Lender, or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as provided in Section 11.12(b), the Borrower shall have the right, in accordance with Section 11.04(b), if no Default under Section 8.01 or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, at the option of the Borrower, to replace only (a) the Revolving Commitment (and outstandings pursuant thereto) of the Replaced Lender with an identical Revolving Commitment provided by the Replacement Lender or (b) in the case of a replacement as provided in Section 11.12(b) where the consent of the respective Lender is required with respect to less than all Facilities, the Commitments and/or outstanding Loans of such Lender in respect of each Facility where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Facility provided by the Replacement Lender; provided that:

(i)            at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as agreed between them)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Commitment, the Revolving Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the Commitments and/or outstanding Term Loans under a given Facility of Term Loans, the Commitment and outstanding Term Loans under the Facility with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the outstanding Commitments and/or Term Loans of any or all of the Facilities of Term Loans of the respective Lender) participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (or of the Loans of the respective Facility being replaced) of the Replaced Lender, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Facility being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Facility, in the case of the replacement of less than all Facilities of Loans then held by the respective Replaced Lender) pursuant to Section 2.01, (y) except in the case of the replacement of only the Commitments and/or outstanding Term Loans of one or more Facilities of Term Loans of a Replaced Lender, each Letter of Credit Issuer an amount equal to such Replaced Lender’s Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Letter of Credit Issuer (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Commitments, the Swingline Lender an amount equal to such Replaced Lender’s Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender; and

(ii)           all obligations of the Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 1.11 or (b) relating to any Facility of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Lender Register by the Administrative Agent pursuant to Section 11.16 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 1A.06, 3.04, 11.01 and 11.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only Commitments and/or outstanding Term Loans under one or more Facilities of Term Loans, the Percentages of the RF Lenders shall be automatically adjusted at such time to give effect to such replacement.

1.14  Incremental B Term Loan Commitments.  (a)  The Borrower, with the prior consent of the Administrative Agent, shall have the right to request from time to time (by written notice to the Lenders) that one or more Lenders (and/or one or more other Persons which will become Lenders as provided below) provide Incremental B Term Commitments and, subject to the terms and conditions contained in this Agreement, make Incremental B Term Loans pursuant thereto, so long as (w) no Default or Event of Default then exists or would result therefrom, (x) any Incremental B Term Loans are incurred on the date of the effectiveness of the respective Incremental B Term Commitment Agreement pursuant to which the related Incremental B Term Commitments are provided, (y) the Borrower shall have demonstrated to the Administrative Agent’s reasonable satisfaction that the full amount of the respective Incremental B Term Facility (assuming the full utilization of the Incremental B Term Commitments thereunder) may be incurred without violating the terms of any Permitted Junior Capital, any Permitted Senior Unsecured Notes, any other material debt of the Borrower or the documentation governing any such Indebtedness and (z) the Borrower and its subsidiaries are in compliance on a Pro Forma Basis with each of the covenants contained in Sections 7.11 and 7.12 (determined after giving effect to the full utilization of the commitments provided under such Incremental B Term Facility); it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental B Term Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental B Term Commitment and executed and delivered to the Administrative Agent an Incremental B Term Commitment Agreement as provided in clause (b) of this Section 1.14, such Lender shall not be obligated to fund any Incremental B Term Loans, (ii) any Lender (or, in the circumstances contemplated by clause (v) below, any other Person which will qualify as an Eligible Transferee) may so provide an Incremental B Term Commitment without the consent of any other Lender, (iii) each provision of Incremental B Term Commitments pursuant to this Section 1.14 on a given date shall be in a minimum aggregate amount (for all Lenders (including in the circumstances contemplated by clause (v) below, Eligible Transferees who will become Lenders)) of at least $20,000,000 and in integral multiples of $5,000,000 in excess thereof, (iv) the aggregate amount of all Incremental B Term Commitments permitted to be provided pursuant to this Section 1.14 shall not exceed $200,000,000, (v) if the Borrower has first requested the then existing Lenders (other than Defaulting Lenders) to provide at least 75% of the aggregate Incremental B Term Commitments then being requested pursuant to this Section 1.14, then the Borrower may request Incremental B Term Commitments from Persons reasonably acceptable to the Administrative Agent which would qualify as Eligible Transferees hereunder in an aggregate amount equal to the sum of (x) 25% of the aggregate Incremental B Term Commitments then being requested pursuant to this Section 1.14 plus (y) if the Borrower has not received Incremental B Term Commitments in an aggregate amount equal to 75% of that aggregate amount of the Incremental B Term Commitments which the Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the Borrower in connection with its initial request), the amount of such deficiency, provided that any such Incremental B Term Commitment provided by any such Eligible Transferee which is not already a Lender shall be in a minimum amount (for such Eligible Transferee) of at least $1,000,000 (and with the fees to be paid to such Eligible Transferee to be no greater than those fees to be paid to the then existing Lenders (if any) providing Incremental B Term Commitments) and (vi) all actions taken by the Borrower pursuant to this Section 1.14 shall be done in coordination with the Administrative Agent.

(b)           In connection with any provision of Incremental B Term Commitments pursuant to this Section 1.14, (i) the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee (each, an “Incremental B Term Lender”) which agrees to provide an Incremental B Term Commitment shall execute and deliver to the Administrative Agent an Incremental B Term Commitment Agreement substantially in the form of Exhibit L hereto (appropriately completed) (each, an “Incremental B Term Commitment Agreement”), with the effectiveness of such Incremental B Term Lender’s Incremental B Term Commitment to occur upon delivery of such Incremental B Term Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent) and the satisfaction of the other terms and conditions described in this Section 1.14 (it being understood that no fees shall be required to be paid to any existing Lender (in its capacity as such) in connection with the provision of any Incremental B Term Commitment by an Incremental B Term Lender), and (ii) the Borrower shall deliver to the Administrative Agent (x) an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated the applicable Incremental B Term Loan Borrowing Date, covering such matters relating to the provision of the Incremental B Term Commitments as may be reasonably requested by the Administrative Agent and (y) a solvency certificate from the Chief Financial Officer of the Borrower, dated the applicable Incremental B Term Loan Borrowing Date, in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental B Term Commitment Agreement, and at such time (A) Annex I to the Credit Agreement shall be deemed modified to reflect the Incremental B Term Commitments of such Incremental B Term Lenders and (B) to the extent requested by any Incremental B Term Lender, a B Term Note will be issued at the Borrower’s expense to such Incremental B Term Lender, to be in conformity with the requirements of Section 1.05 (with appropriate modification) to the extent needed to reflect the new Incremental B Term Loans made by such Incremental B Term Lender.  Each Incremental B Term Lender with an outstanding B Term Note which requests a new B Term Note as contemplated by preceding clause (B) agrees to use good faith efforts to return the outstanding B Term Note held by it to the Borrower for cancellation.

(c)           In connection with each incurrence of Incremental B Term Loans pursuant to Section 1.01(f), the Lenders and the Borrower hereby agree that, notwithstanding anything to the contrary contained in this Agreement, the Borrower and the Administrative Agent may take all such actions as may be necessary to ensure that all Lenders with outstanding B Term Loans continue to participate in each Borrowing of outstanding B Term Loans (after giving effect to the incurrence of Incremental B Term Loans pursuant to Section 1.01(f)) on a pro rata basis, including by adding the Incremental B Term Loans to be so incurred to the then outstanding Borrowings of Initial B Term Loans on a pro rata basis even though as a result thereof such new Incremental B Term Loans (to the extent required to be maintained as Eurodollar Loans) may effectively have a shorter Interest Period than the then outstanding Borrowings of Initial B Term Loans.  It is hereby agreed that, to the extent the Incremental B Term Loans are to be so incurred or added to the then outstanding Borrowings of Initial B Term Loans which are maintained as Eurodollar Loans, the Lenders that have made such Incremental B Term Loans shall be entitled to receive from the Borrower such amounts, as reasonably determined by the respective Lenders, to compensate them for funding the various Incremental B Term Loans during an existing Interest Period (rather than at the beginning of the respective Interest Period, based upon rates then applicable thereto).  All determinations by any Lender pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

SECTION 1A.  Letters of Credit.

1A.01  Letters of Credit.  (a)  Subject to and upon the terms and conditions herein set forth, the Borrower may request that a Letter of Credit Issuer, at any time and from time to time on or after the Effective Date and prior to the date which is thirty Business Days prior to the RF Maturity Date, issue, for the account of the Borrower and in support of such obligations of the Borrower and/or its Subsidiaries that are incurred in the ordinary course of business or are acceptable to the Administrative Agent and, subject to and upon the terms and conditions herein set forth, such Letter of Credit Issuer agrees to issue from time to time, irrevocable standby letters of credit (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”) denominated in Dollars and issued on a sight basis, in such form as may be approved by such Letter of Credit Issuer and the Administrative Agent.

(b)           Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if after giving effect thereto (x) the Letter of Credit Outstandings would exceed $10.0 million or (y) the sum of all Letter of Credit Outstandings (less any portion thereof subject to Section 1A.01(c) Arrangements) and the aggregate principal amount of all RF Loans and all Swingline Loans then outstanding would exceed the Total Available Revolving Commitment at such time, (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be automatically extendable for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the RF Maturity Date, so long as such Letter of Credit provides that the respective Letter of Credit Issuer retains an option, reasonably satisfactory to such Letter of Credit Issuer, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date) and (B) ten Business Days prior to the RF Maturity Date, (iii) no Letter of Credit shall be a trade or commercial letter of credit and (iv) no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(x)            any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit or any requirement of law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect with respect to such Letter of Credit Issuer on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Letter of Credit Issuer as of the date hereof and which such Letter of Credit Issuer in good faith deems material to it; or

(y)           such Letter of Credit Issuer shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 1A.03(c).

(c)           Notwithstanding the foregoing, in the event a Lender Default exists, the respective Letter of Credit Issuer shall not be required to issue any Letter of Credit unless such Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower (“Section 1A.01(c) Arrangements”) to eliminate such Letter of Credit Issuer’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, which may include requiring that the Borrower cash collateralize such Defaulting Lender’s or Lenders’ Percentage of the Letter of Credit Outstandings.

(d)           Annex IX hereto contains a description of certain letters of credit issued pursuant to the Existing Credit Agreement and outstanding on the Initial Borrowing Date.  Each such letter of credit, including any extension thereof (each, as amended from time to time in accordance with the terms hereof and thereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Sections 1A.04(a) and 1A.05, on the Initial Borrowing Date.

1A.02  Minimum Stated Amount.  The initial Stated Amount of each Letter of Credit shall be not less than $100,000 or such lesser amount as is acceptable to the respective Letter of Credit Issuer.

1A.03  Letter of Credit Requests; Notices of Issuance.  (a)  Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer written notice (which may include by way of facsimile transmission) in the form of Exhibit A-2 hereto prior to 1:00 P.M. (New York time) at least three Business Days (or such shorter period as may be acceptable to such Letter of Credit Issuer in any given case) prior to the proposed date of issuance (which shall be a Business Day) (each, a “Letter of Credit Request”), which Letter of Credit Request shall include any documents that such Letter of Credit Issuer customarily requires in connection therewith.

(b)           Each Letter of Credit Issuer shall, promptly after the issuance of, or amendment to, a Letter of Credit, give the Administrative Agent and the Borrower written notice of such issuance or amendment, as the case may be, and such notice shall be accompanied by a copy of such Letter of Credit or such amendment, as the case may be.  Promptly upon receipt of such notice, the Administrative Agent shall notify each Participant, in writing, of such issuance or amendment and if any Participant shall so request, the Administrative Agent shall furnish said Participant with a copy of such Letter of Credit or such amendment, as the case may be.

(c)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the respective Letter of Credit Issuer and the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 1A.01(a) or (b).  Unless the respective Letter of Credit Issuer has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 4 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 1A.01(a) or (b), then such Letter of Credit Issuer shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Letter of Credit Issuer’s usual and customary practices.

1A.04  Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower hereby agrees to reimburse the respective Letter of Credit Issuer, by making payment to the Administrative Agent at the Payment Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date on which the Borrower is notified by such Letter of Credit Issuer of, such payment or disbursement with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 3:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Applicable Base Rate Margin plus the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

(b)           The Borrower’s obligation under this Section 1A.04 to reimburse the respective Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Letter of Credit Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse such Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a final judgment issued by a court of competent jurisdiction.

1A.05  Letter of Credit Participations.  (a)  Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other RF Lender, and each such RF Lender (each, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the RF Lenders as provided in Section 2.01(c) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Commitments pursuant to Section 1.13 or 11.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 1A.05 to reflect the new Percentages of the RF Lenders.

(b)                                 In determining whether to pay under any Letter of Credit, the applicable Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction shall not create for such Letter of Credit Issuer any resulting liability.

(c)           In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 1A.04(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant’s Percentage of such payment in Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent its Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a final judgment issued by a court of competent jurisdiction.  If the Administrative Agent so notifies any Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 1:00 P.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the respective Letter of Credit Issuer such Participant’s Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Percentage of the amount of such Unpaid Drawing available to the Administrative Agent for the account of the respective Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the overnight Federal Funds Effective Rate.  The failure of any Participant to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Participant’s Percentage of any such payment.

(d)           Whenever any Letter of Credit Issuer receives a payment of a reimbursement obligation (including interest on Unpaid Drawings) as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from any Participant pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s Percentage of the amount of the payment of such reimbursement obligation, including interest paid thereon to the extent accruing after the purchase of the respective participations.

(e)           The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

(f)            To the extent the respective Letter of Credit Issuer is not indemnified by the Borrower, the Participants will reimburse and indemnify such Letter of Credit Issuer, in proportion to their respective Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Letter of Credit Issuer’s gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction.

1A.06  Increased Costs.  If at any time after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central lender or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Letter of Credit Issuer or such Participant’s participation therein, or (ii) shall impose on any Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant’s participation therein; and the result of any of the foregoing is to increase the cost to any Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by any Letter of Credit Issuer or such Participant hereunder (other than, in the case of a change in the basis of taxation of payments to a Letter of Credit Issuer or Participant of the principal of or interest on the Loans or any other amounts payable hereunder, changes in the rate of tax on, or determined by reference to, the net income or net profits of such Letter of Credit Issuer or Participant imposed by the jurisdiction in which its principal office or applicable lending office is located), then, upon demand to the Borrower by any Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participant for such increased cost or reduction.  A certificate submitted to the Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 1A.06 upon the subsequent receipt thereof.

SECTION 2.  Fees.

2.01  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent a commitment commission (the “RF Commitment Commission”) for the account of each RF Lender that is a Non-Defaulting Lender for the period from and including the Effective Date to but not including the date upon which the Total Revolving Commitment has been terminated, computed for each day at the rate per annum equal to 0.50% for such day on the Unutilized Revolving Commitment of such Lender on such day.  Such Commitment Commission shall be due and payable in arrears on the last Business Day of each calendar quarter and on the date upon which the Total Revolving Commitment is terminated.

(b)           The Borrower agrees to pay to the Administrative Agent a commitment commission (the “DDTF Commitment Commission” and, together with the RF Commitment Commission, the “Commitment Commission”) for the account of each Lender with a Delayed-Draw B Term Commitment that is a Non-Defaulting Lender for the period from and including the Effective Date to but not including the date upon which the Total Delayed-Draw B Term Commitment has been terminated, computed for each day at the rate per annum equal to 0.50% for such day on the Delayed-Draw B Term Commitment of such Lender on such day.  Such DDTF Commitment Commission shall be due and payable in arrears on the last Business Day of each calendar quarter and on the date upon which the Total Delayed-Draw B Term Commitment is terminated.

(c)           So long as any Letter of Credit is outstanding and has not been fully collateralized pursuant to Section 3.02(A)(a) and/or Section 8, the Borrower agrees to pay to the Administrative Agent, for the account of each Non-Defaulting Lender, pro rata on the basis of their respective Percentages, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) computed for each day at a per annum rate equal to the Applicable Eurodollar Margin for RF Loans on such day multiplied by the Stated Amount of all Letters of Credit outstanding on such day (less any amount thereof as to which Section 1A.01(c) Arrangements are in place).  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter.

(d)           So long as any Letter of Credit is outstanding and has not been fully collateralized pursuant to Section 3.02(A)(a) and/or Section 8, the Borrower agrees to pay to the respective Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Facing Fee”) computed for each day at the rate of 0.125% per annum on the Stated Amount of all such Letters of Credit outstanding on such day, provided that there will be a minimum Facing Fee per year for each Letter of Credit of $500 (which is not an additional fee).  Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter.

(e)           The Borrower agrees to pay directly to the respective Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit such amount, if any, as shall at the time of such issuance, payment or amendment be the administrative charge which such Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of, letters of credit issued by it.

(f)            The Borrower shall pay to (x) each Agent on the Initial Borrowing Date, for its own account and/or for distribution to the Lenders, such fees as heretofore agreed by the Borrower and the Agents and (y) the Administrative Agent, for its own account, such other fees as agreed to between the Borrower and the Administrative Agent, when and as due.

(g)           The Borrower shall pay to the Administrative Agent for distribution to each Incremental B Term Lender such fees and other amounts, if any, as are specified in the relevant Incremental B Term Commitment Agreement, with such fees and other amounts, if any, to be payable on the respective Incremental B Term Loan Borrowing Date.

(h)           All computations of Fees shall be made in accordance with Section 11.07(b).

2.02  Voluntary Reduction of Commitments.  (a)  Upon at least three Business Day’s prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice shall be deemed to be given on a certain day only if given before 2:00 P.M. (New York time) on such day and shall be promptly transmitted by the Administrative Agent to each of the Lenders), the Borrower shall have the right, without premium or penalty, to reduce, in whole or in part, the Total Unutilized Revolving Commitment or the Total Delayed-Draw B Term Commitment, provided that (w) any such partial reduction shall apply to proportionately and permanently reduce the Revolving Commitments or Delayed-Draw B Term Commitments, as the case may be, of each Lender with such a Commitment, (x) in the case of any reduction to the Total Unutilized Revolving Commitment, no such reduction shall reduce any Lender’s Revolving Commitment by an amount greater than the then Unutilized Revolving Commitment of such Lender, (y) in the case of any reduction to the Total Unutilized Revolving Commitment, no such reduction shall cause the Blocked Revolving Commitment to exceed the Total Unutilized Revolving Commitment (as determined immediately after giving effect to such reduction) and (z) any partial reduction pursuant to this Section 2.02(a) shall be in integral multiples of $1,000,000.

(b)           In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 11.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 11.12(b), upon two Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Delayed-Draw B Term Commitment and/or Revolving Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 1.11 but excluding amounts owing in respect of Loans of any Facility maintained by such Lender, if such Loans are not being repaid pursuant to Section 11.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Annex I shall be deemed modified to reflect such changed amounts) and at such time, unless the respective Lender continues to have outstanding Commitments and/or Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 1A.06, 3.04, 11.01 and 11.06), which shall survive as to such repaid Lender.

2.03  Mandatory Adjustments of Commitments, etc.  (a)  Each of the Total Initial B Term Commitment, the Total Delayed-Draw B Term Commitment and the Total Revolving Commitment (and the Initial B Term Commitment, Delayed-Draw B Term Commitment and Revolving Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Expiration Date unless the Initial Borrowing Date has occurred on or before such date.

(b)           The Total Initial B Term Commitment (and the Initial B Term Commitment of each Initial B Term Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the making of Initial B Term Loans on such date).

(c)           The Total Delayed-Draw B Term Commitment (and the Delayed-Draw B Term Commitment of each Lender with such a Commitment) shall terminate in its entirety (to the extent not theretofore terminated) on the Delayed-Draw B Term Commitment Termination Date (after giving effect to any incurrence of Delayed-Draw B Term Loans on such date).

(d)           The Total Delayed-Draw B Term Commitment shall (i) be reduced on each date on which Delayed-Draw B Term Loans are incurred (after giving effect to the making of Delayed-Draw B Term Loans on such date) in an amount equal to the aggregate principal amount of the Delayed-Draw B Term Loans incurred on such date and (ii) prior to the termination of the Total Delayed-Draw B Term Commitment as provided in Section 2.03(c) and preceding clause (i), be reduced on each date on which both (x) no B Term Loans are outstanding (after giving effect to the application on or prior to such date of the provisions of Sections 3.02(A)) and (y) B Term Loans, had there been any still outstanding, would have been required to be repaid pursuant to Sections 3.02(A)(b), (c), (d) or (e), by the amount, if any, by which the amount required to be applied pursuant to said Sections as a result of the events described therein (determined as if an unlimited amount of B Term Loans were actually outstanding) exceeds the aggregate principal amount of B Term Loans being repaid as a result of such events.

(e)           The Total Incremental B Term Commitment (and the Incremental B Term Commitment of each Incremental B Term Lender with such a Commitment) pursuant to an Incremental B Term Commitment Agreement shall terminate in its entirety on the related Incremental B Term Loan Borrowing Date therefor (after giving effect to the making of Incremental B Term Loans on such date).

(f)            The Total Revolving Commitment (to the extent outstanding) shall be reduced on each date on which both (x) no B Term Loans are outstanding (after giving effect to the application on or prior to such date of the provisions of Sections 3.02(A)) and the Total Delayed-Draw B Term Commitment has terminated (after giving effect to the application on or prior to such date of the provisions of Sections 2.03(c) and (d)) and (y) B Term Loans, had there been any still outstanding, would have been required to be repaid pursuant to Sections 3.02(A)(b), (c), (d) or (e), by the amount, if any, by which the amount required to be applied pursuant to said Sections as a result of the events described therein (determined as if an unlimited amount of B Term Loans were actually outstanding) exceeds the sum of the Delayed-Draw B Term Commitments being terminated and the aggregate principal amount of B Term Loans being repaid, in either case as a result of such events; provided, however, that in no event shall the Total Revolving Commitment be reduced below $50,000,000 as a result of the application of this Section 2.03(f).

(g)           The Total Revolving Commitment shall terminate in its entirety on the earlier of (x) the RF Maturity Date and (y) the date on which a Change of Control occurs.

(h)           Each partial reduction of the Commitments under a Facility pursuant to this Section 2.03 shall apply proportionately to reduce the Commitment of each Lender under such Facility.

SECTION 3.  Payments.

3.01  Voluntary Prepayments.  The Borrower shall have the right to prepay Loans, in whole or in part, without premium or penalty, from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are B Term Loans, RF Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower prior to 12:00 Noon (New York time) at least one Business Day prior to the date of such prepayment with respect to Base Rate Loans (other than Swingline Loans, with respect to which notice shall be given by the Borrower on the date of prepayment) and at least three Business Days prior to the date of such prepayment with respect to Eurodollar Loans, and which notice (except in the case of a prepayment of Swingline Loans) shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000 (or $100,000, in the case of a partial prepayment of any Borrowing of Swingline Loans), provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) except as provided in clause (v) below, each prepayment in respect of any Loans of a given Facility made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of RF Loans pursuant to this Section 3.01, such prepayment shall not be applied to any RF Loans of a Defaulting Lender; (iv) at the time of any prepayment of Eurodollar Loans pursuant to this Section 3.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11; and (v) in the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 11.12(b), the Borrower may, upon two Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 1.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Facility which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 11.12(b), so long as (A) in the case of the repayment of RF Loans of any Lender pursuant to this clause (v), the Revolving Commitment of such Lender is terminated concurrently with such repayment (at which time Annex I shall be deemed modified to reflect the changed Revolving Commitments) and (B) the consents required by Section 11.12(b) in connection with the repayment pursuant to this clause (v) shall have been obtained.

3.02  Mandatory Prepayments.

(A)          Requirements:

(a)           (i) If on any date (and after giving effect to all other repayments on such date) the sum of (I) the aggregate outstanding principal amount of RF Loans made by Non-Defaulting Lenders, (II) the aggregate outstanding principal amount of all Swingline Loans and (III) the Letter of Credit Outstandings (less any amount thereof as to which Section 1A.01(c) Arrangements are in place) exceeds the Adjusted Total Available Revolving Commitment as then in effect, the Borrower shall repay on such date the principal of outstanding Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, the principal of outstanding RF Loans of Non-Defaulting Lenders in an aggregate amount equal to such excess.  If, after giving effect to such repayment or repayments, the Letter of Credit Outstandings (less any amount thereof as to which Section 1A.01(c) Arrangements are in place) exceeds the Adjusted Total Available Revolving Commitment then in effect, the Borrower shall pay to the Collateral Agent an amount in cash and/or Cash Equivalents equal to such excess and the Collateral Agent shall hold such payment as security for the obligations of the Borrower in respect of Letters of Credit owing to Non-Defaulting Lenders pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Collateral Agent (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Collateral Agent, until all proceeds are applied to such secured obligations or until all Letters of Credit so secured expire undrawn, at which time such amount shall be returned to the Borrower).

(ii)           On any date on which the aggregate outstanding principal amount of the RF Loans made by any Defaulting Lender exceeds the Available Revolving Commitment of such Defaulting Lender, the Borrower shall prepay on such date principal of outstanding RF Loans of such Defaulting Lender in an amount equal to such excess.

(b)           On the fifth Business Day following the date of receipt thereof on or after the Effective Date by the Borrower and/or any of its Subsidiaries of the Net Cash Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds from such Asset Sale shall be applied as a mandatory repayment of principal of the then outstanding B Term Loans, provided that up to 100% of the Net Cash Proceeds from Asset Sales shall not be required to be used to so repay B Term Loans to the extent (i) the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be used within 270 days of such Asset Sale to finance Permitted Acquisitions (a “Reinvestment Election”) or (ii) in the case of Net Cash Proceeds from an Asset Sale constituting a Non-Core Asset Sale and so long as RF Loans in an aggregate principal amount equal to at least such amount of Net Cash Proceeds were incurred to finance Permitted Acquisitions within 120 days prior to the date of receipt of such Net Cash Proceeds, the Borrower applies all (and not less than all) of such Net Cash Proceeds to repay outstanding principal of RF Loans in accordance with Section 3.01 (a “Repayment Election”).  The Borrower may exercise (x) its Repayment Election with respect to a Non-Core Asset Sale as provided above if (A) no Default or Event of Default exists and (B) the Borrower delivers a written notice signed by an Authorized Officer to the Administrative Agent no later than five Business Days following the respective Non-Core Asset Sale stating that it has incurred RF Loans in an aggregate principal amount equal to or greater than the Net Cash Proceeds received from such Non-Core Asset Sale to finance a Permitted Acquisition within the time period specified in clause (ii) above and specifying the relevant Permitted Acquisition(s) consummated during such period and (y) its Reinvestment Election with respect to an Asset Sale if (A) no Default or Event of Default exists and (B) the Borrower delivers a Reinvestment Notice to the Administrative Agent no later than five Business Days following the date of the consummation of the respective Asset Sale, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.  Notwithstanding the foregoing provisions of this Section 3.02(A)(b), in no event shall the Borrower or any of its Subsidiaries use any proceeds from any Asset Sale to make any voluntary or mandatory repayment or prepayment of Permitted Senior Unsecured Notes or Permitted Junior Capital and, in each case, before any such obligation to use such proceeds to make such repayment shall arise, the Borrower or the respective Subsidiary shall reinvest the respective amounts pursuant to a Reinvestment Election as, and to the extent, permitted above in this Section 3.02(A)(b) or apply such proceeds as a mandatory prepayment and/or commitment reduction in accordance with the requirements of Section 3.02(B), 2.03(d) or 2.03(f), as applicable.

(c)           On the Business Day following the receipt thereof by the Borrower, an amount equal to 100% of the Net Cash Proceeds from the issuance of Permitted Senior Unsecured Notes and Permitted Junior Capital shall be applied as a mandatory repayment of principal of the then outstanding B Term Loans; provided that, notwithstanding the foregoing, the Net Cash Proceeds from any issuance of Permitted Senior Unsecured Notes or Permitted Junior Capital by the Borrower after the Initial Borrowing Date shall not be required to be applied to repay principal of outstanding B Term Loans as otherwise required above, so long as (i) no Default or Event of Default then exists or would result from the respective issuance of such Permitted Senior Unsecured Notes or Permitted Junior Capital, as the case may be, (ii) calculations are made by the Borrower demonstrating compliance with the covenants contained in Sections 7.11 and 7.12 for the Calculation Period most recently ended prior to the date of such issuance of Permitted Senior Unsecured Notes or Permitted Junior Capital, as the case may be, on a Pro Forma Basis (as if the respective Permitted Senior Unsecured Notes or Permitted Junior Capital, as the case may be, had been issued on the first day of such Calculation Period), (iii) in the case of any issuance of Permitted Junior Capital consisting of Permitted Senior Subordinated Notes or Disqualified Preferred Stock, calculations are made by the Borrower demonstrating compliance with a Senior Secured Leverage Ratio of less than 3.75:1.00 for the Calculation Period most recently ended prior to the date of such issuance of Permitted Junior Capital on a Pro Forma Basis (as if the respective Permitted Junior Capital had been issued on the first day of such Calculation Period), (iv) in the case of any issuance of Permitted Senior Unsecured Notes, calculations are made by the Borrower demonstrating compliance with a Senior Secured Leverage Ratio of less than 3.00:1.00 for the Calculation Period most recently ended prior to the date of such issuance of Permitted Senior Unsecured Notes on a Pro Forma Basis (determined as if the respective Permitted Senior Unsecured Notes had been issued on the first day of such Calculation Period and after giving effect to any concurrent prepayment of B Term Loans with a portion of the Net Cash Proceeds from the issuance thereof), (v) all of the Net Cash Proceeds from such issuance of Permitted Senior Unsecured Notes or Permitted Junior Capital, as the case may be, shall have been used (except to the extent of any portion thereof applied to make a concurrent prepayment of B Term Loans pursuant to, and in accordance with the requirements of, Section 3.01) to effect a Permitted Acquisition in accordance with the requirements of Section 6.10 and/or concurrently utilized by the Borrower (x) to make a voluntary prepayment of RF Loans pursuant to, and in accordance with the requirements of, Section 3.01 in an aggregate principal amount equal to the aggregate principal amount of RF Loans actually incurred by the Borrower to finance a Permitted Acquisition and/or (y) to redeem and/or refinance Permitted Senior Unsecured Notes and/or Permitted Junior Capital in an amount equal to the principal amount or aggregate liquidation preference of or the Net Cash Proceeds from, as the case may be, the Permitted Senior Unsecured Notes or Permitted Junior Capital, as the case may be, actually issued to finance Permitted Acquisition(s) or Permitted Acquisitions (and pay related accrued interest and dividends thereon, if any), in any such case within the 364-day period prior to such issuance of Permitted Senior Unsecured Notes or Permitted Junior Capital, as the case may be, and (vi) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of preceding clauses (i), (ii), (iii), (iv) and (v) and containing the calculations required by preceding clauses (ii), (iii) and (iv), as applicable.

(d)           On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a repayment of the principal amount of the then outstanding B Term Loans.

(e)           On the date of delivery of each Quarterly Compliance Certificate pursuant to Section 6.01(e) demonstrating that the Leverage Ratio as at the last day of the fiscal quarter of the Borrower covered by such Quarterly Compliance Certificate is greater than 5.00:1.00 (or, if the Borrower shall have failed to deliver a Quarterly Compliance Certificate as required by Section 6.01(e) with respect to any fiscal quarter of the Borrower, on the date of the required delivery of a Quarterly Compliance Certificate for such fiscal quarter pursuant to said Section), an amount equal to 50% of the increase, if any, in Cumulative Distributable Cash during such fiscal quarter shall be applied as a mandatory repayment of principal of the then outstanding B Term Loans; provided that, so long as (x) no Default or Event of Default exists at the time of the required mandatory repayment pursuant to this clause (e) and (y) no Dividend Suspension Period existed during the fiscal quarter of the Borrower ended immediately prior to such fiscal quarter, the Borrower shall not be so required to repay B Term Loans as otherwise required by this clause (e); provided however, that if the Borrower is subsequently prohibited from paying Dividends on the Borrower Common Stock during the fiscal quarter of the Borrower immediately succeeding such fiscal quarter as a result of the existence of a Dividend Suspension Period, a Default or an Event of Default, a mandatory repayment of B Term Loans shall be required within 60 days after the last day of such immediately succeeding fiscal quarter in the amount originally required by this clause (e) for the respective prior fiscal quarter (determined without regard to this and the immediately preceding proviso).

(f)            To the extent not theretofore repaid pursuant to the provisions of this Agreement, (i) all outstanding RF Loans and Swingline Loans shall be repaid in full upon the termination of the Total Revolving Commitment, (ii) all outstanding B Term Loans and RF Loans shall be repaid in full on the relevant Maturity Date therefor, (iii) all outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date and (iv) all outstanding B Term Loans shall be repaid in full on the date a Change of Control occurs.

(B)           Application:

With respect to each prepayment of Loans required by Section 3.02(A), the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate Loans; (ii) except for the differing treatments of Defaulting Lenders and Non-Defaulting Lenders as expressly provided in Section 3.02(A)(a), each prepayment of any Loans under a Facility made pursuant to a given Borrowing shall be applied pro rata among such Loans; (iii) repayments of Eurodollar Loans pursuant to this Section 3.02 may only be made on the last day of an Interest Period applicable thereto unless (x) all Eurodollar Loans of the respective Facility with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Facility have been paid in full and/or (y) concurrently with such repayment, the Borrower pays all breakage costs and other amounts owing to each Lender pursuant to Section 1.11.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.  Notwithstanding the foregoing provisions of this Section 3.02, if at any time the mandatory repayment of Loans pursuant to this Section 3.02 would result, after giving effect to the procedures set forth in clause (iii) of the second preceding sentence, in the Borrower incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Eurodollar Loans, “Affected Loans”), the Borrower may (in lieu of making such payment) elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable.  At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account).

3.03  Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in Dollars at the Payment Office, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.  Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

3.04  Net Payments.  (a)  All payments made by the Borrower hereunder and/or under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 3.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement and/or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or therein.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 11.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor form)) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 3.04 Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse of time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 3.04 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 3.04(b).  Notwithstanding anything to the contrary contained in Section 3.04(a), but subject to Section 11.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable by it hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 3.04(a) hereof to gross-up payments to be made by it to a Lender in respect of income or similar taxes imposed by the United States (I) if such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 3.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.04 and except as set forth in Section 11.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 3.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such income or similar taxes.

(c)           If the Borrower pays any additional amount under this Section 3.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion (but acting in good faith), determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction or credit.

SECTION 4.  Conditions Precedent.

4.01  Conditions Precedent to Initial Borrowing Date and the Initial Incurrence of Loans.  The obligation of the Lenders to make Loans hereunder and the obligation of each Letter of Credit Issuer to issue Letters of Credit hereunder, in each case on the Initial Borrowing Date, are subject to the satisfaction of each of the following conditions at such time:

(a)           Effectiveness; Notes.  (i)  The Effective Date shall have occurred as provided in Section 11.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender requesting same the appropriate Note or Notes executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

(b)           Opinions of Counsel.  The Administrative Agent shall have received (i) from Paul, Hastings, Janofsky & Walker LLP, special counsel to the Credit Parties, an opinion addressed to each Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date substantially in the form of Exhibit D and (ii) from local and special FCC counsel to the Pledge Parties reasonably satisfactory to the Agents, such opinions as the Agents may reasonably request, which opinions shall (x) be addressed to each Agent, the Collateral Agent and each of the Lenders and be dated the Initial Borrowing Date, (y) cover such other matters incident to the transactions contemplated herein as the Agents may reasonably request and (z) be in form, scope and substance reasonably satisfactory to the Agents.

(c)           Company Proceedings.  (i)  The Administrative Agent shall have received a certificate, dated the Initial Borrowing Date, signed by an Authorized Officer in the form of Exhibit E with appropriate insertions and deletions, together with (x) copies of the certificate of incorporation, by-laws or other organizational documents of each Pledge Party and (y) the resolutions of each Pledge Party referred to in such certificate and all of the foregoing (including each such organizational document) shall be reasonably satisfactory to the Administrative Agent and (z) a statement that all of the applicable conditions set forth in Sections 4.01(e), (f), (g), (k), (l) and (n) and 4.02(b) have been satisfied as of such date.

(ii)           On the Initial Borrowing Date, all Company proceedings, all legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of Company proceedings and governmental approvals, if any, which the Agents may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

(d)           Plans; etc.  On or prior to the Initial Borrowing Date, there shall have been made available to the Administrative Agent true and correct copies of the following documents, in each case as same will be in effect on the Initial Borrowing Date after the consummation of the Transaction:

(i)            all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan,” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans,” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of the Borrower or any of its

Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in 4001(a)(3) of ERISA, only to the extent that any document described herein is in the possession of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan);

(ii)           any collective bargaining agreements or any other similar agreement or arrangements covering the employment arrangements of the employees of the Borrower or any of its Subsidiaries;

(iii)          all agreements entered into by the Borrower or any Subsidiary governing the terms and relative rights of its capital stock or other equity interests;

(iv)          any material agreement with respect to the management of the Borrower or any of its Subsidiaries;

(v)           any material employment agreements entered into by the Borrower or any of its Subsidiaries; and

(vi)          any tax sharing, tax allocation and other similar agreements entered into by the Borrower and/or any of its Subsidiaries with any entity not a Pledge Party;

with all of the foregoing to be reasonably satisfactory to the Administrative Agent.

(e)           Adverse Change, etc.  Since December 31, 2003, nothing shall have occurred, and neither any Agent nor the Required Lenders shall have first become aware of any facts or conditions not previously known, in each case which any Agent or the Required Lenders shall reasonably determine has had, or is reasonably likely to have, a Material Adverse Effect.

(f)            Litigation.  There shall be no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (a) with respect to this Agreement or any other Document or (b) which any Agent or the Required Lenders shall reasonably determine has had, or is reasonably likely to have, a Material Adverse Effect.

(g)           Approvals.  All necessary material governmental and third party approvals in connection with the Documents (including, without limitation, all necessary material approvals required by the FCC and the applicable PUCs) shall have been obtained and remain in effect.

(h)           Subsidiary Guaranty.  Each 1st-Tier Subsidiary of the Borrower on the Initial Borrowing Date shall have duly authorized, executed and delivered a Subsidiary Guaranty in the form of Exhibit F hereto (as modified, amended, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiary Guaranty”), and the Subsidiary Guaranty shall be in full force and effect.

(i)            Pledge Agreement.  The Borrower, each 1st-Tier Subsidiary of the Borrower on the Initial Borrowing Date and each Parent Company that is a Subsidiary on the Initial Borrowing Date shall have each duly authorized, executed and delivered a Pledge

Agreement in the form of Exhibit G (as modified, amended, restated and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as pledgee thereunder:

(i)             all of the Collateral, if any, referred to therein and then owned by such Persons, (x) endorsed in blank in the case of promissory notes constituting Collateral and (y) together with executed and undated transfer powers in the case of certificated equity interests constituting Collateral;

(ii)           proper Financing Statements (Form UCC-1 or the equivalent) fully executed (where required) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Pledge Agreement;

(iii)          certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name any Pledge Party or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (ii) above, together with copies of such other financing statements that name any Pledge Party or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral, except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing); and

(iv)          evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the Pledge Agreement have been taken;

and the Pledge Agreement shall be in full force and effect.

(j)            Solvency.  The Borrower shall have delivered to the Administrative Agent a solvency certificate, dated the Initial Borrowing Date and in the form of Exhibit H hereto.

(k)           Initial Public Offering.  On the Initial Borrowing Date, the Borrower shall have (x) issued shares of Borrower Common Stock pursuant to an underwritten initial public generating gross cash proceeds (calculated before underwriting costs) of approximately $462.5 million (the “IPO”) and (y) utilized the full amount of the cash proceeds described in preceding clause (x) to make payments owing in connection with the Transaction prior to the utilization by the Borrower of any proceeds of Loans for such purpose.  On the Initial Borrowing Date, (i) the IPO shall have been consummated in accordance with the terms and conditions of the IPO Documents and all applicable law, (ii) the Administrative Agent shall have received true and correct copies of all IPO Documents and (iii) all conditions precedent to the consummation of the IPO as set forth in the IPO Documents shall have been satisfied, and not waived unless consented to by each Agent and the Required Lenders, to the reasonable satisfaction of each Agent and the Required Lenders.

(l)            Refinancing.  (i)  Prior to the Initial Borrowing Date and the Credit Events then occurring, the Borrower shall have commenced tender offers and consent solicitations with respect to each issue of outstanding Existing Tender Offer Notes (the “Tender Offers and Consent Solicitations”) pursuant to which (I) the Borrower shall offer, subject to the Minimum Tender Offer Condition for each such Tender Offer and Consent Solicitation and the other terms and conditions contained therein, to purchase all of the outstanding Existing Tender Offer Notes at a cash price equal to $1000 per $1000 principal amount, plus accrued and unpaid interest thereon, (II) consents shall be solicited to proposed amendments (the “Existing Tender Offer Notes Indenture Amendments”) to each of the Existing Tender Offer Notes Indentures, which amendments shall, inter alia, provide for the substantial elimination of the covenants contained in each of the Existing Tender Offer Notes Indentures (including, without limitation, limitations on restricted payments, dividends, transactions with affiliates, indebtedness and guarantees by subsidiaries) and (III) the Borrower shall offer to pay to each holder of Existing Tender Offer Notes which validly consents to the relevant Existing Tender Offer Notes Indenture Amendment a consent fee in an amount not to exceed $20 for each $1,000 principal amount of such holder’s Existing Tender Offer Notes.  All terms and conditions of the Tender Offers and Consent Solicitations and the Existing Tender Offer Notes Indenture Amendments shall be reasonably satisfactory to the Agents, and in any event, the Tender Offers and Consent Solicitations shall provide that the period for tendering Existing Tender Offer Notes pursuant thereto shall terminate on or prior to the Initial Borrowing Date.

(ii)           On or prior to the Initial Borrowing Date, (x) holders of at least 75% (or, in the case of the Existing 2008 Senior Subordinated Notes, 51%) of the aggregate outstanding principal amount of each series of outstanding Existing Tender Offer Notes shall have validly tendered, and not withdrawn, their Existing Tender Offer Notes and provided their “Consent” pursuant to, and in accordance with the requirements of, the Tender Offer and Consent Solicitation therefor, and (y) the Borrower and the trustees under each of the Existing Tender Offer Notes Indentures shall have duly executed and delivered the Existing Tender Offer Notes Indenture Supplements and same shall have become effective in accordance with their terms and the terms of the relevant Existing Tender Offer Notes Indenture.

(iii)          On the Initial Borrowing Date (and concurrently with the Credit Events occurring on such Date), the Borrower shall have deposited into a segregated account (the “Segregated Account”) proceeds of Initial B Term Loans in an aggregate principal amount equal to the sum of (x) the aggregate principal amount of the Existing 2008 Senior Subordinated Notes not validly tendered (or validly tendered and subsequently withdrawn) pursuant to the Tender Offer and Consent Solicitation therefor plus (y) all unpaid interest accruing and applicable call premiums thereon through the 30th day following the Initial Borrowing Date (the “Redemption Date”).

(iv) On the Initial Borrowing Date, the Borrower shall have delivered an irrevocable “notice of redemption” to the trustee under the Existing 2008 Senior Subordinated Notes Indenture pursuant to, and in accordance with the requirements of, the Existing 2008 Senior Subordinated Notes Indenture.

(v)           On or prior to the Initial Borrowing Date, the Borrower shall have redeemed or repurchased all of its outstanding shares of Series A Preferred Stock for an aggregate redemption price (including any and all accrued but unpaid dividends with respect to the Series A Preferred Stock) equal to approximately $131.0 million.

(vi)          On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date, approximately $194.8 million of Indebtedness of the Borrower and its Subsidiaries, consisting of all Indebtedness under the Existing Credit Agreement (other than Existing Letters of Credit) and all but approximately $2.2 million in aggregate principal amount of the Existing Seller/Opco Notes, shall have been repaid in full, together with all fees, accrued interest and other amounts owing thereon (collectively, the “Additional Refinanced Indebtedness”), all commitments under the documents evidencing Additional Refinanced Indebtedness shall have been terminated, all letters of credit issued pursuant to the documents evidencing the Additional Refinanced Indebtedness shall have been terminated or incorporated hereunder as Letters of Credit as contemplated by Section 1A.01(d) and all guaranties issued in support of such Additional Refinanced Indebtedness shall have been terminated.

(vii)         On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Additional Refinanced Indebtedness shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.  Without limiting the foregoing, there shall have been delivered to the Administrative Agent proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Additional Refinanced Indebtedness and the documentation related thereto, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(viii)        On the Initial Borrowing Date and after giving effect to the consummation of the Transaction (including the Tender Offer and Consent Solicitation Consummation as if the same had occurred on such date but excluding the Existing 2008 Senior Subordinated Notes Redemption and the Optional Non-2008 Tender Offer Notes Refinancing), the Borrower and its Subsidiaries shall have no outstanding preferred equity or Indebtedness, except for (i) Indebtedness pursuant to or in respect of the Credit Documents, (ii) Existing Tender Offer Notes not repurchased pursuant to the Tender Offer and Consent Solicitation Consummation in an aggregate outstanding principal amount not to exceed $48.0 million and (iii) such other existing Indebtedness of the Borrower and its Subsidiaries, if any, as shall be permitted by the Agents and Required Lenders to remain outstanding (all of which Indebtedness described in this subclause (iii) shall be required to be specifically listed as Scheduled Existing Indebtedness).  On and as of the Initial Borrowing Date, all Indebtedness described in the immediately preceding sentence shall remain outstanding after giving effect to the Transaction (other than the Existing 2008 Senior Subordinated Notes Redemption and the Optional Non-2008 Tender Offer Notes Refinancing) and the other transactions contemplated hereby without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby.

(m)          Intercompany Subordination Agreement.  The Borrower and each of its Subsidiaries shall have duly authorized, executed and delivered a Subordination Agreement substantially in the form of Exhibit J hereto (as amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Intercompany Subordination Agreement”), and the Intercompany Subordination Agreement shall be in full force and effect.

(n)           Fees.  The Borrower shall have paid to the Agents and the Lenders all Fees and expenses agreed upon by such parties to be paid on or prior to the Initial Borrowing Date (for which, in the case of legal fees and expenses, the Borrower shall have received in advance a written invoice in reasonable detail).

(o)           Projections.  On or prior to the Initial Borrowing Date, each of the Agents and the Lenders shall have received detailed projected consolidated financial statements of the Borrower and its Subsidiaries for the period from the Initial Borrowing Date through the Term Loan Maturity Date (“Projections”), which Projections shall (x) reflect the forecasted consolidated financial condition of the Borrower and its Subsidiaries after giving effect to the Transaction and (y) be reasonably satisfactory in form and substance to the Agents.

4.02  Conditions Precedent to All Loans (other than RF Loans and Delayed-Draw B Term Loans Incurred to Finance an Optional Non-2008 Tender Offer Notes Redemption and RF Loans Incurred on the Redemption Date to Finance the Existing 2008 Senior Subordinated Notes Redemption).  The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date and on each Incremental B Term Loan Borrowing Date but excluding (x) RF Loans and Delayed-Draw B Term Loans made to finance an Optional Non-2008 Tender Offer Notes Redemption, (y) RF Loans incurred on the Redemption Date to finance the Existing 2008 Senior Subordinated Notes Redemption and (z) Mandatory Borrowings made after the Initial Borrowing Date, which shall be made as provided in Section 1.01(e)), and of each Letter of Credit Issuer to issue Letters of Credit, is subject, at the time of the making of each such Loan and the issuance of each such Letter of Credit, to the satisfaction of the following conditions:

(a)           Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03 (or, in the case of a Swingline Loan, the notice referred to in Section 1.03(b)(i)) or a Letter of Credit Request meeting the requirements of Section 1A.03.

(b)           No Default; Representations and Warranties.  At the time of each making of Loans and each issuance of a Letter of Credit and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loans or issuance of such Letter of Credit, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(c)           Regulation U.        If at any time any Margin Stock is pledged or required to be pledged pursuant to the Pledge Agreement, all actions required to be taken pursuant to Section 6.12 shall have been taken to the reasonable satisfaction of the Administrative Agent.

4.03  Special Condition Precedent to Incurrence of RF Loans and Delayed-Draw B Term Loans Incurred to Finance an Optional Non-2008 Tender Offer Notes Redemption and of RF Loans Incurred on the Redemption Date to Finance the Existing 2008 Senior Subordinated Notes Redemption.  The obligation of each Lender to (x) make RF Loans and Delayed-Draw B Term Loans to finance any Optional Non-2008 Tender Offer Notes Redemption and (y) make RF Loans on the Redemption Date to finance the Existing 2008 Senior Subordinated Notes Redemption, is subject to the absence, at the time of making such Loans and also after giving effect thereto, of any Default or Event of Default under Section 8.01 or 8.05.

The occurrence of the Initial Borrowing Date and the acceptance of the benefits or proceeds of each Credit Event shall constitute a representation and warranty by the Borrower to each Agent, each Letter of Credit Issuer and each of the Lenders that all the conditions specified in Section 4 and applicable to such Credit Event have been satisfied as of that time.  All of the certificates, legal opinions and other documents and papers referred to in Sections 4.01 and 4.02, unless otherwise specified, shall be delivered to the Administrative Agent for the benefit of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be reasonably satisfactory in form and substance to the Agents.

SECTION 5.  Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement, to make the Loans and to issue and/or participate in Letters of Credit, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:

5.01  Company Status.  Each of the Borrower and its Subsidiaries (i) is a duly organized and validly existing Company and is in good standing, in each case under the laws of the jurisdiction of its organization and has the Company power and authority to own its property and assets and to transact the business in which it is engaged and (ii) is duly qualified and is authorized to do business and, to the extent relevant, is in good standing in all jurisdictions where it is required to be so qualified except where the failure to be so qualified, authorized or in good standing would not be reasonably likely to have a Material Adverse Effect.

5.02  Company Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in equity or at law).

5.03  No Violation.  Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party nor compliance with the terms and provisions thereof, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will violate, conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Pledge Agreement) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the organizational documents (including by-laws) of the Borrower or any of its Subsidiaries.

5.04  Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to any Credit Document, (ii) with respect to the Transaction or any other Document or (iii) with respect to the Borrower or any of its Subsidiaries that have had, or that are reasonably likely to have, a Material Adverse Effect.  Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the incurrence of any Credit Event.

5.05  Use of Proceeds; Margin Regulations.  (a)  The proceeds of all Initial B Term Loans shall be utilized solely to finance, in part, the Refinancing (including to fund the Segregated Account and to finance the Existing 2008 Senior Subordinated Notes Redemption but excluding the Optional Non-2008 Tender Offer Notes Refinancing) and to pay certain fees and expenses relating to the Transaction.

(b)           The proceeds of all Delayed-Draw B Term Loans shall be utilized solely to finance the Optional Non-2008 Tender Offer Notes Refinancing.

(c)           The proceeds of all Incremental B Term Loans shall be utilized for general corporate and working capital purposes of the Borrower and its Subsidiaries (including, without limitation, to finance Permitted Acquisitions).

(d)           The proceeds of RF Loans may be used (x) on the Initial Borrowing Date to finance, in part, the Refinancing (other than the Existing 2008 Senior Subordinated Notes Redemption and the Optional Non-2008 Tender Offer Notes Refinancing) and to pay certain fees and expenses relating to the Transaction and (y) for working capital, general corporate and capital expenditure requirements of the Borrower and its Subsidiaries (including to finance Permitted Acquisitions, the Existing 2008 Senior Subordinated Notes Redemption and the Optional Non-2008 Tender Offer Notes Refinancing, to repay any Existing Seller/Opco Notes not refinanced pursuant to the Refinancing and, subject to the satisfaction of the Minimum Liquidity Condition, to pay dividends on Borrower Common Stock permitted to be paid pursuant to the terms of this Agreement); provided that no more than $13.0 million of proceeds of RF Loans may be incurred on the Initial Borrowing Date for the purposes described in preceding clause (x).

(e)           The proceeds of Swingline Loans may be used for the general corporate and working capital purposes of the Borrower and its Subsidiaries; provided that no proceeds from Swingline Loans may be used to finance the Refinancing or to pay fees and expenses incurred in connection with the Transaction.

(f)            Neither the making of any Loan hereunder, nor the use of the proceeds thereof, nor the occurrence of any other Credit Event, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock, provided that proceeds of RF Loans may be utilized to purchase Margin Stock (A) if such purchase (x) is pursuant to a Permitted Acquisition of the Person issuing such Margin Stock and (y) is effected pursuant to a friendly transaction (as determined by the Agents) not in violation of such Regulations T, U or X and (B) to the extent otherwise permitted by Sections 7.09(a)(ii), (iii) or (xvi).

(g)           The fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than the capital stock of the Borrower held in treasury) does not exceed $500,000.  At the time of each Credit Event, not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole (including all capital stock of the Borrower held in treasury) will constitute Margin Stock.

5.06  Governmental Approvals.  Except for such consents, approvals and filings as have been obtained or made on or prior to the Initial Borrowing Date and remain in full force and effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority (including, without limitation, the FCC and applicable PUCs), or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.

5.07  Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.08  Public Utility Holding Company Act.  Neither the Borrower nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.09  True and Complete Disclosure.  All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Lenders for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Lenders hereunder will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.  The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made (it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such assumptions and estimates may prove to be inaccurate).

5.10  Financial Condition; Financial Statements.  (a)  On and as of the Initial Borrowing Date, on a pro forma basis after giving effect to the Transaction and all Indebtedness incurred, and to be incurred (including, without limitation, the Loans and the application of the proceeds thereof), and Liens created, and to be created, by each Credit Party in connection therewith, with respect to the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (on a consolidated basis), (x) the fair valuation of all of the tangible and intangible assets of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (on a consolidated basis) will exceed its or their debts, (y) it has or they have not incurred nor intended to, nor believes or believe that it or they will, incur debts beyond its or their ability to pay such debts as such debts mature and (z) it or they will not have unreasonably small capital with which to conduct its or their business.  For purposes of this Section 5.10, “debt” means any liability on a claim, and “claim” means (i) the right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(b)           (i)  The audited consolidated statements of financial condition of the Borrower and its Subsidiaries at December 31, 2001, December 31, 2002 and December 31, 2003 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the fiscal years of the Borrower ended on such dates, in each case furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby and (ii) the unaudited statement of financial condition of the Borrower and its Subsidiaries at September 30, 2004 and the related consolidated statement of income and cash flows and change in shareholder’s equity of the Borrower and its Subsidiaries for nine-month period of the Borrower ended on such date, in each case furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments.  All such financial statements have been prepared in accordance with GAAP and practices consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of unaudited financial statements, to normal year-end adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.  The pro forma consolidated balance sheet of the Borrower as at September 30, 2004, a copy of which has been included in the Rule 424(b) Prospectus filed with the SEC in connection with the IPO, presents a good faith estimate of the consolidated pro forma financial condition of the Borrower (after giving effect to the Transaction and all Indebtedness incurred or to be incurred in connection therewith) as at the date thereof.  Nothing has occurred since December 31, 2003 that has had, or is reasonably likely to have, a Material Adverse Effect.

(c)           Except as reflected in the financial statements described in Section 5.10(b) or in the footnotes thereto, there are as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, are reasonably likely to be material to the Borrower and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices.

(d)           On and as of the Initial Borrowing Date, the Projections have been prepared on a basis consistent with the financial statements referred to in Section 5.10(b) for the fiscal year of the Borrower ended December 31, 2003, and are based on good faith estimates and assumptions made by the management of the Borrower.  On the Initial Borrowing Date, such management believed that the Projections were reasonable and attainable (it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results).

5.11  Security Interests.  At any time on or after the Initial Borrowing Date, the Pledge Agreement creates, as security for the obligations purported to be secured thereby, a valid and enforceable Lien on all of the Collateral subject thereto at such time, superior to and prior to the rights of all third Persons and subject to no other Liens (except for Liens permitted under Section 7.03(a)), in favor of the Collateral Agent for the benefit of the Secured Creditors, which Lien has been perfected under applicable law.  No filings or recordings are required in order to perfect the Lien on the Collateral created under the Pledge Agreement, except for filings or recordings required in connection with the Pledge Agreement which shall have been made on or prior to the Initial Borrowing Date or as otherwise required in accordance with the terms of the Pledge Agreement.

5.12  Compliance With Statutes.  Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliance as has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

5.13  Tax Returns and Payments.  Each of the Borrower and its Subsidiaries has filed all U.S. federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries if and to the extent required by GAAP.  Each of the Borrower and its Subsidiaries has at all times paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all U.S. federal, state and foreign income taxes applicable for all prior fiscal years which are still open for audit and for the current fiscal year to date.  There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the

Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.

5.14  Compliance with ERISA.  (i)  Annex IV sets forth each Plan and Multiemployer Plan; (ii) except as set forth on Annex IV, each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code;  except as set forth on Annex IV, no Reportable Event has occurred with respect to a Plan; to the knowledge of the Borrower, no Multiemployer Plan is insolvent or in reorganization; except as set forth on Annex IV, no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds $3,000,000; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan or a Multiemployer Plan have been timely made; neither the Borrower nor any Subsidiary nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan or any Multiemployer Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary or any ERISA Affiliate of incurring a material liability to or on account of a Plan or, to the knowledge of the Borrower, of any Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; except as would not result in any material liability, no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or to the best knowledge of the Borrower expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Loan incurrence, would not exceed $50,000; except as would not result in a material liability, each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no Lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement.

5.15  Subsidiaries.  On and as of the Initial Borrowing Date and after giving effect to the consummation of the Transaction, the Borrower has no Subsidiaries other than those Subsidiaries listed on Annex III, which correctly sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of capital stock or other equity interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and are free of preemptive rights.  No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its capital stock or other equity interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or other equity interests or any stock appreciation or similar rights.

5.16  Intellectual Property.  Each of the Borrower and its Subsidiaries owns or holds a valid transferable license to use all the patents, trademarks, service marks, trade names, domain names, technology, know-how, copyrights, licenses, franchises and formulas or rights with respect to the foregoing, that are used in the operation of the business of the Borrower or such Subsidiary as presently conducted and are material to such business where the failure to own or hold a valid license is reasonably likely to have a Material Adverse Effect.

5.17  Environmental Matters.  Each of the Borrower and its Subsidiaries is in material compliance with all applicable Environmental Laws governing its business for which failure to comply is reasonably likely to have a Material Adverse Effect, and neither the Borrower nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above.  All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and each of the Borrower and its Subsidiaries is in substantial compliance therewith, except where the failure to secure or comply with such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect.  There are no Environmental Claims pending or, to the knowledge of the Borrower threatened, against the Borrower or any of its Subsidiaries with respect to which any decision, ruling or finding is reasonably likely to have a Material Adverse Effect.

5.18  Labor Relations.  No Credit Party is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation question, to the Borrower’s knowledge, existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities, to the Borrower’s knowledge, are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

5.19  Subordination.  The subordination provisions contained in the Existing 2008 Subordinated Notes Documents and the Existing 2010 Subordinated Notes Documents and, on and after the execution, delivery and/or incurrence thereof, any Permitted Senior Subordinated Notes Documents and any agreements or instruments relating to any Additional Permitted Subordinated Debt, and any Refinancing Indebtedness in respect of the foregoing, are enforceable against the Borrower, the Subsidiary Guarantors party thereto and the holders of such Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and the obligations of the Borrower and each Subsidiary Guarantor under the other Credit Documents are within the definitions of “Senior Debt” (or relevant similar term) and “Designated Senior Debt” or “Designated Guarantor Senior Debt”, as applicable, included in such subordination provisions.

5.20  Capitalization.  On the Initial Borrowing Date, after giving effect to the Transaction, the authorized capital stock of the Borrower shall consist of (i) 200,000,000 shares of common stock, $.01 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of such common stock, the “Borrower Common Stock”), of which 34,925,432 shares are issued and outstanding on the Initial Borrowing Date (including 473,716 shares of restricted stock awarded under the Borrower’s 2005 Stock Incentive Plan on the Initial Borrowing Date, which are deemed outstanding for purposes of GAAP) and (ii) 100,000,000 shares of preferred stock, $.01 per share, none of which is issued and outstanding on the Initial Borrowing Date.  All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights.  On the Initial Borrowing Date, the Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

SECTION 6.  Affirmative Covenants.  The Borrower hereby covenants and agrees that until the Commitments have terminated, no Notes or Letters of Credit are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 11.13 which are not then owing) incurred hereunder, are paid in full:

6.01  Information Covenants.  The Borrower will furnish to each Lender:

(a)           Annual Financial Statements.  As soon as available and in any event within 75 days after the close of each fiscal year of the Borrower, the consolidated and consolidating balance sheet of the Borrower and the Intermediary Holding Companies, as at the end of such fiscal year and the related consolidated and consolidating statements of operations and of cash flows for such fiscal year, and in each case setting forth comparative consolidated and consolidating figures for the preceding fiscal year, and (x) in the case of consolidated statements, examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower as a going concern or (y) in the case of consolidating statements, certified by the chief financial officer of the Borrower, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and the Intermediary Holding Companies, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to their attention or, if such a Default or Event of Default has come to their attention a statement as to the nature thereof.  If the Borrower has designated any Unrestricted Subsidiaries hereunder, then the annual financial information required by this Section 6.01(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower (although such separate presentation of financial information excluding the effects of Unrestricted Subsidiaries need not be audited).

(b)           Quarterly Financial Statements.  As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated and consolidating balance sheet of the Borrower and the Intermediary Holding Companies, as at the end of such quarterly period and the related consolidated and consolidating statements of operations and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated and consolidating figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail and certified by the chief financial officer or controller of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.  If the Borrower has designated any Unrestricted Subsidiaries hereunder, then the quarterly financial information required by this Section 6.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(c)           Budgets; etc.  Not more than 30 days after the commencement of each fiscal year of the Borrower ending after the Initial Borrowing Date, consolidated and consolidating budgets of the Borrower and its Subsidiaries in reasonable detail for each of the twelve months of such fiscal year as customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.

(d)           Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 6.01(a) and (b), a certificate of the chief financial officer or other Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate (i) if delivered with the financial statements required by Sections 6.01(a) and (b), shall set forth the calculations required to establish (I) the Interest Coverage Ratio, the Leverage Ratio and Senior Secured Leverage Ratio as at the last day of the fiscal year or fiscal quarter, as the case may be, covered by such financial statements and (II) whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 7.11 and 7.12 as at the end of such fiscal period, and (ii) if delivered with the financial statements required by Section 6.01(b), shall set forth Available Cash and Cumulative Distributable Cash, in each case determined as at the last day of the fiscal quarter of the Borrower covered by such financial statements.

(e)           Quarterly Compliance Certificate. Within 60 days following the end of each fiscal quarter of the Borrower (commencing with the first full fiscal quarter of the Borrower ending after the Initial Borrowing Date), a certificate (each, a “Quarterly Compliance Certificate”) from an Authorized Officer, which certificate shall set forth (i) the calculations required to establish (I) the Interest Coverage Ratio and the Leverage Ratio as of the last day of the Test Period then last ended and (II) the Available Cash and Cumulative Distributable Cash, in each case determined as at the last day of the Test Period then last ended, and (ii) the amount of Dividends, if any, that the Borrower intends to pay on the immediately succeeding date on which the Borrower’s dividend policy provides for Dividends to be paid by the Borrower on the Borrower Common Stock.

(f)            Notice of Default or Litigation.  Promptly, and in any event within five Business Days after any officer of the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (y) the commencement of, or any significant adverse development in, any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries or their assets or business (i) with respect to any Document or (ii) which has had, or is reasonably likely to have, a Material Adverse Effect and (iii) any other event which has had, or is reasonably likely to have, a Material Adverse Effect.

(g)           Other Information.  Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the “SEC”) or holders (or any trustee, agent or other representative therefor) of any Permitted Senior Unsecured Notes or Permitted Junior Capital by the Borrower or any of its Subsidiaries, and with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request from time to time.

6.02  Books, Records and Inspections.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with, and as required by, GAAP and all material requirements of law shall be made of all dealings and transactions in relation to such Person’s business and activities.  The Borrower will, and will cause its Subsidiaries to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of the Borrower, officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in their possession and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals during normal business hours (with reasonable notice) and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

6.03  Insurance.  The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance with reputable and solvent insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice.  The Borrower will, and will cause each of its

Subsidiaries to, furnish to the Administrative Agent on the Initial Borrowing Date and thereafter annually, upon request of the Administrative Agent, a summary of the insurance carried.

6.04  Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien or charge upon any material properties of the Borrower or any of its Subsidiaries, provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

6.05  Company Franchises.  The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence and to preserve its material rights and franchises, other than those the failure to preserve which could not reasonably be expected to have a Material Adverse Effect, provided that any transaction permitted by Section 7.02 will not constitute a breach of this Section 6.05.

6.06  Compliance with Statutes, etc.  The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign (including all Environmental Laws), in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which is not reasonably likely to have a Material Adverse Effect.

6.07  ERISA.  As soon as possible and, in any event, within 10 days after the Borrower knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, any Subsidiary or any ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, any Subsidiary, any ERISA Affiliate, the PBGC, a Plan or Multiemployer Plan participant or the Plan administrator with respect thereto:  that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lender a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may reasonably be expected to be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made; that a Plan or Multiemployer Plan has been or may reasonably be expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Initial Borrowing Date by $500,000; that proceedings may reasonably be expected to be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the Borrower, any Subsidiary or any ERISA Affiliate will or may reasonably be expected to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan in addition to the liability that existed on the Initial Borrowing Date pursuant to any such plan or plans.  Upon request by any Lender, the Borrower will deliver to such Lender a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to the PBGC (other than any PBGC Form 1), and any material notices received by the Borrower, any Subsidiary or any ERISA Affiliate with respect to any Plan or Multiemployer Plan shall be delivered to the Lender no later than 10 days after the date such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable.

6.08  Good Repair.  The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 7.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

6.09  End of Fiscal Years; Fiscal Quarters; Etc.The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries’, fiscal years and fourth fiscal quarters to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, first three fiscal quarters to end on the last day of March, June and September of each year.

6.10  Permitted Acquisitions.  (a)  Subject to the provisions of this Section 6.10 and the requirements contained in the definition of Permitted Acquisition, the Borrower and any Qualified Subsidiary may from time to time effect Permitted Acquisitions, so long as (except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific

Permitted Acquisition): (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given the Administrative Agent and the Lenders at least 5 Business Days’ prior written notice of any Permitted Acquisition; (iii) the Borrower provides to the Administrative Agent and the Lenders as soon as available but not later than 5 Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Permitted Acquisition; (iv) calculations are made by the Borrower of compliance with the covenants contained in Sections 7.11 and 7.12 for the Calculation Period most recently ended prior to the date of such Permitted Acquisition, on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions and Significant Asset Sales theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (for this purpose, if the first day of the respective Calculation Period occurs prior to the Initial Borrowing Date, calculated as if the covenants contained in said Sections 7.11 and 7.12 had been applicable from the first day of the Calculation Period); (v) based on good faith projections prepared by the Borrower for the period from the date of the consummation of the Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 7.11 and 7.12 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 7.11 and 7.12 through the date which is one year from the date of the consummation of the respective Permitted Acquisition (it being understood that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results); (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (vii) after giving effect to such proposed Permitted Acquisition and the payment of all amounts (including fees and expenses) owing in connection therewith, the sum of the Total Unutilized Revolving Commitment then in effect plus the aggregate amount of all Unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors at such time shall equal or exceed the sum of (I) $10,000,000 plus (II) an amount equal to the aggregate amount reasonably likely to be payable in respect of all post-closing purchase price adjustments, earn-out payments, non-compete payments and/or deferred purchase payments (or similar payments), in each case required or which will be required in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments and other payments may be required to be made) as determined by the Borrower in good faith plus (III) all capital expenditures (and the financing thereof) reasonably anticipated by the Borrower to be made in the business acquired pursuant to such Permitted Acquisition within the 90-day period (such period for any Permitted Acquisition, a “Post-Closing Period”) following such Permitted Acquisition (and in the businesses acquired pursuant to all other Permitted Acquisitions with Post-Closing Periods ended during the Post-Closing Period of such Permitted Acquisition); (viii) in the case of (x) a proposed Permitted Acquisition of an Acquired Person (other than a Telco or Carrier Services Company) or non-

equity assets to be effected by a Qualified Subsidiary (directly or through a Subsidiary of such Qualified Subsidiary) in circumstances where the capital stock or other equity interests of the Acquired Person acquired pursuant to such Permitted Acquisition are not to be pledged under the Pledge Agreement or the assets so acquired pursuant to such Permitted Acquisition are not held by a Person which is (or will concurrently become) a Pledged Subsidiary or (y) the creation or acquisition of a new Telco or Carrier Services Company pursuant to a Permitted Acquisition in circumstances where the capital stock or other equity interests of such Telco or Carrier Services Company is (or are) not to be pledged under the Pledge Agreement, the Pro Forma EBITDA Test is satisfied and (ix) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (vii), inclusive, and containing the calculations required by the preceding clauses (iv), (v), (vii) and (viii).

(b)           The Borrower will use reasonable best efforts to obtain as promptly as practicable after the consummation of any Permitted Acquisition, any approvals not obtained on or prior to the date of the consummation of such Permitted Acquisition, provided that (x) it shall not be a default under this Section 6.10 if the Borrower fails to obtain any such approval, after having used commercially reasonable efforts to obtain same and (y) the Borrower may cease to seek to obtain any such approvals if it has been advised by counsel or the applicable governmental agency that it will not, or is not reasonably likely to, obtain such approval, provided, further, that, in the event the Borrower is able to obtain any approval required to be obtained in accordance with the terms of this Section 6.10, the Borrower shall use commercially reasonable efforts to obtain as promptly as practicable after receipt of such approval, an opinion of local counsel reasonably satisfactory to the Administrative Agent covering the regulatory aspects, if any, of the respective Permitted Acquisition, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c)           At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interests of any Person, the capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to the Pledge Agreement as, and to the extent required by, Section 7.07.

(d)           The Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation (if any) required by, Section 7.07, to the reasonable satisfaction of the Administrative Agent.

(e)           The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications by the Borrower (or by one or more of its Authorized Officers) pursuant to Section 6.10(a) are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 4 and 8.

6.11  CoBank Capital.  The Borrower will purchase such participation certificates in CoBank as CoBank may require from time to time in accordance with its bylaws.  The

Borrower hereby consents and agrees that the amount of any distributions with respect to its patronage with CoBank that are made in qualified written notices of allocation (as defined in 26 U.S.C. 1388) and that are received by the Borrower from CoBank, will be taken into account by the Borrower at their stated Dollar amounts whether the distribution be evidenced by a participation certificate or other form of written notice that such distribution has been made and recorded in the name of the Borrower on the records of CoBank.

6.12  Margin Stock.  The Borrower will take all actions so that at all times the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) shall not exceed $500,000.  So long as the covenant contained in the immediately preceding sentence is complied with, all Margin Stock at any time owned by the Borrower and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document.  Without excusing any violation of the first sentence of this Section 6.12, if at any time the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) exceeds $500,000, then (x) all Margin Stock owned by the Pledge Parties (other than capital stock of the Borrower held in treasury) shall be pledged, and delivered for pledge, pursuant to the Pledge Agreement and (y) the Borrower will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X of the Board of Governors of the Federal Reserve System.  If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

6.13  Post-Closing Refinancing.  (a) No later than the third Business Day following the Initial Borrowing Date, the Borrower shall have (i) purchased for cash all Existing Tender Offer Notes validly tendered on the Initial Borrowing Date pursuant to the Tender Offers and Consent Solicitations and (ii) paid to each holder of Existing Tender Offer Notes tendering the same pursuant to the Tender Offers and Consent Solicitations the consent fee referred to in Section 4.01(l)(i)(III).

(b)           On the Redemption Date, the Borrower shall (x) redeem all of the then outstanding Existing 2008 Senior Subordinated Notes and (y) pay all related call premiums (not to exceed $4.5 million) and all accrued and unpaid interest thereon, in each case pursuant to, and in accordance with the terms of, the Existing 2008 Senior Subordinated Notes Indenture (collectively, the “Existing 2008 Senior Subordinated Notes Redemption”).

6.14  Special Covenant Regarding Cash Management Policy.  The Borrower shall, and shall cause its Subsidiaries to, at all times comply with the cash management policy of the Borrower and its Subsidiaries delivered to the Administrative Agent on the Initial Borrowing Date, without giving effect to any changes thereto, except to the extent such changes are not adverse to the interests of the Lenders or are otherwise required to ensure compliance with applicable law or regulation.

6.15  PIK Requirements.  On and after the date of the initial issuance of any Additional Permitted Subordinated Debt, the Borrower shall pay interest owing on any outstanding Additional Permitted Subordinated Debt solely through (x) the accretion of the principal amount thereof or (y) the issuance of additional notes evidencing Additional Permitted Subordinated Debt, rather than in cash.

6.16  Interest Rate Protection.  No later than the 90th day after the Initial Borrowing Date, the Borrower shall enter into, and for a minimum period of two years thereafter maintain, Interest Rate Agreements establishing a fixed or maximum interest rate acceptable to the Administrative Agent for an aggregate notional amount equal to at least 50% of the initial aggregate principal amount of the Initial B Term Loans incurred on the Initial Borrowing Date.

6.17  Maintenance of Company Separateness.  (a)  The Borrower will, and will cause each of its Subsidiaries and Unrestricted Subsidiaries to, satisfy customary Company formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company offices and records. Neither the Borrower nor any of its Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary, and no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any of its Subsidiaries. Any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the Company separateness of such Unrestricted Subsidiary from the Borrower and its Subsidiaries.

(b)           The Borrower shall not permit any cash of any Non-Pledge Party Subsidiary, on the one hand, and any Pledge Party, on the other hand, to be commingled in any bank account.

SECTION 7.  Negative Covenants.  The Borrower hereby covenants and agrees that until the Commitments have terminated, no Notes or Letters of Credit are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 11.13 which are not then owing) incurred hereunder, are paid in full:

7.01  Changes in Business.  (a)  The Borrower will not permit at any time the business activities taken as a whole conducted by the Borrower, its Subsidiaries and its Unrestricted Subsidiaries to be materially different from the business activities taken as a whole (including incidental activities) conducted by the Borrower and its Subsidiaries on the Initial Borrowing Date and businesses reasonably related thereto (the “Business”).

(b)           Notwithstanding the foregoing, no 2d-Tier Holdco will engage in any business or own any significant assets (other than its ownership of (x) equity interests of Subsidiaries existing on the date hereof or permitted to be created, established or acquired pursuant to the terms of this Agreement and (y) intercompany obligations owed to it and permitted to be extended by it pursuant to Section 7.06(c)) or have any liabilities (other than (x) those liabilities for which it is responsible under this Agreement and the other Credit Documents to which it is a party and (y) intercompany debt permitted to be incurred by it pursuant to Section 7.06(c)); provided that any 2d-Tier Holdco may engage in those activities and incur related liabilities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and

(z) the entering into, and performing its obligations under, this Agreement and the other Credit Documents to which it is a party.

7.02  Consolidation, Merger, Sale or Purchase of Assets, etc.  The Borrower will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than inventory or obsolete equipment or excess equipment no longer needed in the conduct of its business in the ordinary course of business) or purchase, lease or otherwise acquire all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time without a contingency relating to obtaining any required approval hereunder, except that the following shall be permitted:

(a)           (i)  any Subsidiary may be merged or consolidated with or into, or be liquidated into, the Borrower or a Subsidiary Guarantor (so long as the Borrower or such Subsidiary Guarantor is the surviving corporation), or all or any part of its business, properties and assets may be conveyed, sold or transferred to the Borrower or any Subsidiary Guarantor, and (ii) any Subsidiary that is not a Subsidiary Guarantor may be merged or consolidated with or into, or convey, sell or transfer its assets to, another Subsidiary that is not a Subsidiary Guarantor, provided that if the stock or other equity interests of either such Person were pledged pursuant to the Pledge Agreement the stock or other equity interests of the surviving entity or the transferee entity, as the case may be, shall also be pledged pursuant to the Pledge Agreement; provided, further, that no such merger or consolidation otherwise permitted by this clause (a) between a Pledged Subsidiary and Non-Pledged Subsidiary, and no such conveyance, sale or transfer by a Pledged Subsidiary to a Non-Pledged Subsidiary, shall be permitted unless, after giving effect thereto, the Pro Forma EBITDA Test is satisfied;

(b)           capital expenditures to the extent within the limitations set forth in Section 7.05;

(c)           the investments, acquisitions and transfers or dispositions of properties, shares and assets permitted pursuant to Section 7.06;

(d)           each of the Borrower and any Subsidiary may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 7.04(c));

(e)           licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business, provided, that such licenses or sublicenses shall not interfere with the business of the Borrower or any Subsidiary;

(f)            (i)            Excluded Asset Sales and (ii) additional sales or dispositions of assets to the extent that the aggregate Net Cash Proceeds received from all such sales and dispositions permitted by this clause (f)(ii) after the Initial Borrowing Date shall not exceed $4,000,000 in any fiscal year of the Borrower, provided that (x) each such sale or disposition pursuant to this clause (f) shall be in an amount at least equal to the fair market value thereof and for proceeds consisting of at least 85% cash and (y) the Net Cash Proceeds of any such sale are reinvested and/or applied as a mandatory repayment or commitment reduction to the extent required by Section 3.02(A)(b) or Section 2.03(d) or (f), as the case may be, provided, further, that the sale or disposition of the capital stock or other equity interests of any Subsidiary of the Borrower pursuant to this clause (f) shall be prohibited unless it is for all of the outstanding capital stock or other equity interests of such Subsidiary owned by the Borrower and its Subsidiaries;

(g)           Permitted Acquisitions may be consummated in accordance with the requirements of Section 6.10;

(h)           leases and subleases permitted under Section 7.03(d) and (g); and

(i)            Permitted Swap Transactions.

7.03  Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsidiaries) or assign any right to receive income, except:

(a)           Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP;

(b)           Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c)           Liens created by or pursuant to this Agreement or the other Credit Documents;

(d)           Liens created pursuant to (x) Capital Leases in respect of Capitalized Lease Obligations permitted by Section 7.04(c) and (y) Capital Leases securing Permitted MJD Capital Debt;

(e)           Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default under Section 8.09;

(f)            Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(g)           leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(h)           easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(i)            Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(j)            purchase money Liens securing payables arising from the purchase by the Borrower or any Subsidiary Guarantor of any equipment or goods in the normal course of business, provided that such payables shall not constitute Indebtedness;

(k)           any interest or title of a lessor under any lease permitted by this Agreement;

(l)            Liens in existence on, and which are to continue in effect after, the Effective Date which are listed, and the property subject thereto described in, Annex V, plus extensions and renewals of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such extension or renewal and (y) any such extension or renewal does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(m)          Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired by the Borrower or any Subsidiary after the Initial Borrowing Date, provided that (i) any such Liens attach only to the assets so acquired, (ii) the Indebtedness secured by any such Lien does not exceed 100%, nor is less than 70%, of the lesser of the fair market value or purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured by such Liens is permitted by Section 7.04(e);

(n)           Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Person in existence at the time such Person is acquired pursuant to a Permitted Acquisition, in each case securing Permitted Acquired Debt, provided that (i) such Liens do not attach to the capital stock or other equity interests of any Subsidiary of the Borrower and (ii) such Liens existed prior to, and were not incurred in contemplation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries; and

(o)           Liens on property or assets of a Person in existence at the time such Person is acquired pursuant to an Investment permitted under Section 7.06(l), in each case securing Indebtedness permitted under Section 7.04, provided that (i) such Liens do not attach to the capital stock or other equity interests of any Subsidiary of the Borrower (other than any capital stock or other equity interests not held by the Borrower or any of its Subsidiaries) and (ii) such Liens existed prior to, and were not incurred in contemplation of, such Investment and do not attach to any other asset of the Borrower or any of its Subsidiaries.

7.04  Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)           intercompany Indebtedness permitted by Section 7.06(c);

(c)           Capitalized Lease Obligations initially incurred after the Initial Borrowing Date, provided that the aggregate Capitalized Lease Obligations (exclusive of Permitted MJD Capital Debt) outstanding at any time under all Capital Leases incurred in reliance on this clause (c) after Initial Borrowing Date, when added to the aggregate outstanding amount of Indebtedness incurred in reliance on Section 7.04(e), shall not exceed $30,000,000 at any time;

(d)           Indebtedness of the Borrower under Interest Rate Agreements entered into to protect it against fluctuations in interest rates in respect of Indebtedness otherwise permitted under this Agreement, so long as the entering into of such Interest Rate Agreements are bona fide hedging activities and are not for speculative purposes;

(e)           Indebtedness incurred pursuant to purchase money mortgages permitted by Section 7.03(m); provided that the aggregate outstanding amount of Indebtedness incurred in reliance on this clause (e), when added to the aggregate outstanding amount of all Capitalized Lease Obligations incurred in reliance on Section 7.04(c), shall not exceed $30,000,000 at any time;

(f)            (i) unsecured Indebtedness of the Borrower incurred under the Existing 2010 Senior Subordinated Notes and the Existing 2010 Senior Subordinated Notes Indenture, and of the Subsidiary Guarantors under subordinated guarantees of the obligations of the Borrower under the Existing 2010 Senior Subordinated Notes Documents, in an aggregate principal amount not to exceed $20,000,000 (less the amount of any repayments of principal thereof after the Initial Borrowing Date), (ii) unsecured Indebtedness of the Borrower incurred under the Existing 2010 Senior Notes and the Existing 2010 Senior Notes Indenture, and of the Subsidiary Guarantors under guarantees of the obligations of the Borrower under the Existing 2010 Senior Notes Documents, in an aggregate principal amount not to exceed $2,100,000 (less the amount of any repayments of principal thereof after the Initial Borrowing Date) and (iii) at any time prior to the Redemption Date, unsecured Indebtedness of the Borrower incurred under the Existing 2008 Senior Subordinated Notes and the Existing 2008 Senior Subordinated Notes Indenture, in an aggregate principal amount not to exceed $22,500,000 (less the amount of any repayments of principal thereof after the Initial Borrowing Date);

(g)           Indebtedness (the “Scheduled Existing Indebtedness”) in existence on, and which is to continue in effect after, the Effective Date (excluding Intercompany Debt) and which is listed on Annex VI hereto, without giving effect to any subsequent extension, renewal or refinancing thereof, except as permitted pursuant to Section 7.04(l);

(h)           Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with Permitted Acquisitions or sales of assets permitted by this Agreement (so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person);

(i)            Permitted Acquired Debt;

(j)            unsecured subordinated Indebtedness of the Borrower, and subordinated guarantees thereof by the Subsidiary Guarantors (so long as same remain Subsidiary Guarantors), under the Permitted Senior Subordinated Notes and the other Permitted Senior Subordinated Notes Documents, so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Senior Subordinated Notes, (ii) no Default or Event of Default then exists or would result therefrom, (iii) 100% of the Net Cash Proceeds therefrom are (x) applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 3.02(A)(c), 2.03(d) or 2.03(f), as the case may be, (y) used to effect a Permitted Acquisition in accordance with the requirements of Section 6.10 and/or (z) concurrently used by the Borrower (I) to make a voluntary prepayment of RF Loans pursuant to, and in accordance with the requirements of, Section 3.01 and/or (II) to redeem and/or refinance Permitted Senior Unsecured Notes and/or Permitted Junior Capital, in each case in an aggregate principal amount or with an aggregate liquidation preference, as applicable, equal to the aggregate principal amount or liquidation preference, as applicable, of RF Loans, Permitted Senior Unsecured Notes and/or Permitted Junior Capital, as the case may be, actually incurred or issued by the Borrower to finance a Permitted Acquisition or Permitted Acquisitions (and pay related accrued interest and dividends thereon, if any) in the 364-day period prior to such issuance of Permitted Senior Subordinated Notes, (iv) calculations are made by the Borrower demonstrating compliance, on a Pro Forma Basis, with the covenants contained in Sections 7.11 and 7.12 for the Calculation Period most recently ended prior to the date of the respective issuance of Permitted Senior

Subordinated Notes, and (v) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of preceding clauses (i), (ii), (iii) and (iv) and containing the calculations required by preceding clause (iv);

(k)           Permitted MJD Capital Debt;

(l)            Permitted Refinancing Indebtedness, so long as no Default or Event of Default is in existence at the time of the incurrence thereof and immediately after giving effect thereto;

(m)          Indebtedness of the Borrower consisting of Permitted Letters of Credit and reimbursement obligations with respect thereto, so long as the aggregate outstanding stated amounts of all such letters of credit and reimbursement obligations do not exceed $7,500,000 at any time;

(n)           unsecured Indebtedness of the Borrower incurred under the Permitted Senior Unsecured Notes and the other Permitted Senior Unsecured Notes Documents, and of the Subsidiary Guarantors under guarantees of the obligations of the Borrower under the Permitted Senior Unsecured Notes Documents, so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Senior Unsecured Notes, (ii) no Default or Event of Default then exists or would result therefrom, (iii) 100% of the Net Cash Proceeds therefrom (except to the extent of any portion thereof applied to make a concurrent prepayment of B Term Loans pursuant to, and in accordance with the requirements of, Section 3.01) are (x) applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 3.02(A)(c), 2.03(d) or 2.03(f), as the case may be, (y) used to effect a Permitted Acquisition in accordance with the requirements of Section 6.10 and/or (z) concurrently used by the Borrower (I) to make a voluntary prepayment of RF Loans pursuant to, and in accordance with the requirements of, Section 3.01 and/or (II) to redeem and/or refinance Permitted Senior Unsecured Notes and/or Permitted Junior Capital, in each case in an aggregate principal amount or with an aggregate liquidation preference, as applicable, equal to the aggregate principal amount or liquidation preference, as applicable, of RF Loans, Permitted Senior Unsecured Notes and/or Permitted Junior Capital, as the case may be, actually incurred or issued by the Borrower to finance a Permitted Acquisition or Permitted Acquisitions (and pay related accrued interest and dividends thereon, if any) in the 364-day period prior to such issuance of Permitted Senior Unsecured Notes, (iv) calculations are made by the Borrower demonstrating compliance, on a Pro Forma Basis, with the covenants contained in Sections 7.11 and 7.12 for the Calculation Period most recently ended prior to the date of the respective issuance of Permitted Senior Unsecured Notes, and (v) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of preceding clauses (i), (ii), (iii) and (iv) and containing the calculations required by preceding clause (iv);

(o)           Additional Permitted Subordinated Debt, so long as (i) no Default or Event of Default then exists or would result from the incurrence or issuance thereof, (ii)

100% of the Net Cash Proceeds therefrom are (x) applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 3.02(A)(c), 2.03(d) or 2.03(f), as the case may be, (y) used to effect a Permitted Acquisition in accordance with the requirements of Section 6.10 and/or (z) concurrently used by the Borrower (I) to make a voluntary prepayment of RF Loans pursuant to, and in accordance with the requirements of, Section 3.01 and/or (II) to redeem and/or refinance Permitted Senior Unsecured Notes and/or Permitted Junior Capital, in each case in an aggregate principal amount or with an aggregate liquidation preference, as applicable, equal to the aggregate principal amount or liquidation preference, as applicable, of RF Loans, Permitted Senior Unsecured Notes and/or Permitted Junior Capital, as the case may be, actually incurred or issued by the Borrower to finance a Permitted Acquisition or Permitted Acquisitions (and pay related accrued interest and dividends thereon, if any) in the 364-day period prior to such issuance of Additional Permitted Subordinated Debt, (iii) calculations are made by the Borrower demonstrating compliance, on a Pro Forma Basis, with the covenants contained in Sections 7.11 and 7.12 for the Calculation Period most recently ended prior to the date of such incurrence or issuance of Additional Permitted Subordinated Debt, and (iv) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of preceding clauses (i), (ii) and (iii) and containing the calculations required by preceding clause (iii); provided however, that Additional Permitted Subordinated Debt issued as in kind regularly scheduled interest payments on theretofore outstanding Additional Permitted Subordinated Debt shall not be subject to the requirements specified in preceding clauses (i) through (iv); and

(p)           additional unsecured Indebtedness of the Borrower and the Subsidiary Guarantors not to exceed an aggregate outstanding principal amount of $10.0 million at any time.

7.05  Capital Expenditures.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, incur Consolidated Capital Expenditures, provided that the Borrower and its Subsidiaries may make Consolidated Capital Expenditures not to exceed in the aggregate in any fiscal year of the Borrower an amount equal to 37.5% of Adjusted Consolidated EBITDA for such fiscal year.

(b)           In the event that the maximum amount which is permitted to be expended in respect of Consolidated Capital Expenditures during any fiscal year of the Borrower pursuant to Section 7.05(a) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year of the Borrower pursuant to Section 7.05(a) shall be increased by such unutilized amount.

7.06  Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person (other than Excluded Intercompany Payables), or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except:

(a)           the Borrower or any Subsidiary may invest in cash and Cash Equivalents;

(b)           the Borrower and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and/or reasonable extensions thereof;

(c)           the Borrower and its Qualified Subsidiaries may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”), provided that (i) each such Intercompany Loan shall be evidenced by an Intercompany Note which, if held by a Pledge Party, shall be pledged to the Collateral Agent as, and to the extent required by, the Pledge Agreement, (ii) each Intercompany Loan made pursuant to this clause (c) shall be subject to subordination as, and to the extent required by, the Intercompany Subordination Agreement (giving effect to exceptions required by applicable law or regulation as contemplated thereby) and (iii) any Intercompany Loan made pursuant to this clause (c) shall cease to be permitted hereunder if the obligor or obligee thereunder ceases to be the Borrower or a Qualified Subsidiary as contemplated above;

(d)           loans and advances to officers, directors and employees in the ordinary course of business (x) for relocation purposes and/or the purchase from the Borrower of the capital stock (or options or warrants relating thereto) of the Borrower and (y) otherwise in an aggregate principal amount not to exceed $1.0 million at any time outstanding shall be permitted;

(e)           the Borrower and each Subsidiary may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f)            Interest Rate Agreements entered in compliance with Section 7.04(d) shall be permitted;

(g)           Investments in existence on the Effective Date and listed on Annex VII (excluding Intercompany Debt), without giving effect to any additions thereto or replacements thereof, shall be permitted;

(h)           the Borrower and each Qualified Subsidiary may make capital contributions (including by way of the capitalization of an Intercompany Loan) (i) to any of their respective Subsidiaries, to the extent a Subsidiary Guarantor and (ii) to any Qualified Subsidiary that is not a Subsidiary Guarantor, so long as, in the case of this subclause (ii), (x) no Default or Event of Default has occurred and is continuing at the time of the respective contribution and (y) in the case of any contribution to a Qualified Subsidiary of the type referred to in clause (iii) of the definition thereof, the Pro Forma EBITDA Test is satisfied;

(i)            the Borrower and its Subsidiaries may (x) establish and/or create Subsidiaries in accordance with the provisions of Section 7.07 and (y) make Investments therein as otherwise provided in this Section 7.06;

(j)            Permitted Acquisitions may be consummated in accordance with the requirements of Section 6.10;

(k)           the Borrower and its Subsidiaries may acquire and hold investments consisting of non-cash consideration received from sales of assets effected in accordance with the requirements of Section 7.02(f);

(l)            so long as no Default or Event of Default exists or would exist immediately after giving effect to the respective Investment, the Borrower and its Qualified Subsidiaries shall be permitted to make Investments in (x) any Restricted Investment Entity on any date in an amount (in the case of a non-cash Investment, taking the fair market value of the asset so invested (as determined in good faith by senior management of the Borrower)) not to exceed the Available Basket Amount on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment) and (y) any Unrestricted Subsidiary on any date in an amount (in the case of a non-cash Investment, taking the fair market value of the asset so invested (as determined in good faith by senior management of the Borrower)) not to exceed the Available Basket Sub-Limit on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment), provided that in no event shall the aggregate amount of Investments made in Restricted Investment Entities and Unrestricted Subsidiaries in reliance on this Section 7.06(l) the equity interests of which are not pledged pursuant to the Pledge Agreement (for such purpose, determined without giving effect to any write-downs or write-offs thereof and, in the case of a non-cash Investment, taking the fair market value of the asset so invested (as determined in good faith by senior management of the Borrower)) exceed $45,000,000.

(m)          the Borrower and its Subsidiaries may from time to time make additional Investments in an amount (in the case of a non-cash Investment, taking the fair market value of the asset so invested (as determined in good faith by the Board of Directors of the Borrower)) not to exceed the amount of Cumulative Distributable Cash at such time (determined as of the date of the making of such Investment, after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment), so long as (i) no Default or Event of Default is then in existence or would exist immediately after giving effect thereto, (ii) no Dividend Suspension Period is then in effect, (iii) the Minimum Liquidity Condition is satisfied at such time (before and after giving effect to the respective Investment) and (iv) the Borrower shall have delivered an officer’s certificate on the date of the proposed Investment certifying that the Cumulative Distributable Cash on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment) exceeds the aggregate amount of the proposed Investment; and

(n)           so long as no Default or Event of Default then exists or would exist immediately after giving effect to the respective Investment, the Borrower and its

Subsidiaries may make Investments not otherwise permitted by clauses (a) through (m) of this Section 7.06 in an aggregate amount not to exceed $15,000,000 (determined without regard to any write-downs or write-offs thereof), net of cash payments of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption) or a return in the form of an asset distribution (based on the fair market value of the distributed asset as determined in good faith by senior management of the Borrower) in the case of equity investments.

7.07  Limitation on Creation of Subsidiaries.  (a)  Except as otherwise specifically provided in immediately succeeding clause (b), the Borrower will not, and will not permit any Subsidiary to, establish, create or acquire any Subsidiary; provided that the Borrower and its Subsidiaries shall be permitted to establish, create or acquire Wholly-Owned Subsidiaries (or 90%-Owned Subsidiaries in the case of Telcos or Carrier Services Companies), so long as (i) 100% of the capital stock or other equity interests of such new Subsidiary (if a Parent Company) or at least 90% of the capital stock or other equity interests of such new Subsidiary (if a Telco or a Carrier Services Company) is pledged pursuant to the Pledge Agreement (provided that the stock or other equity interests of any new Telco or Carrier Services Company acquired or created pursuant to a Permitted Acquisition shall not have to be pledged if, after giving effect to the acquisition or creation thereof, the Pro Forma EBITDA Test is satisfied) and the certificates representing such stock or other equity interests, together with transfer powers duly executed in blank, are delivered to the Collateral Agent, (ii) such new Subsidiary executes a counterpart of the Intercompany Subordination Agreement, the Subsidiary Guaranty (in the case of a new 1st-Tier Subsidiary) and the Pledge Agreement (in the case of a new Parent Company), in each case on the same basis (and to the same extent) as such Subsidiary would have executed such Credit Documents if it were a Credit Party on the Initial Borrowing Date, and (iii) such new Subsidiary takes all action in connection therewith as would otherwise have been required to be taken pursuant to Section 4 if such new Subsidiary had been a Credit Party on the Initial Borrowing Date.

(b)           In addition to Subsidiaries of the Borrower created pursuant to preceding clause (a), the Borrower and its Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Initial Borrowing Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 7.06, provided that (i) all of the capital stock or other equity interests of each such Non-Wholly Owned Subsidiary shall be pledged by any Pledge Party which owns same as, and to the extent, required by the Pledge Agreement, (ii) such new Subsidiary executes a counterpart of the Intercompany Subordination Agreement and (iii) in the case of (x) a proposed Permitted Acquisition of an Acquired Person (other than a Telco or Carrier Services Company) or non-equity assets to be effected by a Qualified Subsidiary (directly or through a Subsidiary of such Qualified Subsidiary) in circumstances where the capital stock or other equity interests of the Acquired Person acquired pursuant to such Permitted Acquisition are not to be pledged under the Pledge Agreement or the assets so acquired pursuant to such Permitted Acquisition are not held by a Person which is (or will concurrently become) a Pledged Subsidiary or (y) the creation or acquisition of a new Telco or Carrier Services Company pursuant to a Permitted Acquisition in circumstances where the capital stock or other equity interests of such Telco or Carrier Services Company is (or are) not to be pledged under the Pledge Agreement, the Pro Forma EBITDA Test is satisfied.

7.08  Modifications.  The Borrower will not, and will not permit any of its Subsidiaries to:

(a)           amend or modify (or permit the amendment or modification of) any provisions of any Permitted Acquired Debt, any Scheduled Existing Indebtedness, any Existing 2008 Senior Subordinated Notes Document, any Existing 2010 Senior Subordinated Notes Document, any Existing 2010 Senior Notes Document and, on and after the execution, delivery and/or incurrence thereof, any Permitted Senior Unsecured Notes Document, any Permitted Senior Subordinated Notes Document and any agreements or instruments relating to any other Permitted Junior Capital or any other Permitted Refinancing Indebtedness, in any such case other than amendments or modifications that are not in any way adverse to the interests of the Lenders; provided that in no event shall any amendment to the foregoing (i) increase the applicable interest rate, (ii) shorten the maturity date from that theretofore in effect, (iii) modify or change any subordination provisions contained therein or (iv) make any covenant more restrictive than previously existed thereunder; and/or

(b)           amend, modify or change in any manner adverse to the interests of the Lenders the organizational documents (including by-laws) of any Pledge Party (including, without limitation, by the filing or modification of any certificate or articles of designation, other than any certificate of designation relating to Disqualified Preferred Stock or Qualified Preferred Stock issued as permitted herein), any agreement entered into by the Borrower with respect to its capital stock, or enter into any new agreement in any manner adverse to the interests of the Lenders with respect to the capital stock of the Borrower (in each case other than an agreement governing Disqualified Preferred Stock or Qualified Preferred Stock issued as permitted herein).

7.09  Restricted Payments, Etc.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except that:

(i)            (x) any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower (including by way of conversion of intercompany payables) and (y) any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally, so long as the Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);

(ii)           the Borrower may redeem or repurchase shares of Borrower Common Stock (or options, warrants and/or appreciation rights in respect thereof) from shareholders, officers, employees, consultants and directors (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise in accordance with any shareholder agreement, stock option plan or any employee stock ownership plan, provided that (x) no Default or Event of Default is then in existence or would arise therefrom and (y) the aggregate amount of all cash paid in respect of all such shares, options, warrants and rights so redeemed or repurchased in any calendar year, does not exceed $2,000,000;

(iii)          the Borrower may declare and pay Dividends to the holders of Borrower Common Stock (including by way of the repurchase of outstanding shares of Borrower Common Stock) in an amount not to exceed the amount of Cumulative Distributable Cash at such time (determined as of the date of the payment of such Dividends); provided that no such Dividend shall be made (w) if a Default or Event of Default is then in existence or would exist immediately after giving effect thereto, (x) if a Dividend Suspension Period is then in effect, (y) if the Minimum Liquidity Condition is not satisfied at such time (before and after giving effect to the respective Dividend) and (z) the Borrower shall have delivered an officer’s certificate on the date of the proposed Dividend certifying that the Cumulative Distributable Cash on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Dividend) exceeds the aggregate amount of the proposed Dividend;

(iv)          subject to the subordination provisions of the respective indenture governing the respective issuance of Permitted Senior Subordinated Notes and so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay regularly scheduled interest on each issuance of Permitted Senior Subordinated Notes as and when due in accordance with the terms of the Permitted Senior Subordinated Notes Documents;

(v)           subject to the subordination provisions of the respective agreements governing the respective issuance of Additional Permitted Subordinated Debt and so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay regularly scheduled interest on each issuance of Additional Permitted Subordinated Debt through the issuance of Additional Permitted Subordinated Debt (but not in cash) as and when due in accordance with the terms of the instruments and agreements governing the respective Additional Permitted Subordinated Debt;

(vi)          the Existing 2008 Senior Subordinated Notes Redemption may be consummated as contemplated by Section 6.13(b);

(vii)         Existing 2010 Senior Notes and Existing 2010 Senior Subordinated Notes not repurchased in connection with the Tender Offer and Consent Solicitation therefor may from time to time be redeemed in accordance with the terms of the respective indenture therefor and/or repurchased on the open-market, so long as (I) the aggregate amount of cash expended by the Borrower to effect such repurchases or redemptions shall not exceed the sum of (A) the principal amount of the Indebtedness so repurchased or redeemed plus (B) the amount of accrued but unpaid interest on the Indebtedness so repurchased or redeemed through the respective date of repurchase or redemption plus (C) any required premium payable in connection with such repurchase or redemption, (II) no Default or Event of Default then exists or would result therefrom (or, in the case of any redemption of Existing 2010 Senior Notes and/or Existing 2010 Senior Subordinated Notes pursuant to the respective indenture therefor, no Default or Event of Default under Section 8.01 or 8.05 then exists or would result therefrom), (III) all such Existing 2010

Senior Notes and/or any Existing 2010 Senior Subordinated Notes, as the case may be, so repurchased or redeemed are promptly cancelled by the purchaser thereof and (IV) at the time of any delivery of an irrevocable notice of redemption pursuant to the indenture governing the Existing 2010 Senior Notes or the Existing 2010 Senior Subordinated Notes, no Default or Event of Default then exists;

(viii)        Indebtedness may be refinanced with the proceeds of Permitted Refinancing Indebtedness in accordance with the requirements of the definition thereof, so long as no Default or Event of Default is in existence at the time of the incurrence of such Permitted Refinancing Indebtedness and immediately after giving effect thereto;

(ix)           the Permitted Senior Subordinated Notes may be exchanged for Permitted Exchange Senior Subordinated Notes in accordance with the requirements of the respective definitions thereof and the relevant provisions of this Agreement;

(x)            the Permitted Senior Unsecured Notes may be exchanged for Permitted Exchange Senior Unsecured Notes in accordance with the requirements of the respective definitions thereof and the relevant provisions of this Agreement;

(xi)           the Transaction shall be permitted to be consummated in accordance with the relevant requirements of this Agreement;

(xii)          the Borrower and its Subsidiaries may make payments with respect to Intercompany Debt, so long as the respective payment is permitted to be made in accordance with the terms of the Intercompany Subordination Agreement (giving effect to the exceptions required by applicable regulatory law as contemplated thereby);

(xiii)         so long as no Default or Event of Default exists or would result therefrom, the Borrower may pay regularly accruing Dividends on its Disqualified Preferred Stock issued pursuant to Section 7.13(d) in cash and/or through the issuance of additional shares of Disqualified Preferred Stock in accordance with the terms of the documentation governing the same;

(xiv)        the Borrower may pay regularly accruing Dividends with respect to Qualified Preferred Stock through the issuance of additional shares of Qualified Preferred Stock (but not in cash) in accordance with the terms of the documentation governing the same;

(xv)         the Borrower may redeem shares of Qualified Preferred Stock or Disqualified Preferred Stock or repurchase or refinance any Permitted Senior Unsecured Notes, Permitted Senior Subordinated Notes or Additional Permitted Subordinated Debt with the proceeds of any issuance of Permitted Senior Unsecured Noted or Permitted Junior Capital not required to be applied to repay B Term Loans as a result of the application of clause (v) of the proviso in Section 3.02(A)(c);

(xvi)        so long as (x) no Default or Event of Default then exists or would exist immediately after giving effect thereto and (y) the Minimum Liquidity Condition is satisfied at such time, the Borrower may, within 70 days following the last day of the first fiscal quarter of the Borrower ended after the Initial Borrowing Date, make a one-time payment of cash Dividends on then outstanding shares of Borrower Common Stock of $0.22543 per share of Borrower Common Stock (which based on the number of outstanding shares of Borrower Common Stock as of the Initial Borrowing Date equates to approximately $777,000);

(xvii)       the Borrower may redeem or repurchase shares of Sunflower Telephone Company, Inc. held by third-party investors, so long as (x) no Default or Event of Default then exists or would exist immediately after giving effect thereto and (y) the aggregate amount of all cash paid in respect of all redemptions and/or repurchases pursuant to this clause (xvii) does not exceed $250,000; and

(xviii)      the Borrower may redeem or repurchase warrants to purchase shares of STE held by third-party investors, so long as (x) no Default or Event of Default then exists or would exist immediately after giving effect thereto and (y) the aggregate amount of all cash paid in respect of all such redemptions and/or repurchases pursuant to this clause (xviii) does not exceed $250,000.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist (other than as a result of a requirement of law) any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary, (c) transfer any of its properties or assets to the Borrower or any Subsidiary or (B) the ability of any Subsidiary to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than (for purposes of clauses (A) and (B)) prohibitions or restrictions existing under or by reason of:  (i) this Agreement and the other Credit Documents; (ii) applicable law; (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices; (iv) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; (v) Liens permitted under Sections 7.03(d), (m) and/or (n) and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens; (vi) any agreement or instrument governing Permitted Acquired Debt, to the extent such restriction or encumbrance (x) is not applicable to any Person or the properties or assets of any Person (other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition) and (y) was not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition; (vii) restrictions applicable to any Non-Wholly Owned Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 7.06 or a Permitted Acquisition effected in accordance with Section 6.10; provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition; (viii) on and after the execution and delivery thereof, the Permitted Senior Unsecured Notes Documents; (ix) on and after the execution and delivery thereof, the Permitted Senior

Subordinated Notes Documents; and (x) on and after the execution and delivery thereof, any agreements or instruments relating to any Additional Permitted Subordinated Debt.

7.10  Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions after the Effective Date whether or not in the ordinary course of business, with any of its Affiliates or Unrestricted Subsidiaries other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restrictions shall not apply to (i) transactions solely among Pledge Parties and their 90%-Owned Subsidiaries, (ii) employment arrangements entered into in the ordinary course of business with officers of the Borrower and its Subsidiaries, (iii) customary fees paid to members of the Board of Directors of the Borrower and of its Subsidiaries, (iv) arrangements with directors, officers and employees not otherwise prohibited by this Agreement, (v) payment of customary legal fees and expenses to Paul, Hastings, Janofsky & Walker LLP, (vi) Restricted Payments made by the Borrower to the extent permitted by Section 7.09(a), (vii) the Transaction and (viii) the transactions set forth on Annex VIII hereto.

7.11  Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Borrower to be less than 3.00:1.00 (or, at any time on and after the issuance of any Permitted Senior Subordinated Notes pursuant to Section 7.04(j), 2.50:1.00).

7.12  Leverage Ratio.  The Borrower will not permit the Leverage Ratio determined as at the end of any fiscal quarter of the Borrower to exceed 5.25:1.00.

7.13  Limitation On Issuance of Equity Interests.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Stock or any options, warrants or rights to purchase Preferred Stock (other than Preferred Stock issued in accordance with Section 7.13(c) or (d) below) or (ii) any redeemable common equity interests unless, in either case, the issuance thereof is, and all terms thereof are, satisfactory to the Required Lenders in their sole discretion.

(b)           The Borrower will not permit any of its Subsidiaries, directly or indirectly, to issue any shares of such Subsidiary’s capital stock, securities or other equity interests (or warrants, rights or options to acquire shares or other equity interests), except (i) for replacements of then outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of the Borrower and its Subsidiaries taken as a whole in any class of the capital stock or other equity interests of such Subsidiary, (iii) Subsidiaries formed after the Effective Date pursuant to Section 7.07 may issue capital stock or other equity interests in accordance with the requirements of Section 7.07 and (iv) to qualify directors to the extent required by applicable law.

(c)           The Borrower may issue Qualified Preferred Stock (x) in payment of regularly accruing dividends on theretofore outstanding shares of Qualified Preferred Stock as contemplated by Section 7.09(a)(xiv) and (y) with respect to each other issue of Qualified

Preferred Stock, so long as the Borrower receives reasonably equivalent consideration therefor (as determined in good faith by the Borrower).

(d)           The Borrower may issue Disqualified Preferred Stock, so long as (i) no Default or Event of Default then exists or would result from the issuance thereof, (ii) 100% of the Net Cash Proceeds therefrom are (x) applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 3.02(A)(c), 2.03(d) or 2.03(f), as the case may be, (y) used to effect a Permitted Acquisition in accordance with the requirements of Section 6.10 and/or (z) concurrently used by the Borrower (I) to make a voluntary prepayment of RF Loans pursuant to, and in accordance with the requirements of, Section 3.01 and/or (II) to redeem and/or refinance Permitted Senior Unsecured Notes and/or Permitted Junior Capital, in each case in an aggregate principal amount or liquidation preference, as applicable, equal to the aggregate principal amount or liquidation preference, as applicable, of RF Loans, Permitted Senior Unsecured Notes and/or Permitted Junior Capital, as the case may be, actually incurred or issued by the Borrower to finance a Permitted Acquisition or Permitted Acquisitions (and pay related accrued interest and dividends thereon, if any) in the 364-day period prior to such issuance of Disqualified Preferred Stock, (iii) calculations are made by the Borrower demonstrating compliance, on a Pro Forma Basis, with the covenants contained in Sections 7.11 and 7.12 for the Calculation Period most recently ended prior to the date of such issuance of Disqualified Preferred Stock and (iv) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of preceding clauses (i), (ii) and (iii) and containing the calculations required by preceding clause (iii).

7.14  Designated Senior Debt.  The Borrower shall not designate any Indebtedness (other than the Obligations) as “Designated Senior Debt” or “Designated Guarantor Senior Debt” for purposes of any Existing 2008 Subordinated Notes Document, any Existing 2010 Subordinated Notes Document and, on and after the execution, delivery and/or incurrence thereof, any Permitted Senior Subordinated Notes Document and any agreements or instruments relating to any Additional Permitted Subordinated Debt or any Permitted Refinancing Indebtedness in respect thereof.

SECTION 8.  Events of Default.  Upon the occurrence of any of the following specified events (each, an “Event of Default”):

8.01  Payments.  The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

8.02  Representations, etc.  Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

8.03  Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.05, 6.09, 6.10, 6.13,

6.14 or 7, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01, 8.02 or clause (a) of this Section 8.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after written notice to the Borrower by the Administrative Agent or the Required Lenders; or

8.04  Default Under Other Agreements.  (a)  The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable (or shall be required to be prepaid as a result of a default thereunder or of an event of the type that constitutes an Event of Default) prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to this Section 8.04 unless the aggregate principal amount of all Indebtedness referred to in clauses (a) and (b) above (without duplication) exceeds $7,500,000 in the aggregate at any one time; or

8.05  Bankruptcy, etc.  The Borrower or any Material Subsidiary shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Material Subsidiaries and the petition is not controverted within 20 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Material Subsidiaries; or the Borrower or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Material Subsidiaries; or there is commenced against the Borrower or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

8.06  ERISA.  (a)  Any Plan or Multiemployer Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13)

of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan or Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made, the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Borrower or any Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, or in the aggregate, in the opinion of the Required Lenders, has had, or is reasonably likely to have, a Material Adverse Effect; or

8.07  Pledge Agreement.  (a)  Except in each case to the extent resulting from the negligent or willful failure of the Collateral Agent to continue to hold certificated Collateral under the Pledge Agreement, the Pledge Agreement shall cease to be, in any material respect, in full force and effect, or shall cease, in any material respect, to give the Collateral Agent the Liens, powers and privileges purported to be created thereby in favor of the Collateral Agent, or (b) any Pledge Party shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to the Pledge Agreement and such default shall continue for 15 or more days after written notice to the respective Pledge Party by the Administrative Agent; or

8.08  Subsidiary Guaranty.  The Subsidiary Guaranty of any Subsidiary Guarantor or any material provision thereof shall cease to be in full force and effect, or any Subsidiary Guarantor or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiary Guaranty; or

8.09  Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability (to the extent not paid or covered by insurance) in excess of $7,500,000 in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries and all such judgments and decrees in excess of such amount shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Letter of Credit Issuer, the Swingline Lender or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 8.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any and all of the Liens and rights created pursuant the Pledge Agreement; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.05 in respect of the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amounts of cash and/or Cash Equivalents, to be held in a cash collateral account as security for the Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding (less any amount thereof as to which Section 1A.01(c) Arrangements are in place); and (vi) apply any cash collateral held by the Administrative Agent as provided in Section 3.02(A)(a) to the repayment of the Obligations.

SECTION 9.  Definitions.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.  Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Acquired Person” shall have the meaning provided in the definition of “Permitted Acquisition.”

“Additional Permitted Subordinated Debt” shall mean any pay-in-kind subordinated Indebtedness of the Borrower, so long as (i) such Indebtedness has a final maturity no earlier than the date that falls one year and one day after the date on which all Obligations are repaid in full and all Commitments hereunder have terminated or expired, and no required amortizations prior to such date, (ii) such Indebtedness does not provide for guarantors or security, (iii) such Indebtedness provides for a complete suspension of remedies prior to the earliest to occur of (x) the repayment in full in cash of all Obligations then owing and related senior obligations, (y) the acceleration of any Indebtedness incurred pursuant to this Agreement and the other Credit Documents or of Indebtedness under any Permitted Senior Subordinated Notes Document or any Permitted Senior Unsecured Notes Document and (z) the occurrence of any event with respect to the Borrower described in Section 8.05) and (iv) the terms and conditions of, and documentation governing, such Indebtedness is otherwise reasonably satisfactory to the Agents.

“Additional Refinanced Indebtedness” shall have the meaning provided in Section 4.01(l).

“Adjusted Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period adjusted by (A) adding thereto (in each case (other than for purposes of clauses (v) and (vi) below), to the extent deducted in determining Consolidated Net Income for such period), without duplication, the sum of the amounts for such period of (i) provisions for taxes based on income, (ii) Consolidated Interest Expense, (iii) amortization and depreciation expense (including any amortization or write-off related to the write-up of any assets as a result of purchase accounting and the write-off of deferred financing costs), (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, (v) non-core income relating to Non-Core Assets, to the extent not included in any determination of Consolidated Net Income for such period, (vi) dividends paid by CoBank to the Borrower on common stock of CoBank held by the Borrower, to the extent not included in any determination of Consolidated Net Income, (vii) the non-cash portion of any retirement or pension plan expense incurred by the Borrower or any of its Subsidiaries, (viii) all one-time costs and expenses paid during such period in respect of the Transaction, (ix) one-time costs and expenses actually paid during such period in respect of the Borrower’s proposed “IDS” transaction, so long as the aggregate amount of costs and expenses added back pursuant to this clause (ix) does not exceed $6.0 million and (x) any other non-cash charges (including non-cash costs arising from implementation of SFAS 106 and SFAS 109) accrued by the Borrower and its Subsidiaries during such period (except to the extent any such charge will require a cash payment in a future period) and (B) subtracting therefrom (to the extent included in arriving at Consolidated Net Income for such period), without duplication, the sum of the amounts for such period of (i) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains and (ii) all non-cash gains and non-cash income, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.  Notwithstanding the foregoing, for purposes of determining the Leverage Ratio, Adjusted Consolidated EBITDA shall be determined on a Pro Forma Basis. For the avoidance of doubt, it is understood and agreed that, to the extent any net income (or loss) of any Subsidiary is excluded from the calculation of Consolidated Net Income in accordance with the definition thereof contained herein, any add-backs to, or deductions from, Consolidated Net Income in determining Adjusted Consolidated EBITDA as provided above shall be calculated in a fashion consistent with the limitations and/or exclusions provided in the definition of Consolidated Net Income contained herein.

“Adjusted Total Available Revolving Commitment” shall mean, at any time, the Total Revolving Commitment at such time less the aggregate Available Revolving Commitments of all Defaulting Lenders at such time.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 10.10.

“Affected Loans” shall have the meaning provided in Section 3.02(B).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall have the meaning provided in the first paragraph of this Agreement.

“Agreement” shall mean this Credit Agreement, as modified, amended, restated and/or supplemented.

“Anticipated Reinvestment Amount” shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale that the Borrower intends to use to finance one or more Permitted Acquisitions within 270 days.

“Applicable Base Rate Margin” shall mean (i) in the case of B Term Loans, 1.00%, (ii) in the case of RF Loans, 1.00% and (iii) in the case of Swingline Loans, 1.00%.

“Applicable Eurodollar Margin” shall mean (i) in the case of B Term Loans, 2.00%, and (ii) in the case of RF Loans, 2.00%.

“Asset Sale” shall mean and include (x) the sale, transfer or other disposition by the Borrower or any Subsidiary to any Person (other than the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower) of any asset of the Borrower or such Subsidiary (other than sales, transfers or other dispositions in the ordinary course of business of inventory and/or obsolete or excess equipment) and/or (y) the receipt by the Borrower or any Subsidiary of any insurance, condemnation or similar proceeds in connection with a casualty or taking of any of its assets in excess of the costs incurred by the Borrower and its Subsidiaries in respect of such event and of repairing or replacing the assets so damaged, destroyed or taken but in all cases only to the extent that the aggregate Net Cash Proceeds of all such sales, transfers, dispositions and receipts in any fiscal year of the Borrower are in excess of $2,000,000; provided that so long as no Default or Event of Default exists at the time of a proposed Excluded Asset Sale, such Excluded Asset Sale shall not constitute an “Asset Sale”.

“Assignment Agreement” shall mean the Assignment Agreement in the form of Exhibit I (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation, Letter of Credit Requests and similar notices, any officer or officers of the Borrower that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent; (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief executive officer, the president, any vice president, the chief financial officer, any treasurer or any controller of the Borrower; and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Available Basket Amount” shall mean, on any date of determination, an amount equal to the sum of (i) $50,000,000 minus (ii) the aggregate amount of Investments made (including for such purpose the fair market value of any assets contributed (at the time contributed) to any Restricted Investment Entity or Unrestricted Subsidiary (as determined in good faith by senior management of the Borrower), net of Indebtedness outstanding at the time of determination assigned to, and assumed by, the respective Restricted Investment Entity or Unrestricted Subsidiary in connection therewith) pursuant to Section 7.06(1) after the Effective Date (determined without giving effect to any write-downs or write-offs thereof) minus (iii) the aggregate amount of then outstanding Indebtedness or other obligations (whether absolute, accrued, contingent or otherwise and whether or not due) of any Restricted Investment Entity or Unrestricted Subsidiary for which the Borrower or any of its Subsidiaries (other than the respective Restricted Investment Entity or Unrestricted Subsidiary) is liable, minus (iv) all payments made by the Borrower or any of its Subsidiaries (other than the respective Restricted Investment Entity or Unrestricted Subsidiary) in respect of Indebtedness or other obligations of the respective Restricted Investment Entity or Unrestricted Subsidiary (including, without limitation, payments in respect of obligations described in preceding clause (iii)) after the Effective Date, plus (v) the aggregate amount of all cash returns received by the Borrower or any Qualified Subsidiary from the respective Restricted Investment Entity or Unrestricted Subsidiary in respect of Investments previously made pursuant to Section 7.06(l) (which cash return may be made by way of repayment of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption) in the case of equity investments) and all non-cash returns in the form of an asset distribution from the respective Restricted Investment Entity or Unrestricted Subsidiary of any asset previously contributed pursuant to Section 7.06(l) (taking the fair market value of such distributed asset (as determined in good faith by senior management of the Borrower)), in any such case as such aggregate amount has been then last certified by an Authorized Officer by delivery of an officers’ certificate to the Administrative Agent, provided that the aggregate amount of increases to the “Available Basket Amount” resulting from the application of this clause (v) shall not exceed the value of the returned investments (in the case of a non-cash return on investment, taking the fair market value of the distributed asset (as determined in good faith by senior management of the Borrower)) and, in no event, shall the amount of the increases made to “Available Basket Amount” in respect of any Investment exceed the amount of the respective Investment previously made pursuant to Section 7.06(l) (in the case of a non-cash Investment, taking the fair market value of the Investment at the time of the initial investment (as determined in good faith by senior management of the Borrower)).

“Available Basket Sub-Limit” shall mean, on any date of determination, an amount equal to the sum of (i) $35,000,000 minus (ii) the aggregate amount of Investments made (including for such purpose the fair market value of any asset contributed (at the time contributed) to any Unrestricted Subsidiary (as determined in good faith by senior management of the Borrower), net of Indebtedness outstanding at the time of determination assigned to, and assumed by, the respective Unrestricted Subsidiary in connection therewith) in Unrestricted Subsidiaries pursuant to Section 7.06(l) after the Effective Date (determined without giving effect to any write-downs or write-offs thereof), minus (iii) the aggregate amount of all then outstanding Indebtedness or other obligations (whether absolute, accrued, contingent or otherwise and whether or not due) of any Unrestricted Subsidiary for which the Borrower or any of its Subsidiaries is liable, minus (iv) all payments made by the Borrower or any of its

Subsidiaries in respect of Indebtedness or other obligations of the respective Unrestricted Subsidiary (including, without limitation, payments in respect of obligations described in preceding clause (iii)) after the Effective Date, plus (v) the aggregate amount of all cash returns received by the Borrower or any Qualified Subsidiary from the respective Unrestricted Subsidiary in respect of Investments previously made pursuant to Section 7.06(l) (which cash return may be made by way of repayment of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption) in the case of equity investments) and all returns in the form of an asset distribution from the respective Unrestricted Subsidiary of any asset previously contributed pursuant to Section 7.06(l) (taking the fair market value of such distributed asset (as determined in good faith by senior management of the Borrower), in any such case as such aggregate amount has been then last certified by an Authorized Officer by delivery of an officers’ certificate to the Administrative Agent, provided that the aggregate amount of increases to the “Available Basket Sub-Limit” resulting from the application of this clause (v) shall not exceed the value of the returned investments (in the case of a non-cash return on investment, taking the fair market value of the distributed asset (as determined in good faith by senior management of the Borrower)) and, in no event, shall the amount of the increases made to “Available Basket Sub-Limit” in respect of any Investment in an Unrestricted Subsidiary exceed the amount of the respective Investment previously made in such Unrestricted Subsidiary pursuant to Section 7.06(l) (in the case of a non-cash Investment, taking the fair market value of the Investment at the time of the initial investment (as determined in good faith by senior management of the Borrower)); provided further that the Available Basket Sub-Limit shall not exceed at any time the Available Basket Amount as then in effect.

“Available Cash” shall mean, for any Reference Period, for the Borrower and its Subsidiaries determined on a consolidated basis for such Reference Period, an amount of cash equal to the sum (which may be negative) of (without duplication) (I) Adjusted Consolidated EBITDA for such Reference Period minus (II) the sum of (i) Consolidated Interest Expense during such Reference Period, to the extent included in determining such Adjusted Consolidated EBITDA, (ii) all scheduled, mandatory and voluntary principal repayments in respect of Indebtedness of the Borrower and its Subsidiaries made during such Reference Period (other than (x) repayments made during such Reference Period with the proceeds of Indebtedness, equity issuances, asset sales or insurance recovery events, (y) repayments of RF Loans or Swingline Loans during such Reference Period, except to the extent resulting in a corresponding reduction of the Total Revolving Commitment in an amount equal to such repayment) and (z) prepayments of B Term Loans during such Reference Period pursuant to Section 3.02(A)(e)), (iii) Consolidated Capital Expenditures made in cash during such Reference Period (other than Consolidated Capital Expenditures financed with the proceeds of Indebtedness (other than RF Loans or Swingline Loans), equity issuances, assets sales and insurance recovery events), (iv) Consolidated Tax Payments paid in cash during such Reference Period, (v) cash consideration paid during such Reference Period for acquisitions of equity interests and/or assets comprising a business or product line (whether pursuant to a Permitted Acquisition or otherwise), except to the extent financed with the proceeds of Indebtedness or issuances of equity, (vi) Investments (other than Excluded Investments) made during such Reference Period, (vii) the cash cost of any extraordinary losses and of any losses on sales of assets (other than in the ordinary course of business) during such Reference Period, in any such case to the extent included in determining Adjusted Consolidated EBITDA for such Reference Period and (viii) cash payments made during such Reference Period on account of non-cash losses or non-cash charges accrued or expensed during or prior to such Reference Period, plus (III) the sum of (i) the cash amount of any extraordinary gains, and the cash amount realized on gains on asset sales other than in the ordinary course of business, during such Reference Period, in any such case to the extent deducted in determining Adjusted Consolidated EBITDA for such Reference Period, and (ii) cash received during such Reference Period on account of non-cash gains or non-cash income excluded from Adjusted Consolidated EBITDA during or prior to such Reference Period.

“Available Revolving Commitment” of any RF Lender at any time shall mean its Percentage of the Total Available Revolving Commitment at such time.

“B Term Loan” shall mean, collectively, each Initial B Term Loan (including, after any DDTL Conversion, each Delayed-Draw Term Loan converted into an Initial B Term Loan pursuant to such DDTL Conversion as contemplated by Section 1.06(b)) and each Incremental B Term Loan.

“B Term Note” shall have the meaning provided in Section 1.05(a).

“Bankruptcy Code” shall have the meaning provided in Section 8.05.

“BAS” shall mean Banc of America Securities LLC in its individual capacity and any successor thereto by merger, consolidation or otherwise.

“Base Rate” at any time shall mean the higher of (i) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (ii) the Prime Lending Rate.

“Base Rate Loan” shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

“Blocked Revolving Commitment” shall mean, at any time, $7.0 million (i.e., the amount representing the remainder of (x) the aggregate amount of cash required to finance the Existing 2008 Senior Subordinated Notes Redemption less the aggregate amount of cash deposited in the Segregated Account on the Initial Borrowing Date for purposes of financing the Existing 2008 Senior Subordinated Notes Redemption); provided that the Blocked Revolving Commitment shall be reduced to zero on the date of (and concurrently with) the consummation of the Existing 2008 Senior Subordinated Notes Redemption.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall have the meaning provided in Section 5.20.

“Borrowing” shall mean the incurrence of (i) Swingline Loans by the Borrower from the Swingline Lender on a given date or (ii) Base Rate Loans or Eurodollar Loans pursuant to a single Facility by the Borrower from the Lenders having Commitments (and/or outstanding Loans) with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that (x) Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans, (y) any Delayed-Draw Term Loans converted into Initial

B Term Loans pursuant to a DDTL Conversion shall be considered part of the related Borrowing of the then outstanding Initial B Term Loans to which such newly-deemed Initial B Term Loans are added as contemplated by Section 1.06(b) and (z) any Incremental B Term Loans incurred pursuant to Section 1.01(f) shall be considered part of the related Borrowing of the then outstanding Initial B Term Loans to which such Incremental B Term Loans are added pursuant to Section 1.14; it being understood and agreed, however, that for purposes of Section 1.08, (i) the incurrence of Incremental B Term Loans on a given Incremental B Term Loan Borrowing Date shall be deemed to be a “Borrowing” of such Loans and (ii) the incurrence of Delayed-Draw Term Loans on a given date shall be deemed to be a “Borrowing” of such Loans.

“Business” shall have the meaning provided in Section 7.01.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale or other event.

“Capital Lease” as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Carrier Services” shall mean the resale of long distance services.

“Carrier Services Company” shall mean any Subsidiary of the Borrower that is an operating company engaged in the Carrier Services business.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) Dollar denominated certificates of deposit, time deposits, bankers acceptances, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $350,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities (including tax-exempt debt obligations) with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s (or publicly traded or open-ended bond funds that invest exclusively in such securities); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) Dollar denominated debt obligations of corporations maturing within 12 months from the date of the acquisition rated at least A by S&P or A2 by Moody’s; (h) shares of bond funds rated at least A by S&P or A2 by Moody’s having weighted average maturities of 12 months or less; and (i) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (h) of this definition.

“Cash Proceeds” shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary from such Asset Sale.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean at any time and for any reason (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Sections 13(d) and 14(d) of the Exchange Act) on a fully diluted basis of more than 25% of the total voting interest in the capital stock of the Borrower or (ii) during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office or (b) a “change of control” or similar event shall occur as provided in the Existing 2008 Subordinated Notes Indenture, the Existing 2010 Subordinated Notes Indenture, the Existing 2010 Senior Notes Indenture and, on and after the execution, delivery and/or incurrence thereof, any Permitted Senior Subordinated Notes Document, any Permitted Senior Unsecured Notes Document, any agreements or instruments relating to any other Permitted Junior Capital or any Permitted Refinancing Indebtedness in respect of the foregoing or any other agreement governing or evidencing any other material Indebtedness of the Borrower.

“CoBank” shall mean CoBank, ACB and any successor thereto by merger, consolidation or otherwise.

“Co-Documentation Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all of the “Collateral” as defined in the Pledge Agreement.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Lenders.

“Commitment” shall mean, with respect to each Lender, such Lender’s Initial B Term Commitment, Delayed-Draw B Term Commitment, Incremental B Term Commitment and/or Revolving Commitment.

“Commitment Commission” shall have the meaning provided in Section 2.01(b).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all cash expenditures (including in all events all amounts expended under Capital Leases (other than Capital Leases evidencing Permitted MJD Capital Debt) but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that Consolidated Capital Expenditures shall in any event (x) exclude the purchase price paid in cash in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) pursuant to a Permitted Acquisition, whether or not allocable to property, plant and equipment and (y) exclude amounts expended with insurance proceeds.

“Consolidated Debt” shall mean, as of any date of determination, without duplication, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP plus (ii) any Indebtedness for borrowed money of any other Person as to which the Borrower and/or any of its Subsidiaries has created a guarantee or other Contingent Obligation (but only to the extent of such guarantee or other Contingent Obligation) less (iii) the remainder (if positive) of (A) the aggregate amount of Unrestricted cash and Cash Equivalents held by the Borrower and its Subsidiaries on such date minus (B) all overdue accounts payable of the Borrower and its Subsidiaries on such date not paid in accordance with past practices as in effect on the Effective Date; provided that, for purposes of this definition (and notwithstanding any contrary treatment by GAAP), any Disqualified Preferred Stock that is issued and outstanding shall be treated as “Indebtedness”, with an amount equal to the greater of the liquidation preference or the maximum mandatory fixed repurchase price of any such Disqualified Preferred Stock deemed to be a component of “Consolidated Debt”.

“Consolidated Interest Expense” shall mean, for any period, the sum of (i) total interest expense (including the portion that is attributable to Capital Leases in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and without duplication net costs and/or net benefits under Interest Rate Agreements, but excluding, however, all non-cash interest expense to the extent included in total interest expense and the amortization of deferred financing costs) plus (ii) the product of (x) the amount of all cash Dividend requirements (whether or not declared or paid) on Disqualified Preferred Stock paid, accrued or scheduled to be paid or accrued during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate of the Borrower as reflected in the audited consolidated financial statements of the Borrower for its most recently completed fiscal year, which amounts described in this clause (ii) shall be treated as interest expense of the Borrower and its Subsidiaries for purposes of this definition regardless of the treatment of such amounts under GAAP; provided that, for purposes of any determination of Consolidated Interest Expense for any Test Period ending on or prior to December 31, 2005 (other than for purposes of the definition of “Available Cash”), Consolidated Interest Expense for such Test Period shall be Consolidated Interest Expense for that portion of such Test Period occurring on and after the Initial Borrowing Date multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days elapsed from the Initial Borrowing Date to the last day of such Test Period (in each case taken as one accounting period).

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period (taken as a single accounting period) determined in conformity with GAAP (after any deduction for minority interests), provided that there shall be excluded from the calculation thereof (without duplication) (i) the income (or loss) of any Person (other than Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries and (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Tangible Assets” shall mean, at any time, the total consolidated assets of the Borrower and its Subsidiaries as same would be shown on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, provided that all intangible assets (including goodwill) shall be excluded in making such determination.

“Consolidated Tax Payments” shall mean, for any period, the sum of (a) the provision for taxes based on income or profits which was deducted from gross income in the computation of “Consolidated Net Income”, plus (b) without duplication, the cash amount of any taxes actually paid in excess of the corresponding provisions, minus (c) cash tax refunds actually received by the Borrower and its Subsidiaries during such period.

“Contingent Obligations” shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated maximum of the Contingent Obligation or, if none, the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if there is no stated or determinable amount of the primary obligation, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement, the Notes, the Intercompany Subordination Agreement, the Pledge Agreement, the Subsidiary Guaranty and each Incremental B Term Commitment Agreement.

“Credit Event” shall mean the making of a Loan or the issuance of a Letter of Credit.

“Credit Party” shall mean the Borrower and each Subsidiary of the Borrower party to a Credit Document.

“Cumulative Distributable Cash” shall mean, as at any date of determination, an amount equal to the remainder of (i) Available Cash for the Reference Period most recently ended prior to such date less (ii) the aggregate amount of Dividends paid by the Borrower on the Borrower Common Stock during such Reference Period (other than Dividends paid pursuant to Section 7.09(a)(xvi)) less (iii) the aggregate amount of Investments made by the Borrower and its Subsidiaries during such Reference Period in reliance on Section 7.06(m) (determined at the time of the making of the Investment and without regard to any write-downs or write-offs thereof and, in the case of any Investment in the form of a contribution of a non-cash asset, taking the fair market value of the asset so contributed (as determined in good faith by the Board of Directors of the Borrower) plus (iv) the aggregate amount of all cash returns on Investments previously made pursuant to Section 7.06(m) (which cash return may be made by way of repayment of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption) in the case of equity investments) and all non-cash returns in the form of an asset distribution on Investments previously made pursuant to Section 7.06(m) (taking the fair market value of such distributed asset (as determined in good faith by the Board of Directors of the Borrower)), in any such case as such aggregate amount has been then last certified by an Authorized Officer by delivery of an officers’ certificate to the Administrative Agent, provided that the aggregate amount of increases to “Cumulative Distributable Cash” resulting from the application of this clause (iv) shall not exceed the value of the returned investments (in the case of a non-cash return on investment, taking the fair market value of the distributed asset (as determined in good faith by the Board of Directors of the Borrower)) and, in no event, shall the amount of the increases made to “Cumulative Distributable Cash” in respect of any Investment exceed the amount of the respective Investment previously made pursuant to Section 7.06(m) at the time of the making thereof (in the case of a non-cash Investment, taking the fair market value of the Investment (as determined in good faith by the Board of Directors of the Borrower)).

“DBSI” shall mean Deutsche Bank Securities, Inc. in its individual capacity and any successor thereto by merger, consolidation or otherwise.

“DBTCA” shall mean Deutsche Bank Trust Company Americas in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“DDTF Commitment Commission” shall have the meaning provided in Section 2.01(b).

“DDTL Conversion” shall have the meaning provided in Section 1.06(b).

“DDTL Conversion Date” shall have the meaning provided in Section 1.06(b).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Delayed-Draw B Term Commitment” shall mean, with respect to each Delayed-Draw B Term Lender, the amount set forth opposite such Lender’s name on Annex I hereto directly below the column entitled “Delayed-Draw B Term Commitment”, as the same may be (x) reduced or terminated pursuant to Sections 2.02, 2.03 and/or 8 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 1.13 and/or 11.04(b).

“Delayed-Draw B Term Commitment Termination Date” shall mean the earlier to occur of (x) the date occurring one year after the Initial Borrowing Date and (y) the date on which a Change of Control occurs.

“Delayed-Draw B Term Facility” shall mean the Facility evidenced by the Total Delayed-Draw B Term Commitment and/or Delayed-Draw B Term Loans.

“Delayed-Draw B Term Lender” shall mean at any time each Lender with a Delayed-Draw B Term Commitment and/or with outstanding Delayed-Draw B Term Loans.

“Delayed-Draw B Term Loan” shall have the meaning provided in Section 1.01(b).

“Disqualified Preferred Stock” shall mean any Preferred Stock of the Borrower (other than Qualified Preferred Stock), all terms and conditions of which (including covenants, defaults, remedies, redemption provisions, maturity, voting provisions, dividend rate and cash-pay limitations), and the documentation therefor, are on market terms for a placement of preferred equity securities and are otherwise reasonably satisfactory to the Agents; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, the terms of any such Preferred Stock shall not contain any mandatory redemption, repayment, sinking fund or similar provision prior to the date occurring one year following the Term Loan Maturity Date (except upon the occurrence of a “change of control” or similar event (including Asset Sales), in each case so long as the provisions relating to a “change of control” or similar event included in the documentation and agreements governing the Disqualified Preferred Stock provide that either (I) the consent of the Required Lenders shall have been obtained or (II) the Obligations shall have been paid in full in cash, in either case prior to the satisfaction of such provisions).

“Dividend” shall mean, as to any Person, the declaration or payment of any dividends (other than dividends payable solely in capital stock or other equity interests of such Person) or return of any capital to, its stockholders, members and/or other owners or the authorization or the making of any other distribution, payment or delivery of property or cash to its stockholders, members and/or other owners as such, or the redemption, retirement, purchase or other acquisition, directly or indirectly, for a consideration, of any shares of any class of its capital stock or other ownership interests now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or the setting aside of any funds for any of the foregoing purposes, or the purchase or other acquisition by any Subsidiary of such Person for consideration of any shares of any class of the capital stock or other ownership interests of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock or other ownership interests).

“Dividend Suspension Period” means any period (i) commencing on the date of delivery of a Quarterly Compliance Certificate showing that the Leverage Ratio determined as of the last day of the then most recently ended Test Period is greater than 5.00 to 1.00 (or, on the date upon which the Borrower shall have failed to deliver a Quarterly Compliance Certificate within the time period required by Section 6.01(e)) and (ii) ending on the date of delivery of a Quarterly Compliance Certificate showing that the Leverage Ratio determined as of the last day of the then most recently Test Period is equal to or less than 5.00 to 1.00.

“Documents” shall mean and include (i) the Credit Documents, (ii) the IPO Documents, (iii) the Refinancing Documents, (iv) on and after the execution and delivery thereof, the Permitted Senior Unsecured Notes Documents, (v) on and after the execution and delivery thereof, the Permitted Senior Subordinated Notes Documents and (vi) on and after the execution and delivery thereof, all documentation, agreements and instruments governing or relating to any other Permitted Junior Capital; provided that the term “Documents” shall not include the IPO Documents for purposes of Sections 5.02 and 5.03.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the U.S.

“Effective Date” shall have the meaning provided in Section 11.10.

“Eligible Transferee” shall mean and include a commercial bank, a financial institution, a fund that regularly invests in bank loans or any other institutional “accredited investor” as defined in SEC Regulation D.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person’s business and not in response to any third party action or request of any kind) or proceedings relating to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 7401 et seq.; the Clean Air Act, 42 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300F et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and any applicable state and local or foreign counterparts or equivalents.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and with respect to Sections 412 and 4971 of the Code and Section 302 of ERISA, Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loans” shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

“Eurodollar Rate” shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loans for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loans, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 8.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Asset Sale” shall mean any sale or other disposition of Non-Core Assets made after the Initial Borrowing Date and identified as an “Excluded Asset Sale” by written notice to the Administrative Agent, so long as the Net Cash Proceeds of such sale or disposition, when combined with the aggregate Net Cash Proceeds of all other sales and dispositions identified as “Excluded Asset Sales” after the Initial Borrowing Date, does not exceed $40,000,000.

“Excluded Intercompany Payables” shall mean (i) any intercompany payable incurred in the ordinary course of business by the Borrower or any of its Wholly-Owned Subsidiaries and owing to the Borrower or a Wholly-Owned Subsidiary of the Borrower, as applicable, so long as such payable has not remained outstanding for more than 90 days and (ii) any payable owing by a Subsidiary of the Borrower to its parent company (if the Borrower or another Subsidiary of the Borrower) arising in connection with the tax sharing arrangements entered into among the Borrower and its Subsidiaries, so long as the amount of such payable relates to the taxes attributable to the operations of such Subsidiary.

“Excluded Investments” shall mean any Investment made pursuant to clause (a), (b), (c), (e), (f), (g), (h), (i)(x), (j), (k) or (m) of Section 7.06.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of March 30, 1998, and amended and restated as of March 6, 2003, among the Borrower, the lenders from time to time party thereto, Bank of America, N.A., as syndication agent, Wachovia Bank, N.A., as documentation agent, and Deutsche Bank Trust Company Americas, as administrative agent, as in effect on the Initial Borrowing Date (immediately prior to giving effect thereto).

“Existing Letter of Credit” shall have the meaning provided in Section 1A.01(d).

“Existing Seller/Opco Notes” shall mean notes payable by Taconic Telephone Corp., Comerco, Inc., Maine Telephone Company and the Borrower previously identified to the Administrative Agent in an aggregate principal amount equal to approximately $21.0 million.

“Existing Tender Offer Notes” shall mean and include the Existing 2008 Senior Subordinated Notes, the Existing 2010 Senior Notes and the Existing 2010 Senior Subordinated Notes.

“Existing Tender Offer Notes Indenture Amendments” shall have the meaning provided in Section 4.01(l).

“Existing Tender Offer Notes Indenture Supplements” shall mean the Supplemental Indentures to the Existing Tender Offer Notes Indentures in form and substance satisfactory to the Agents and entered into by the Borrower and the respective trustees under the Existing Tender Offer Notes Indentures in connection with the Tender Offers and Consent Solicitations to effect the Existing Tender Offer Notes Indenture Amendments.

“Existing Tender Offer Notes Indentures” shall mean and include the Existing 2008 Senior Subordinated Notes Indenture, the Existing 2010 Senior Notes Indenture and the Existing 2010 Senior Subordinated Notes Indenture.

“Existing 2008 Senior Subordinated Notes” shall mean, collectively, the Borrower’s 9-½% Senior Subordinated Notes due 2008 and the Borrower’s Senior Subordinated Floating Rate Notes due 2008, in each case issued pursuant to the Existing 2008 Senior Subordinated Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing 2008 Senior Subordinated Notes Documents” shall mean the Existing 2008 Senior Subordinated Notes, the Existing 2008 Senior Subordinated Notes Indenture and all other documents executed and delivered with respect to the Existing 2008 Senior Subordinated Notes or Existing 2008 Senior Subordinated Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing 2008 Senior Subordinated Notes Indenture” shall mean the Indenture, dated as of May 5, 1998, among the Borrower, as issuer, certain of its Subsidiaries, as guarantors, and the trustee therefor, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing 2008 Senior Subordinated Notes Redemption” shall have the meaning provided in Section 6.13(b).

“Existing 2010 Senior Notes” shall mean the Borrower’s 11-7/8% Senior Notes due 2010, issued pursuant to the Existing 2010 Senior Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing 2010 Senior Notes Documents” shall mean the Existing 2010 Senior Notes, the Existing 2010 Senior Notes Indenture and all other documents executed and delivered with respect to the Existing 2010 Senior Notes or Existing 2010 Senior Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing 2010 Senior Notes Indenture” shall mean the Indenture, dated as of March 6, 2003, among the Borrower, as issuer, certain of its Subsidiaries, as guarantors, and the trustee therefor, as in effect on the Effective Date and as thereafter amended, modified or supplemented from time to time in accordance with the requirements hereof and thereof.

“Existing 2010 Senior Subordinated Notes” shall mean the Borrower’s 12-1/2% Senior Subordinated Notes due 2010, issued pursuant to the Existing 2010 Senior Subordinated Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing 2010 Senior Subordinated Notes Documents” shall mean the Existing 2010 Senior Subordinated Notes, the Existing 2010 Senior Subordinated Notes Indenture and all other documents executed and delivered with respect to the Existing 2010 Senior Subordinated Notes or Existing 2010 Senior Subordinated Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing 2010 Senior Subordinated Notes Indenture” shall mean the Indenture, dated as of May 24, 2000, among the Borrower, as issuer, certain of its Subsidiaries, as guarantors, and the trustee therefor, as in effect on the Effective Date and as thereafter amended, modified or supplemented from time to time in accordance with the requirements hereof and thereof.

“Expiration Date” shall mean April 8, 2005.

“Facility” shall mean any of the credit facilities established under this Agreement, i.e., the Initial B Term Facility, the Delayed-Draw B Term Facility, the Incremental B Term Facility or the Revolving Facility; provided that (x) for purposes of Sections 1.06(a), 1.09 (other than for purposes of the initial Interest Period for Incremental B Term Loans), 1.13, 3.01, 3.02(B), 11.04(b) and 11.12(a) and (b) and the definitions of “Borrowing” and “Majority Lenders”, the Initial B Term Facility and the Incremental B Term Facility shall be deemed to be a single “Facility” and (ii) after the conversion of Delayed-Draw B Term Loans into Initial B Term Loans pursuant to a DDTL Conversion, such newly converted Loans shall be deemed to be a part of the Initial B Term Facility.

“Facing Fee” shall have the meaning provided in Section 2.01(d).

“FairPoint Carrier Services” shall mean FairPoint Carrier Services, Inc. (formerly known as FairPoint Communications Solutions, Inc.), a Wholly-Owned Subsidiary of the Borrower.

“FCC” shall mean the Federal Communications Commission and any successor regulatory body.

“Federal Funds Effective Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 2.01.

“1st-Tier Subsidiary” shall mean FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp., STE, FairPoint Carrier Services and any other Subsidiary first acquired or created after the Initial Borrowing Date that is a direct Subsidiary of the Borrower.

“Form S-1” shall mean the Form S-1 registration statement of the Borrower filed with the SEC on February 3, 2005 (together with the Exhibits thereto), as in effect on the Effective Date.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).

“GECC” shall mean General Electric Capital Corporation and any successor thereto by merger, consolidation or otherwise.

“Hazardous Materials” shall mean (a) petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, and radon gas; (b) any chemicals, materials or substance defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the release of which is prohibited, limited or regulated by any governmental authority.

“Incremental B Term Commitment” shall mean, with respect to each Incremental B Term Lender, the commitment of such Lender to make Incremental B Term Loans pursuant to Section 1.01(f) on a given Incremental B Term Loan Borrowing Date, as such commitment is set forth in the respective Incremental B Term Commitment Agreement delivered pursuant to Section 1.14(b) and as same may be terminated pursuant to Sections 2.02, 2.03 and/or 8.

“Incremental B Term Commitment Agreement” shall have the meaning provided in Section 1.14(b).

“Incremental B Term Facility” shall mean the Facility evidenced by the Total Incremental B Term Commitment.

“Incremental B Term Lender” shall have the meaning provided in Section 1.14(b).

“Incremental B Term Loan” shall have the meaning provided in Section 1.01(f).

“Incremental B Term Loan Borrowing Date” shall mean each date on which the Borrower incurs Incremental B Term Loans pursuant to Section 1.01(f), which date shall be the date of the effectiveness of the Incremental B Term Commitment Agreement pursuant to which such Incremental B Term Loans are to be made.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed (to the extent of the fair market value of such property), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person (other than Contingent Obligations arising from the guaranty by such Person of the obligations of the Borrower and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise permitted hereunder), provided that Indebtedness shall not include trade payables, accrued expenses and receipt of progress and advance payments, in each case arising in the ordinary course of business.

“Indemnified Person” shall have the meaning provided in Section 11.01(a).

“Initial B Term Commitment” shall mean, with respect to each Initial B Term Lender, the amount set forth opposite such Lender’s name on Annex I hereto directly below the column entitled “Initial B Term Commitment”, as the same may be (x) reduced or terminated pursuant to Sections 2.02, 2.03, 3.02(A) and/or 8 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 1.13 and/or 11.04(b).

“Initial B Term Facility” shall mean the Facility evidenced by the Total Initial B Term Commitment and/or Initial B Term Loans.

“Initial B Term Lender” shall mean at any time each Lender with an Initial B Term Commitment and/or with outstanding Initial B Term Loans.

“Initial B Term Loan” shall have the meaning provided in Section 1.01(a); provided that after the conversion of Delayed-Draw B Term Loans into Initial B Term Loans pursuant to a DDTL Conversion as contemplated by Section 1.06(b), such converted Loans shall be deemed to be Initial B Term Loans for all purposes of this Agreement and the other Credit Documents (other than for purposes of Sections 1.01(a)(i) and (iii) and Section 4.01(l) and 5.05(a) hereof).

“Initial Borrowing Date” shall mean the date of the Refinancing and the incurrence of the Initial B Term Loans hereunder.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations (other than Excluded Intercompany Payables), whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.

“Intercompany Loans” shall have the meaning provided in Section 7.06(c).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans (other than Excluded Intercompany Payables), in each case duly executed and delivered substantially in the form of Exhibit K, with blanks completed in conformity therewith (or such other form as may be approved by the Administrative Agent or the Required Lenders).

“Intercompany Subordination Agreement” shall have the meaning provided in Section 4.01(m).

“Interest Coverage Ratio” for any period shall mean the ratio of (x) Adjusted Consolidated EBITDA for such period to (y) Consolidated Interest Expense for such period.

“Interest Period” with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

“Interest Rate Agreement” shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower or any Subsidiary against fluctuations in interest rates.

“Intermediary Holding Company” shall mean each 1st-Tier Subsidiary and any other Subsidiary first acquired or created after the Initial Borrowing Date that is (i) not an operating company (but that owns directly or indirectly one or more operating companies) and (ii) not subject to regulatory restrictions on borrowings or issuances of guaranties of indebtedness for borrowed money.

“Investment” shall have the meaning provided in the preamble to Section 7.06.

“IPO” shall have the meaning provided in Section 4.01(k).

“IPO Documents” shall mean the Form S-1, the Rule 424(b) Prospectus, the Underwriting Agreement, dated as of February 8, 2005, between the Borrower, the underwriters named therein and the selling shareholders named therein, and the “Declaration of Effectiveness” from the SEC, in each case as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

 “Joint Book Running Managers” shall mean DBSI, BAS, Morgan Stanley Senior Funding, Inc. and Goldman Sachs Credit Partners L.P., each in its capacity as a “Joint Book Running Manager.”

“Joint Lead Arrangers” shall mean DBSI and BAS, each in its capacity as “Joint Lead Arranger.”

“Kelso” shall mean Kelso Investment Associates V, L.P., a Delaware limited partnership, Kelso Equity Partners V, L.P., a Delaware limited partnership, and their respective Affiliates.

“Lender” shall mean each financial institution listed on Annex I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13, 1.14 or 11.04(b).

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or failure of a Lender to make available its portion of any incurrence of Loans or a reimbursement of an Unpaid Drawing or (ii) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01 or 1A.05, in circumstances where such non-compliance will constitute a breach of such Lender’s obligations under the respective Section.

“Lender Register” shall have the meaning provided in Section 11.16.

“Letter of Credit” shall have the meaning provided in Section 1A.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 2.01(c).

“Letter of Credit Issuer” shall mean (i) DBTCA, any affiliate of DBTCA and any RF Lender (or affiliate of any RF Lender) which at the request of the Borrower and with the consent of the Administrative Agent agrees, in such RF Lender’s (or RF Lender affiliate’s) sole discretion, to become a Letter of Credit Issuer for the purpose of issuing Letters of Credit pursuant to Section 1A, and (ii) with respect to the Existing Letters of Credit, the Lender designated as the issuer thereof on Annex IX shall be the Letter of Credit Issuer thereof.

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 1A.03(a).

“Leverage Ratio” shall mean, at any date of determination, the ratio of (x) Consolidated Debt on such date to (y) Adjusted Consolidated EBITDA for the Test Period then or last ended.  All calculations of the Leverage Ratio shall be made on a Pro Forma Basis.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall have the meaning provided in Section 1.01.

“Majority Lenders” of any Facility shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Facilities under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Affiliate” shall mean Messrs. Duda, Leach, Johnson and Bergstein.

“Mandatory Borrowing” shall have the meaning provided in Section 1.01(e).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (x) the business, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transaction, (y) the rights or remedies of the Agents or the Lenders under any Credit Document or (z) the ability of the Pledge Parties taken as a whole to perform their obligations under the Credit Documents.

“Material Subsidiary” shall mean, at any time, any Subsidiary having gross assets at such time with a value of at least 5% of consolidated gross assets of the Borrower and its Subsidiaries at such time and/or gross revenues for the Test Period then last ended of at least 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such Test Period.

“Maturity Date” shall mean (i) with respect to Term Loans, the Term Loan Maturity Date, (ii) with respect to RF Loans, the RF Maturity Date and (iii) with respect to Swingline Loans, the Swingline Expiry Date.

“Maximum Swingline Amount” shall mean $5,000,000.

“Minimum Borrowing Amount” shall mean (i) in the case of Term Loans, $1,000,000, (ii) in the case of RF Loans (x) maintained as Base Rate Loans, $500,000 and (y) maintained as Eurodollar Loans, $1,000,000 and (iii) in the case of Swingline Loans, $100,000.

“Minimum Liquidity Condition” shall mean, as of any date on which a Dividend is to be paid on the Borrower Common Stock, the condition existing on such date if (but only if) the sum of (i) Total Unutilized Revolving Commitment on such date (determined on a pro forma basis after giving effect to any incurrence of RF Loans and Swingline Loans on such date to make such Dividend) plus (ii) the amount of Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries, is equal to or greater than $10,000,000.

“Minimum Tender Offer Condition” shall mean, with respect to any issue of Existing Tender Offer Notes, that at least 75% (or, in the case of the 2008 Senior Subordinated Notes only, that at least 51%) of the aggregate principal amount of such issue of Existing Tender Offer Notes shall have been validly tendered, and not withdrawn, pursuant to the Tender Offer and Consent Solicitation therefor.

“MJD Capital” shall mean MJD Capital Corp., a South Dakota corporation.

“Moody’s” shall have the meaning provided in the definition of “Cash Equivalents”.

“Multiemployer Plan” shall mean any multiemployer plan as defined in section 4001(a)(3) of ERISA which is contributed to by (or to which there is an obligation to contribute of) the Borrower or any of its Subsidiaries or an ERISA Affiliate and each such plan for the five year period immediately following the latest date on which the Borrower, any such Subsidiary or ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” shall mean (i) with respect to any Asset Sale, the Cash Proceeds resulting therefrom net (without duplication) of expenses of sale (including payment of principal, premium and interest of Indebtedness secured by the assets the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof and (ii) with respect to any issuance of Preferred Stock or Indebtedness, the cash proceeds received by the Borrower from such issuance net (without duplication) of underwriting discounts and commissions, private placement and/or initial purchaser fees and other reasonable fees and expenses associated therewith.

“90%-Owned Subsidiary” shall mean (i) any Subsidiary to the extent at least 90% of the capital stock or other ownership interests in such Subsidiary is owned directly or indirectly by the Borrower and (ii) STE, to the extent at least 87.5% of the capital stock of STE is owned directly or indirectly by the Borrower.

“Non-Core Asset Sale” shall mean an Asset Sale constituting a sale of Non-Core Assets.

“Non-Core Assets” shall mean (i) assets of the Borrower and its Subsidiaries not used in their core business of providing local exchange carrier voice telephony services (e.g., assets used in the operation of the cable television business, cellular telephone business and radio stations) and (ii) the stock and/or other equity interests in any Subsidiary not primarily engaged in the core business of providing local exchange carrier services, in the case of either clause (i) or (ii) to the extent such assets are certified as non-core assets by an Authorized Officer in an officer’s certificate delivered to the Administrative Agent.

“Non-Defaulting Lender” shall mean a Lender that is not a Defaulting Lender.

“Non-Pledge Party Subsidiary” shall mean each Subsidiary of the Borrower which is not a Pledge Party.

“Non-Pledged Subsidiary” shall mean any Subsidiary that is not a Pledged Subsidiary.

“Non-Wholly Owned Entity” shall have the meaning provided in the definition of “Permitted Acquisition”.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean and include each B Term Note, each RF Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean the office of the Administrative Agent at 60 Wall Street, New York, New York 10005 or such other office as the Administrative Agent may designate to the Borrower in writing from time to time.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to any Agent, any Letter of Credit Issuer, the Collateral Agent, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Optional Non-2008 Tender Offer Notes Redemption” shall mean, collectively, any redemption of Existing 2010 Senior Notes and/or Existing 2010 Senior Subordinated Notes pursuant to, and in accordance with the terms of, the respective indenture therefor, all as contemplated by Section 7.09(a)(vii).

“Optional Non-2008 Tender Offer Notes Refinancing” shall mean, collectively, any repurchase and/or redemption of Existing 2010 Senior Notes and/or Existing 2010 Senior Subordinated Notes as contemplated by Section 7.09(a)(vii).

“Parent Company” shall mean at any time each Intermediary Holding Company and each other Subsidiary of the Borrower that, in either such case, owns, directly or indirectly, the capital stock or other equity interests of any Subsidiary that is a Telco or a Carrier Services Company.

“Participant” shall have the meaning provided in Section 1A.05(a).

“Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Office” shall mean the office of the Administrative Agent at 60 Wall Street, New York, New York 10005 or such other office as the Administrative Agent may designate to the Borrower and the Lenders in writing from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” shall mean at any time for each RF Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided that if the Total Revolving Commitment has been terminated, the Percentage of each RF Lender shall be determined by dividing such RF Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

“Permitted Acquired Debt” shall mean Indebtedness of a Subsidiary acquired after the Effective Date pursuant to a Permitted Acquisition, to the extent such Indebtedness was outstanding prior to the consummation of the Permitted Acquisition and remains outstanding as Indebtedness of the respective Subsidiary after giving effect thereto, provided that (i) such Indebtedness was not incurred in connection with or in anticipation of such Permitted Acquisition or the respective Person becoming Subsidiary of the Borrower, (ii) such Indebtedness does not constitute Indebtedness of the Borrower or any of its Subsidiaries other than the respective Subsidiary acquired pursuant to the respective Permitted Acquisition and shall not be secured by any assets of any Person other than assets of the Subsidiary so acquired serving as security therefor at the time of the respective Permitted Acquisition, (iii) no Person (other than the respective Subsidiary or a direct parent or a Subsidiary of the respective Subsidiary to the extent such parent or Subsidiary is acquired in connection with such Permitted Acquisition) shall have any liability (contingent or otherwise) with respect to any Permitted Acquired Debt and (iv) the aggregate principal amount of all such Indebtedness shall not exceed at any time outstanding more than 10% of the Senior Consolidated Debt at such time.

“Permitted Acquisition” shall mean the acquisition by the Borrower or any of its Qualified Subsidiaries of assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or any of its Qualified Subsidiaries or of 100% of the capital stock or other equity interests of any such Person, provided that (A) the consideration paid by the Borrower or such Qualified Subsidiary consists solely of cash (including proceeds of RF Loans), the issuance of Borrower Common Stock, the issuance of Indebtedness otherwise permitted in Section 7.04 and the assumption/acquisition of any Permitted Acquired Debt relating to such business, division, product line or Person which is permitted to remain outstanding in accordance with the requirements of Section 7.04, (B) those acquisitions that are structured as equity acquisitions shall be effected through a purchase of 100% of the capital stock or other equity interests of such Person by the Borrower or such Qualified Subsidiary or through a merger between such Person and Qualified Subsidiary of the Borrower, so that after giving effect to such merger, the surviving entity of such merger constitutes or continues to constitute a Qualified Subsidiary of the Borrower, (C) in the case of the acquisition of 100% of the capital stock or other equity interests of any Person, such Person (the “Acquired Person”) shall own no capital stock or other equity interests of any other Person unless either (x) the Acquired Person owns 100% of the capital stock or other equity interests of such other Person or

(y) if the Acquired Person owns capital stock or equity interests in any other Person which is not a Wholly-Owned Subsidiary of the Acquired Person (a “Non-Wholly Owned Entity” ), (1) the Acquired Person shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any Non-Wholly Owned Entity of the Acquired Person shall have been non-wholly-owned prior to the date of the respective Permitted Acquisition and not created or established in contemplation thereof and (3) such Acquired Person and/or its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such Acquired Person and its Subsidiaries taken as a whole, (D) substantially all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Acquired Person and its Subsidiaries taken as a whole, is in the U.S., (E) the assets acquired, or the business of the Acquired Person and its Subsidiaries, shall be in the Business, and (F) all requirements of Section 7.02 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Exchange Senior Subordinated Notes” shall mean senior subordinated notes issued in exchange for Permitted Senior Subordinated Notes pursuant to the relevant Permitted Senior Subordinated Notes Indenture therefor, which Permitted Exchange Senior Subordinated Notes are substantially identical securities to the originally issued Permitted Senior Subordinated Notes and shall be issued pursuant to a registered exchange offer or private exchange offer for such Permitted Senior Subordinated Notes on market terms reasonably satisfactory to the Administrative Agent; provided that in no event will the issuance of any Permitted Exchange Senior Subordinated Notes increase the aggregate principal amount of the Permitted Senior Subordinated Notes theretofore outstanding and subject to such exchange or otherwise result in an increase in the interest rate applicable to the Permitted Senior Subordinated Notes theretofore outstanding and subject to such exchange.

“Permitted Exchange Senior Unsecured Notes” shall mean senior unsecured notes issued in exchange for Permitted Senior Unsecured Notes pursuant to the relevant Permitted Senior Unsecured Notes Indenture therefor, which Permitted Exchange Senior Unsecured Notes are substantially identical securities to the originally issued Permitted Senior Unsecured Notes and shall be issued pursuant to a registered exchange offer or private exchange offer for such Permitted Senior Unsecured Notes on market terms satisfactory to the Administrative Agent; provided that in no event will the issuance of any Permitted Exchange Senior Unsecured Notes increase the aggregate principal amount of Permitted Senior Unsecured Notes theretofore outstanding and subject to such exchange or otherwise result in an increase in the interest rate applicable to the Permitted Senior Unsecured Notes theretofore outstanding and subject to such exchange.

“Permitted Holders” shall mean Kelso, THL and each Management Affiliate.

“Permitted Junior Capital” shall mean and include (i) any Additional Permitted Subordinated Debt, (ii) any Permitted Senior Subordinated Notes, (iii) any Qualified Preferred Stock and (iv) any Disqualified Preferred Stock.

“Permitted Letters of Credit” shall mean (i) each standby letter of credit issued by a financial institution acceptable to the Administrative Agent for the account of the Borrower or any of its Subsidiaries in support of obligations arising in the ordinary course of business of the Borrower or such Subsidiary and (ii) each trade letter of credit issued by a financial institution acceptable to the Administrative Agent for the account of the Borrower or any of its Subsidiaries and for the benefit of sellers of goods to the Borrower or such Subsidiary in support of commercial transactions of the Borrower or such Subsidiary in the ordinary course of business.

“Permitted Liens” shall mean Liens described in clauses (a) through (o), inclusive, of Section 7.03.

“Permitted MJD Capital Debt” shall mean Indebtedness of MJD Capital under Capital Leases and purchase money mortgages in respect of equipment acquired by MJD Capital to lease or sublease to subsidiaries of the Borrower, provided that the maximum amount of such Indebtedness incurred in any fiscal year shall not exceed $2.5 million.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower and/or any Subsidiary of the Borrower issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness of such Person permitted pursuant to Sections 7.04(g), (i), (j) or (n) (other than the Existing Seller/Opco Notes not refinanced on the Initial Borrowing Date) or any Indebtedness of such Person issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, (b) such refinancing or renewal does not (i) increase the amount of such Indebtedness outstanding immediately prior to such refinancing or renewal or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being refinanced or renewed, (c) such refinancing or renewal Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being renewed or refinanced, and (d) all other terms of such refinancing or renewal (including, without limitation, with respect to the amortization schedules, redemption provisions, maturities, covenants, defaults and remedies), taken as a whole, are not less favorable to the respective borrower than those previously existing with respect to the Indebtedness being refinancing or renewed.

“Permitted Senior Subordinated Notes” shall mean any Indebtedness of the Borrower evidenced by subordinated notes and incurred pursuant to one or more issuances of such subordinated notes, all of terms and conditions (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties and subordination provisions) which are on market terms for a public offering of subordinated notes or for a private placement of subordinated notes under Rule 144A of the Securities Act and are otherwise reasonably satisfactory to the Agents, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be secured by any asset of the Borrower or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than a Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring one year following the Term Loan Maturity Date, (iv) any “change of control” covenant included in the indenture governing such Indebtedness shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the Borrower shall covenant to (I) obtain the consent of the Required Lenders or (II) pay the Obligations in full in cash, (v) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness shall provide that the Borrower or the respective Subsidiary shall be permitted to repay obligations, and terminate commitments, under “senior debt” (including this Agreement) before offering to purchase such Indebtedness, (vi) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (vii) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default” and (viii) the subordination provisions contained therein shall provide for a permanent block on payments with respect to such Indebtedness upon a payment default with respect to “senior debt” and cover all obligations under Interest Rate Agreements.  As used in this Agreement (other than this definition), the term “Permitted Senior Subordinated Notes” shall include any Permitted Exchange Senior Subordinated Notes issued pursuant to the respective Permitted Senior Subordinated Notes Indenture in exchange for outstanding Permitted Senior Subordinated Notes, as contemplated by the definition of “Permitted Exchange Senior Subordinated Notes”.  The issuance of Permitted Senior Subordinated Notes shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 4.02 and 8.

“Permitted Senior Subordinated Notes Documents” shall mean, on and after the execution and delivery thereof, each Permitted Senior Subordinated Notes Indenture, the Permitted Senior Subordinated Notes and all other documents relating to each issuance of the Permitted Senior Subordinated Notes, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Senior Subordinated Notes Indenture” shall mean any indenture or similar agreement entered into in connection with an issuance of Permitted Senior Subordinated Notes, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Senior Unsecured Notes” shall mean any Indebtedness of the Borrower evidenced by senior notes and incurred pursuant to one or more issuances of such senior notes, all of terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies and guaranties) are on market terms for a public offering of senior notes or for a private placement of senior notes under Rule 144A of the Securities Act and are otherwise reasonably satisfactory to the Agents, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be secured by any asset of the Borrower or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than a Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring one year following the Term Loan Maturity Date, (iv) any “change of control” covenant included in the indenture governing such Indebtedness shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the Borrower shall covenant to (I) obtain the consent of the Required Lenders or (II) pay the Obligations in full in cash, (v) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness shall provide that the Borrower or the respective Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement before offering to purchase such Indebtedness, (vi) the indenture governing such Indebtedness shall not include any financial maintenance covenants, and (vii) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”.  As used in this Agreement (other than this definition), the term “Permitted Senior Unsecured Notes” shall include any Permitted Exchange Senior Unsecured Notes issued pursuant to the relevant Permitted Senior Unsecured Notes Indenture in exchange for outstanding Permitted Senior Unsecured Notes, as contemplated by the definition of “Permitted Exchange Senior Unsecured Notes”.   The issuance of Permitted Senior Unsecured Notes shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 4.02 and 8.

“Permitted Senior Unsecured Notes Documents” shall mean, on or after the execution and delivery thereof, each Permitted Senior Unsecured Notes Indenture, the Permitted Senior Unsecured Notes and each other agreement, document or instrument relating to the issuance of the Permitted Senior Unsecured Notes, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Senior Unsecured Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Senior Unsecured Notes, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Swap Transaction” shall mean a transfer of assets by the Borrower or any of its Subsidiaries in which at least 85% of the consideration received therefrom consists of assets (other than cash) that will be used in the Business; provided that (x) the fair market value (as determined in good faith by the board of directors of the Borrower) of the assets so transferred shall not exceed the fair market value (determined as provided in the preceding parenthetical) of the assets so received and (y) the fair market value (as determined in good faith by the board of directors of the Borrower) of the assets transferred pursuant to any such transaction shall not exceed 12.5% of Consolidated Tangible Assets (as shown on the consolidated balance sheet of the Borrower most recently delivered (or required to be delivered) to the Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be); provided further that the fair market value of such assets shall be determined by an independent appraiser satisfactory to the Administrative Agent if in excess of $20,000,000.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 3(37) of ERISA), which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or any of its Subsidiaries or an ERISA Affiliate and that is subject to Title IV of ERISA, and each such plan for the five year period immediately following the latest date on which the Borrower, any such Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 4.01(i).

“Pledge Party” shall mean the Borrower, each Subsidiary Guarantor and each other Subsidiary of the Borrower party to the Pledge Agreement.

“Pledged Subsidiary” shall mean each Subsidiary the capital stock or other equity interests of which is or are pledged pursuant to the Pledge Agreement.

“Post-Closing Period” shall have the meaning provided in Section 6.10(a).

“Preferred Stock,” as applied to the capital stock of any Person, means capital stock of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person, and shall include any Disqualified Preferred Stock and any Qualified Preferred Stock.

“Prime Lending Rate” shall mean the rate which DBTCA announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  DBTCA may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Test Period or Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness) after the first day of the relevant Test Period or Calculation Period as if such Indebtedness had been retired or repaid on the first day of the relevant Test Period or Calculation Period and (z) any Permitted Acquisition or Significant Asset Sale then being consummated as well as any other Permitted Acquisition or Significant Asset Sale consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i)            all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance

Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period or Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 6.10(a)) and (y) (other than revolving Indebtedness) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 6.10(a));

(ii)           all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii)          in making any determination of Adjusted Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or Significant Asset Sale effected during the respective Calculation Period or Test Period (or thereafter, as provided in Section 6.10, for determinations pursuant to Section 6.10 only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective Test Period or Calculation Period.

“Pro Forma EBITDA Test” shall be satisfied (i) if, after giving effect to (x) any merger, consolidation, conveyance, sale or transfer referred to in Section 7.02(a), (y) the creation or acquisition of a new Telco or Carrier Services Company pursuant to a Permitted Acquisition the capital stock or other equity interests of which is or are not to be pledged under the Pledge Agreement or (z) an Investment in a Qualified Subsidiary of the type referred to in clause (iii) of the definition thereof pursuant to Section 7.06(h), the percentage of Adjusted Consolidated EBITDA for the 12 months last ended at such time (determined, in the case of the acquisition or creation of a new Telco or Carrier Services Company pursuant to a Permitted Acquisition, on a Pro Forma Basis, as if such Permitted Acquisition was consummated on the first day of such 12 month period and taking account of the adjustments described in clause (iii) of the definition of “Pro Forma Basis” for such period) attributable to all Non-Pledged Subsidiaries does not exceed 10% and (ii) for purposes of Section 6.10(a)(viii) and 7.07(b) only, if, after giving effect to the creation or acquisition of any Acquired Person (other than a Telco or a Carrier Services Company) or business pursuant to a Permitted Acquisition by a Qualified Subsidiary in circumstances where the capital stock or other equity interests of such Acquired Person are not to be pledged under the Pledge Agreement or the business or assets so acquired pursuant to such Permitted Acquisition are not held by a Person which is (or will concurrently become) a Pledged

Subsidiary, the percentage of Adjusted Consolidated EBITDA for the 12 months last ended at such time (determined on a Pro Forma Basis, as if such Permitted Acquisition was consummated on the first day of such 12 month period and taking account of the adjustments described in clause (iii) of the definition of “Pro Forma Basis” for such period) attributable to all Non-Pledged Subsidiaries acquired after the Initial Borrowing Date pursuant to Permitted Acquisitions effected by Qualified Subsidiaries in the circumstances described above in this clause (ii), does not exceed 40%.

“Projections” shall have the meaning provided in Section 4.01(o).

“PUC” shall mean a public utility commission, public service commission or any similar agency or commission.

“Qualified Subsidiary” shall mean and include (i) each Wholly-Owned Domestic Subsidiary of the Borrower that is a Pledged Subsidiary, (ii) each other Pledged Subsidiary (x) that is a Domestic Subsidiary and (y) in which the Investments of cash, property, services and/or other assets are made in each class of equity interests of such Subsidiary by the Pledged Parties, on the one hand, and the other holders of such class of equity interests, on the other hand, in amounts which are proportional to the respective equity percentages of the Pledged Parties, on the one hand, and such other holders, on the other hand, for each class of equity interests of such Subsidiary (as reasonably determined by senior management of the Borrower) and (iii) each Wholly-Owned Domestic Subsidiary of the Borrower that is a Telco or Carrier Services Company, the capital stock or other equity interests of which are not permitted to be pledged pursuant to the Pledge Agreement as a result of applicable regulatory law.

“Qualified Preferred Stock” shall mean any Preferred Stock of the Borrower, the express terms of which shall provide for no voting rights (except for (x) voting rights required by applicable law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower) or covenants (other than customary information covenants and inspection rights) and shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of the Borrower relating to outstanding indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any Change of Control), cannot mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of a Change of Control), in whole or in part, on or prior to the date that falls one year and one day after the date on which all Obligations are repaid in full and all Commitments have terminated or expired.

“Quarterly Compliance Certificate” shall have the meaning provided in Section 6.01(e).

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.

“Redemption Date” shall have the meaning provided in Section 4.01(l).

“Reference Period” shall mean, at any date, the period commencing on the first day of the first full fiscal quarter of the Borrower ending after the Initial Borrowing Date and ending on the last day of the last fiscal quarter for which a Quarterly Compliance Certificate has been delivered by the Borrower prior to such date.

“Refinancing” shall mean the Tender Offers and Consent Solicitations, the Optional Non-2008 Tender Offer Notes Refinancing and the other refinancing transactions contemplated by Sections 4.01(l) and 6.13 (including the execution and delivery of the Existing Tender Offer Notes Indenture Supplement as contemplated by Section 4.01(l)).

“Refinancing Documents” shall mean the documents, instruments and agreements entered into connection with the Refinancing.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Election” shall have the meaning provided in Section 3.02(A)(b).

“Reinvestment Notice” shall mean a written notice signed by an Authorized Officer stating that the Borrower, in good faith, intends and expects that the Borrower and its Subsidiaries will use all or a specified portion of the Net Cash Proceeds of an Asset Sale to finance a Permitted Acquisition within 270 days following the consummation of such Asset Sale.

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by the Borrower and its Subsidiaries to finance Permitted Acquisitions.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Administrative Agent, on behalf of the Required Lenders, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while an Event of Default under Section 8.01 exists and (ii) the date occurring 270 days after the date of the related Reinvestment Notice.

“Repayment Election” shall have the meaning provided in Section 3.02(A)(b).

“Replaced Lender” shall have the meaning provided in Section 1.13.

“Replacement Lender” shall have the meaning provided in Section 1.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding B Term Loans (and, if prior to the termination thereof, Delayed-Draw B Term Commitments) and Revolving Commitments (or, after the termination thereof, outstanding RF Loans and Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) constitute greater than 50% of the sum of (i) all outstanding B Term Loans (and, if prior to the termination thereof, Delayed-Draw B Term Commitments) of Non-Defaulting Lenders and (ii) the Total Revolving Commitment less the Revolving Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding RF Loans of Non-Defaulting Lenders and the aggregate Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Required RF Lenders” shall mean those RF Lenders which are Non-Defaulting Lenders and which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding B Term Loans were repaid in full and the Total Delayed-Draw B Term Commitment had terminated in its entirety.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary, (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Borrower or any of its Subsidiaries.

“Restricted Investment Entity” shall mean, as to any Person, (i) any other Person, other than an individual or a Wholly-Owned Subsidiary of such Person, (x) in which such Person or a Subsidiary of such Person holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership) and (y) which is engaged in the Business and/or (ii) any Wholly-Owned Domestic Subsidiary of such Person the capital stock or other equity interests of which then owned by such Person are not pledged pursuant to the Pledge Agreement (other than as a result of applicable regulatory laws restricting such pledge).

“Restricted Payment” shall mean, with respect to the Borrower or any of its Subsidiaries, (i) any Dividend by such Person, (ii) any payment of cash interest by such Person on account of any Indebtedness that is subordinated in right of payment to the Obligations (including, without limitation, any Permitted Senior Subordinated Notes, any Additional Permitted Subordinated Debt and guaranties thereof), (iii) any payment by the Borrower or any of its Subsidiaries with respect to any Intercompany Debt and (iv) the making of (or giving any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment, repurchase, redemption or acquisition for value as a result of any asset sale, change of control or similar event of any Permitted Acquired Debt, any Scheduled Existing Indebtedness (other than the Existing Seller/Opco Notes not refinanced pursuant to the Refinancing, so long as no Default or Event of Default then exists or would result from the prepayment, repurchase or redemption thereof), any Existing 2008 Subordinated Notes Document, any Existing 2010 Subordinated Notes Document, any Existing 2010 Senior Notes Document and, on and after the execution, delivery and/or incurrence thereof, any Permitted Senior Unsecured Notes Document, any Permitted Senior Subordinated Notes Document, any other Permitted Junior Capital and any Permitted Refinancing Indebtedness.

“Revolving Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Annex I hereto directly below the column entitled “Revolving Commitment,” as the same may be (x) reduced or terminated from time to time pursuant to Section 2.02, 2.03 and/or 8 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 and/or 11.04.

“Revolving Facility” shall mean the Facility evidenced by the Total Revolving Commitment.

“RF Commitment Commission” shall have the meaning provided in Section 2.01(a).

“RF Lender” shall mean at any time each Lender with a Revolving Commitment or with outstanding RF Loans.

“RF Loan” shall have the meaning provided in Section 1.01(c).

“RF Maturity Date” shall mean February 8, 2011.

“RF Note” shall have the meaning provided in Section 1.05(a).

“Scheduled Existing Indebtedness” shall have the meaning provided in Section 7.04(g).

“SEC” shall have the meaning provided in Section 6.01(g).

“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act.

“2d-Tier Holdco” shall mean any indirect Subsidiary of the Borrower that is a holding company formed to hold the capital stock or other equity interests of one or more Subsidiaries (i.e., is not an operating company).

“Section 1A.01(c) Arrangements” shall have the meaning provided in Section 1A.01(c).

“Section 3.04 Certificate” shall have the meaning provided in Section 3.04(b)(ii).

“Secured Creditor” shall mean and include any “Secured Creditor” as defined in the Pledge Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Segregated Account” shall have the meaning specified in Section 4.01(l)(iii).

“Senior Consolidated Debt” shall mean, at any time, (i) Consolidated Debt at such time less (ii) any such Consolidated Debt that constitutes Indebtedness under any Existing 2010 Senior Subordinated Notes Documents, any Permitted Senior Subordinated Notes Documents, any Additional Permitted Subordinated Debt and/or Permitted Refinancing Indebtedness incurred to refinance Permitted Senior Subordinated Notes less (iii) the amount of any Disqualified Preferred Stock deemed to be Consolidated Debt at such time pursuant to the definition thereof.

“Senior Secured Consolidated Debt” shall mean, at any time, (i) Senior Consolidated Debt at such time less (ii) any such Senior Consolidated Debt that constitutes Indebtedness under the Existing 2010 Senior Notes Documents, any Permitted Senior Unsecured Notes Documents and/or Permitted Refinancing Indebtedness incurred to refinance the foregoing.

“Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (x) Senior Secured Consolidated Debt on such date to (y) Adjusted Consolidated EBITDA for the Test Period then or last ended.  All calculations of the Senior Secured Leverage Ratio shall be made on a Pro Forma Basis.

“Series A Preferred Stock” shall mean Series A preferred stock of the Borrower, par value $.01 per share, authorized by Article IV.B.1. of the Borrower’s certificate of incorporation consisting of 1,000,000 authorized shares.

“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $5,000,000.

“Stated Amount” shall mean, with respect to any Letter of Credit at any time, the maximum available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“STE” shall mean ST Enterprises, Ltd., a Kansas corporation.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.  Notwithstanding the foregoing (and except for purposes of (x) Sections 5.01, 5.04, 5.12, 5.13, 5.14, 5.17, 6.01(f), 6.04, 6.06, 6.07, 8.05, 8.06 and 8.09 and the defined terms used therein and (y) the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its other Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantors” shall mean each Subsidiary party to the Subsidiary Guaranty.

“Subsidiary Guaranty” shall have the meaning provided in Section 4.01(h).

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the RF Maturity Date.

“Swingline Lender” shall mean DBTCA in its individual capacity for so long as DBTCA is the Administrative Agent hereunder, and thereafter shall mean the successor Administrative Agent in its individual capacity.

“Swingline Loan” shall have the meaning provided in Section 1.01(d).

“Swingline Note” shall have the meaning provided in Section 1.05(a).

“Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Syndication Date” shall mean the earlier of (i) the 90th day following the Initial Borrowing Date and (ii) the date upon which the Administrative Agent determines (and notifies the Borrower and the Lenders) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 11.04(b)) has been completed.

“S&P” shall have the meaning provided in the definition of “Cash Equivalents”.

“Taxes” shall have the meaning provided in Section 3.04(a).

“TelCo” shall mean any Subsidiary of the Borrower that is an operating company (except to the extent same is a Non-Core Asset).

“Tender Offer and Consent Solicitation Consummation” shall mean the taking of the actions specified in clause (y) of Section 4.01(l)(ii) and 6.13(a).

“Tender Offers and Consent Solicitations” shall have the meaning provided in Section 4.01(l).

“Term Loan Maturity Date” shall mean February 8, 2012.

“Term Loans” shall mean, collectively, each B Term Loan and each Delayed-Draw B Term Loan.

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“THL” shall mean THL Equity Advisors IV, LLC and its Affiliates.

“Total Available Revolving Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Commitment at such time less (y) the Blocked Revolving Commitment as in effect at such time.

“Total Commitment” shall mean, at any time, the sum of the Total Initial B Term Commitment, the Total Delayed-Draw B Term Commitment, the Total Incremental B Term Commitment and the Total Revolving Commitment at such time.

“Total Delayed-Draw B Term Commitment” shall mean the sum of the Delayed-Draw B Term Commitments of each of the Lenders.

“Total Incremental B Term Commitment” shall mean the sum of the Incremental B Term Commitments of each of the Lenders.

“Total Initial B Term Commitment” shall mean the sum of the Initial B Term Commitments of each of the Lenders.

“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Commitment” shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of (x) the aggregate principal amount of all RF Loans and Swingline Loans at such time plus (y) the Letter of Credit Outstandings at such time.

“Transaction” shall mean (i) the Refinancing, (ii) the issuance of Borrower Common Stock pursuant to the IPO, (iii) the entering into of the Credit Documents and the incurrence of all Loans and the issuance of all Letters of Credit on the Initial Borrowing Date, and (iv) the payment of fees and expenses in connection with the foregoing.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in New York.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 1A.04.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is acquired or created after the Effective Date and designated by the Borrower as an “Unrestricted Subsidiary” hereunder by written notice to the Administrative Agent, provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Initial Borrowing Date and so long as (i) no Default or Event of Default exists or would result therefrom, (ii) such Subsidiary is not a Telco or a Carrier Services Company, and (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.06(l), with the Pledge Party’s or respective Qualified Subsidiary’s ownership percentage in the value of the assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as an Investment pursuant to Section 7.06(l); provided that at the time of the initial Investment in any Subsidiary designated as an “Unrestricted Subsidiary”, such Subsidiary and the Borrower shall have entered into tax sharing agreement on a basis which is satisfactory to the Administrative Agent.

“Unutilized Revolving Commitment” for any Lender with a Revolving Commitment at any time shall mean the excess of (i) the Revolving Commitment of such Lender at such time over (ii) the sum of (x) the aggregate outstanding principal amount of RF Loans made by such Lender at such time plus (y) an amount equal to such Lender’s Percentage of the Letter of Credit Outstandings at such time.

“U.S.” shall mean the United States of America and any state or territory thereof or the District of Columbia.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ qualifying shares, is owned directly or indirectly by such Person; provided, however, that (x) for purposes of the definitions of “Asset Sale”, “Available Basket Amount”, “Available Basket Sub-Limit”, “Consolidated Net Income” and “Wholly-Owned Domestic Subsidiary” and Sections 6.10, 7.06(c), (h) and (l), 90%-Owned Subsidiaries that are Telcos or Carrier Services Companies shall be deemed to be “Wholly-Owned Subsidiaries” and (y) no Unrestricted Subsidiary shall be considered a Wholly-Owned Subsidiary.

“Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

SECTION 10.  The Agents

10.01  Appointment.  (a)  Each Lender hereby irrevocably designates and appoints (x) DBTCA as Administrative Agent for such Lender (for purposes of this Section 10, the term “Administrative Agent” shall mean DBTCA in its capacities as Administrative Agent and as Collateral Agent hereunder and pursuant to the Pledge Agreement), (y) BAS as Syndication Agent for such Lender, and (z) CoBank and GECC as Co-Documentation Agents for such Lender, each to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent, the Syndication Agent and each Co-Documentation Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent, the Syndication Agent or such Co-Documentation Agent, as the case may be, by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Each of the Agents may perform any of their respective duties under this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and/or Collateral Agent may perform any of its duties under the Pledge Agreement by or through one or more of its affiliates).

(b)           The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, each of the Administrative Agent, the Syndication Agent and each Co-Documentation Agent shall act solely as agent for the Lenders, and none of the Administrative Agent, the Syndication Agent or the Co-Documentation Agents assumes (and shall not be deemed to have assumed) any obligation or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

10.02  Nature of Duties.  (a)  No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither any Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Agents shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)           Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers and the Joint Book Running Managers is named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Joint Lead Arranger and each Joint Book Running Manager shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as, and to the extent, provided for under Sections 10.07 and 11.01.  Without limitation of the foregoing, none of the Joint Lead Arrangers or the Joint Book Running Managers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

10.03  Certain Rights of the Agents.  The Agents shall have the right to request instructions from the Required Lenders at any time.  If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against any Agent or any of its employees, directors, officers, agents or affiliates as a result of such Agent or such other person acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

10.04  Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, telephone message or other document or conversation that such Agent believed, in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent (which may be counsel for the Credit Parties) and, with respect to other matters, upon advice of independent public accountants or other experts selected by it.

10.05  Notice of Default, etc.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has actually received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or all Lenders, to the extent required by Section 11.12(a)); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (as determined by the Administrative Agent in its sole discretion).

10.06  Nonreliance on Agents and Other Lenders.  Independently and without reliance upon any Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  No Agent or their respective affiliates nor any of their respective officers, directors, agents or employees shall be responsible to any Lender or the holder of any Note for, or be required or have any duty to ascertain, inquire or verify the accuracy of, (i) any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, (ii) the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document, (iii) the financial condition of the Borrower and any of its Subsidiaries, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, (v) the satisfaction of any of the conditions precedent set forth in Section 4, or (vi) the existence or possible existence of any Default or Event of Default.

10.07  Indemnification.  (a)  To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentages” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b)           Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)           The agreements in this Section 10.07 shall survive the payment of all Obligations.

10.08  Agents in their Individual Capacities.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Majority Lenders”, “Required Lenders”, “Required RF Lender”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.09  Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

10.10  Resignation of the Agents.  (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents (including, without limitation, its functions and duties as Collateral Agent) at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 8.05 then exists, the Borrower.  Any such resignation by an Agent hereunder shall also constitute its resignation (if applicable) as a Letter of Credit Issuer and Swingline Lender, in which case the resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Letter of Credit Issuer or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder and/or under the other Credit Documents who shall be a commercial bank or trust company acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)           If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder and/or under the other

Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 15th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)           The Syndication Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the Borrower and the Administrative Agent.  Such resignation shall take effect at the end of such five Business Day period.

(f)            Either Co-Documentation Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the Borrower and the Administrative Agent.  Such resignation shall take effect at the end of such five Business Day period.

(g)           Upon a resignation of any Agent pursuant to this Section 10.10, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 10 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent.

10.11  Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Pledge Agreement for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Pledge Agreement, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Pledge Agreement which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Pledge Agreement.

(b)           The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Sections 7.02 and 11.12(a), (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.12) or (iv) as otherwise may be expressly provided in the Pledge

Agreement.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.11.

(c)           The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.11 or in the Pledge Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.12  Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from the Borrower, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 11.  Miscellaneous.

11.01  Payment of Expenses, etc. (a)  The Borrower agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case LLP) and of each Agent, the Collateral Agent, each Letter of Credit Issuer, the Swingline Lender and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agents, the Collateral Agent, each Letter of Credit Issuer, the Swingline Lender and each of the Lenders); (ii) pay and hold each of the Lenders (including in its capacity as Agent, Collateral Agent, Swingline Lender and/or Letter of Credit Issuer) harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Lender (including in its capacity as Agent, Collateral Agent, Swingline Lender and/or Letter of Credit Issuer) and its affiliates, and each officer, director, trustee, employee, representative, advisor and agent thereof (each, an “Indemnified Person”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among any Agent, any Lender, any Credit Party or any third Person or otherwise (except to the extent between or among any Lenders in their capacity as such)) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or ground water or on the surface or subsurface of any property owned or operated at any time by Borrower or any of its Subsidiaries or the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, or the noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or any Environmental Claim in connection with the Borrower or any of its Subsidiaries or business or operations or any property owned or operated at any time by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses (x) of an Indemnified Person, to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable decision and (y) for purposes of clause (b) only and without limiting the indemnity in favor of such Indemnified Persons for purposes of clause (a), to the extent incurred by any affiliate of an Agent, Collateral Agent, Swingline Lender and/or Letter of Credit Issuer and any officer, director, trustee, employee, representative, advisor and agent of any such affiliate, if such Indemnified Person is not involved, directly or indirectly, in any of the transactions contemplated by the Credit Documents).

(b)           To the full extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) .

11.02  Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special but not trust accounts) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Pledge Party against and on account of the Obligations and liabilities of such Pledge Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Pledge Party purchased by such Lender pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

11.03  Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, faxed, cabled or delivered, if to the Borrower at the address specified opposite its signature below, if to any Lender, at its address specified for such Lender on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto.  All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

11.04  Benefit of Agreement.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each of the Lenders.  Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10, 1A.06 and 3.04 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of any prepayment of, or the method of any application of any prepayment to, the Loans shall not constitute an extension of the Maturity Date therefor), or reduce the rate or extend the time of payment of interest or Fees (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Collateral, (iii) release all or substantially all of the Subsidiaries from the Subsidiary Guaranty (except as provided therein) or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document.

(b)           Notwithstanding the foregoing, (x) any Lender may assign all or a portion of its outstanding B Term Loans, Delayed-Draw Term Commitments and/or Revolving Commitment and its rights and obligations hereunder (which assignment does not have to be pro rata among the Facilities) to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed and/or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor and (y) with the consent of the Administrative Agent and, if no Default under Section 8.01 or 8.05 or Event of Default exists, the Borrower (which consents shall not be unreasonably withheld or delayed), any Lender (or any Lender together with one or more other related Lenders) may assign all, or if less than all, a portion equal to at least (I) in the case of Revolving Commitments, $2,500,000 in the aggregate for the assigning Lender or Lenders of such outstanding Loans and Commitments and its or their related rights and obligations hereunder and (II) in the case of B Term Loans and Delayed-Draw B Term Commitments, $1,000,000 in the aggregate for the assigning Lender or Lenders of such outstanding Loans and/or Commitments and its or their related rights and obligations hereunder, to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed and/or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee).  If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender.  Each assignment pursuant to this Section 11.04(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement and giving the Administrative Agent written notice thereof.  At the time of any such assignment, (i) either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500 (provided that only one assignment fee shall be payable in respect of any reasonably contemporaneous assignment by a Lender to any one or more funds that invest in loans and are managed and/or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor), (ii) Annex I shall be deemed to be amended to reflect the Commitments and Loans of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, and (iii) upon surrender of the old Notes the Borrower will, at its own expense, issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.05, provided, further, that such transfer or assignment will not become effective until recorded by the Administrative Agent on the Lender Register pursuant to Section 11.16.  To the extent of any assignment pursuant to this Section 11.04(b) to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a

Section 3.04 Certificate) described in Section 3.04(b).  To the extent that an assignment pursuant to this Section 11.04(b) would, at the time of such assignment, result in increased costs under Section 1.10 or 3.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).  Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior written notice to the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee or to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of, or any other representative of a holder of, such obligations, or such other creditor, as the case may be; provided that no such pledge shall release the transferor Lender from any of its obligations hereunder or substitute any such trustee, collateral agent or other assignee for such Lender as a party hereto.

(c)           Notwithstanding any other provisions of this Section 11.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower or any of its Subsidiaries to (i) file a registration statement with the SEC, (ii) qualify the Loans under the “Blue Sky” laws of any State or (iii) integrate such transfer or assignment with a separate securities offering of securities of the Borrower or any of its Subsidiaries.

(d)           Each Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this Section 11 will, upon its becoming party to this Agreement, represent that it is an Eligible Transferee which makes or invests in loans in the ordinary course and that it will make or acquire Loans for its own account in the ordinary course, provided that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(e)           Any Lender which assigns all of its Commitments and/or Obligations hereunder in accordance with Section 11.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 1A.06, 3.04, 11.01 and 11.06), which shall survive as to such assigning Lender.

11.05  No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.06  Payments Pro Rata.  (a)  The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Pledge Party in respect of any Obligations of such Pledge Party hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Pledge Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.07  Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders), provided that (x) except as otherwise specifically provided herein, all computations determining compliance with Sections 7.11 and 7.12, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2003 historical financial statements of the Borrower delivered to the Lenders pursuant to Section 5.10(b), (y) that if at any time such computations utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such financial statements shall be accompanied by reconciliation work-sheets and (z) for purposes of calculating financial terms, all covenants and related definitions, all such calculations based on the operations of the Borrower and its Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries.

(b)           All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days (365-366 days in the case of interest on Base Rate Loans).

11.08  Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.  (a)  This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York.  Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.  Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Credit Party located outside New York City and by hand delivery to each Credit Party located within New York City, at its address for notices pursuant to Section 11.03, such service to become effective 30 days after such mailing.  Nothing herein shall affect the right of the Administrative Agent, any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

(b)           Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)           Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

11.09  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

11.10  Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which each of the Borrower, the Administrative Agent, the Syndication Agent, each Co-Documentation Agent and each Lender shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by way of facsimile transmission) to the Administrative Agent.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

11.11  Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.12  Amendment or Waiver.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected thereby in the case of the following clauses (i) and (vii)), (i) extend the final scheduled maturity of any Loan or Note (it being understood that any waiver of any prepayment of, or the method of application of any prepayment to, the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees, or reduce (or forgive) the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (ii) amend, modify or waive any provision of this Section 11.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Initial B Term Loans and the Revolving Commitments on the Initial Borrowing Date), (iii) reduce the percentage specified in, or (except to give effect to any additional facilities hereunder) otherwise modify, the definition of Required Lenders, (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (v) release all or substantially all of the Collateral, (vi) release all or substantially all of the Subsidiaries from the Subsidiary Guaranty (except as provided therein), or (vii) alter the requirements set forth in Sections 3.02(B) and 11.06 that certain payments with respect to Loans under a given Facility be applied or distributed on a pro rata basis to the holders of such Loans; provided, further, that no such change, waiver, discharge or termination shall, (t) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and RF Loans pursuant to this Agreement as originally in effect, without the consent of the Majority Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Facilities, pursuant to Sections 3.02(A)(b) through (g) and Section 2.03(c) or (e), as applicable (it being understood, however, that the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (u) without the consent of the Majority Lenders of the respective Facility affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (v) without the written consent of the Required RF Lenders, amend, modify or waive any condition precedent set forth in Section 4.02 or 4.03 with respect to the making of RF Loans, Swingline Loans or the issuance of Letters of Credit, (w) without the consent of each Letter of Credit Issuer, amend, modify or waive any provision of Section 1A or alter its rights or obligations with respect to Letters of Credit, (x) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (y) without the consent of the respective Agent, amend, modify or waive any provision of Section 11 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent and (z) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)           If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 11.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Facilities of Loans (or related Commitments), to replace only the Revolving Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Commitment (if such Lender’s consent is required as a result of its Revolving Commitment) and/or repay each Facility of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable Percentage of the Letter of Credit of Outstandings, in accordance with Sections 2.02(b) and/or 3.02(A)(a), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 11.12(a).

(c)           Notwithstanding anything to the contrary contained in clause (a) above of this Section 11.12, the Borrower, the Administrative Agent and each Incremental B Term Lender may, in accordance with the provisions of Section 1.14, enter into an Incremental B Term Commitment Agreement, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Incremental B Term Lender of such Incremental B Term Commitment Agreement, such Incremental B Term Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 11.12.

11.13  Survival.  All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 3.04, 10.06 or 11.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

11.14  Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under Section 1.10 or 3.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Lender prior to such transfer.

11.15  Confidentiality.  (a)  Each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, trustees, auditors, counsel or other professional advisors, to affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or any of its Subsidiaries which is furnished pursuant to any Credit Document and which is designated by the Borrower or the Borrower to the Lenders in writing as confidential; provided, that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or to the National Association of Insurance Commissioners, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation (notice of which will be promptly sent to the Borrower to the extent permitted by law), (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, and (e) to any pledgee referred to in Section 11.04(b) or any prospective transferee that is an Eligible Transferee that is acceptable to the Borrower in connection with any contemplated transfer of any of the Notes or any interest therein by such Lender to the extent that such prospective transferee is notified of the confidentiality requirements relating thereto.  No Lender shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary.  The Borrower hereby agrees that the failure of a Lender to comply with the provisions of this Section 11.15 shall not relieve the Credit Parties of any of their obligations to such Lender under this Agreement and the other Credit Documents.

(b)           The Borrower hereby represents and acknowledges that, to the best of its knowledge, neither any Lender, nor any employees or agents of, or other persons affiliated with, any Lender, have directly or indirectly made or provided any statement (oral or written) to the Borrower or to any of its employees or agents, or other persons affiliated with or related to the Borrower (or, so far as the Borrower is aware, to any other person), as to the potential tax consequences of the Transaction.

11.16  Lender Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 11.16, to maintain a register (the “Lender Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each of the Lenders.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments or Loans of such Lender and the rights to the principal of, and interest on, such Loans or any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 11.04(b).  Any provision of Incremental B Term Commitments pursuant to Section 1.14 shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance of the Administrative Agent of a properly executed and delivered Incremental B Term Commitment Agreement.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.16 (but excluding such losses, claims, liabilities or liabilities incurred by reason of the Administrative Agent’s gross negligence or willful misconduct).

11.17  Patriot Act Notice.  Each Lender that is subject to the Patriot Act, the Letter of Credit Issuer and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Borrower that, pursuant to the requirements of the Patriot Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender, the Letter of Credit Issuer or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

11.18  Post-Closing Actions.  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

(a)           (i)  The security interests in respect of, and Liens securing, the Existing Seller/Opco Notes (other than the Existing Seller/Opco Note owed by the Borrower) are not required to have been terminated and released, and the Borrower and the other Credit Parties are not required to have delivered to the Administrative Agent all such releases as may have been reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (including without limitation proper termination statements (Form UCC-3 or the appropriate equivalent)), in each case on the Initial Borrowing Date pursuant to Section 4.01(l)(vii), and (ii) within 90 days after the Initial Borrowing Date, all security interests in respect of, and Liens securing, such Existing Seller/Opco Notes shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (including without limitation proper termination statements (Form UCC-3 or the appropriate equivalent)).

(b)           (i) A physical copy of the “Declaration of Effectiveness” constituting an IPO Document hereunder was not required to be delivered on the Initial Borrowing Date pursuant to Section 4.01(k) and (ii) promptly following the Borrower’s receipt thereof from the SEC, a physical copy of such “Declaration of Effectiveness” shall be delivered to the Administrative Agent.

(c)           (i) Certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name any of the Credit Parties listed in Annex X as debtor and that are filed in the jurisdictions set forth opposite such Credit Party’s name in said Annex, together with copies of such other financing statements that name such Person as debtor were not required to be delivered on the Initial Borrowing Date, (ii) within 15 days following the Initial Borrowing Date, such certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, and related copies of financing statements shall have been delivered to the Collateral Agent and (iii) within 180 days following the Initial Borrowing Date, unless otherwise agreed by the Collateral Agent in its sole discretion, the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law, fully executed (where required) for filing, for all financing statements that name any of the Credit Parties listed in Annex X as debtor and which cover any of the Collateral (except to the extent evidencing Permitted Liens).

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Initial Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 11.18 and (y) all representations and warranties relating to the Pledge Agreement shall be required to be true in all material respects immediately after the actions required to be taken by Section 11.18 have been taken (or were required to be taken).  The incurrence of Loans on the Initial Borrowing Date shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 11.18 will be, or have been, taken within the relevant time periods referred to in this Section 11.18 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 11.18, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:	FAIRPOINT COMMUNICATIONS, INC.
521 East Morehead Street, Suite 250
Charlotte, NC 28202	By:	/s/ Timothy W. Henry
Title: Vice President of Finance & Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, Individually and as Administrative Agent

	By:	/s/ Anca Trifan
Title: Director

BANK OF AMERICA, N.A., Individually and as Syndication Agent

	By	/s/ Robert Klawinski
Title: Senior Vice President

COBANK, ACB, Individually and as Co- Documentation Agent

	By	/s/ Rick Freeman
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, Individually and as Co- Documentation Agent

	By	/s/ Matthew A. Toth III
Title: Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P.

	By	/s/ William Archer
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.

	By	/s/ Eugene F. Martin
Title: Vice President

FairPoint Credit Agreement

CIT LENDING SERVICES CORPORATION

By	/s/ Michael V. Monahan
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Franklin M. Wessigner
Title: Managing Director

ANNEX 1

LENDER COMMITMENTS

	Revolving Commitments	Initial B Term Commitments	Delayed-Draw B Term Commitments
Deutsche Bank Trust Company Americas	$25,925,000	$518,500,000	$9,250,000
Bank of America, N.A.	$20,925,000		$9,250,000
Goldman Sachs Credit Partners L.P.	$12,825,000
Morgan Stanley Senior Funding, Inc.	$12,825,000
CoBank, ACB	$10,000,000	$47,500,000	$2,000,000
General Electric Capital Corporation	$10,000,000		$2,000,000
CIT Lending Services Corporation	$5,000,000
Wachovia Bank, National Association	$2,500,000
	$100,000,000	$566,000,000	$22,500,000

ANNEX II

LENDER ADDRESSES

DEUTSCHE BANK TRUST COMPANY AMERICAS	60 Wall Street New York, NY 10006 Attention: Anca Trifan Telephone: 646-324-2184 Facsimile: 646-324-7456
BANK OF AMERICA, N.A.	901 Main Street, 14th Floor Dallas, TX 75202 Attention: Shelley Bloom Telephone: 214-209-4103 Facsimile: 214-290-9462
GOLDMAN SACHS CREDIT PARTNERS L.P.	30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attention: Philip Green/Rosalee Gordon Telephone: 212-357-7570/4256 Facsimile: 212-357-4597
MORGAN STANLEY SENIOR FUNDING, INC.	1633 Broadway, 25th Floor New York, NY 10019 Attention: Larry Benison Telephone: 212-537-1439 Facsimile: 212-537-1866
COBANK, ACB	5500 South Quebec St. Greenwood Village, CO 80111 Attention: Deann Sullivan Telephone: 303-740-4315 Facsimile: 303-740-4021
GENERAL ELECTRIC CAPITAL CORPORATION	Corporate Financial Services 201 Merritt 7, P.O. Box 5201 Norwalk, CT 06856-5201 Attention: Mary Lou Parks Telephone: 203-229-5740 Facsimile: 203-229-5791
CIT LENDING SERVICES CORPORATION	1211 Avenue of the Americas, 21st Floor New York, NY 10036 Attention: Delilah DeMetro Telephone: 212-536-1299 Facsimile: 212-536-1329
WACHOVIA BANK, NATIONAL ASSOCIATION	301 South College Street Charlotte, NC 28288 Attention: Sharon Gibson Telephone: 704-715-0094 Facsimile: 704-715-7608

ANNEX III

SUBSIDIARIES

A.                                    FairPoint Broadband, Inc. (f/k/a MJD Holdings Corp.) - 3,000 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

FairPoint Communications, Inc. - 100 shares
Morehead Place, 521 E. Morehead Street,
Suite 250, Charlotte, North Carolina 28202

B.                                    ST Enterprises, Ltd. - 200,000 shares of Common Stock, par value $.01 per share, authorized; 90,000 shares issued and outstanding.

FairPoint Communications, Inc. - 90,000 shares
Morehead Place, 521 E. Morehead Street,
Suite 250, Charlotte, North Carolina 28202
Common Stock Purchase Warrants - 222.98 warrants issued and outstanding

Steve McGeeney - Warrants to purchase 111.49 shares
c/o Paul, Hastings, Janofsky & Walker LLP
Ninth Floor
1055 Washington Boulevard
Stamford, Connecticut  06901-2217

Sylvana Zoberg - Warrants to purchase 111.49 shares
418 East 59th Street
New York, New York  10022

C.                                    All the issued and outstanding stock of the following entities is held by ST Enterprises, Ltd., P.O. Box 199, Dodge City, Kansas 67801:

Northland Telephone Company of Maine, Inc. - 200 shares of Common stock, par value $.01 per share, authorized; 100 shares issued and outstanding

STE/NE Acquisition Corp. (d/b/a Northland Telephone Company of Vermont) - 1,000 shares of Common Stock, par value $.01 per share, authorized; 1,000 shares issued and outstanding

ST Computer Resources, Inc. - 10,000 shares of Common Stock, no par value, authorized; 500 shares issued and outstanding

ST Long Distance, Inc. - 1,000 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding

D.            Sunflower Telephone Company, Inc. - 1,500 shares of Common Stock, par value $100 per share, authorized; 968 shares issued and outstanding.  1,500 shares of Preferred Stock, par value $100 per share, authorized; 234 preferred shares issued and outstanding (234 preferred shares and 282 common shares held in treasury).

ST Enterprises, Ltd. - 684 common shares
P.O. Box 199
Dodge City, Kansas 67081

Frank and Mathilda Schreck - 2 common shares
Marienthal, Kansas  67863

E.                                      MJD Ventures, Inc. - 100 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

FairPoint Communications, Inc. - 100 common shares
Morehead Place, 521 E. Morehead Street,
Suite 250, Charlotte, North Carolina 28202

F.             All of the issued and outstanding stock of the following entities is held by MJD Ventures, Inc., Morehead Place, 521 E. Morehead Street, Suite 250, Charlotte, North Carolina 28202:

Sidney Telephone Company - 100,000 shares of Common Stock, par value $.01 per share, authorized; 100 common shares issued and outstanding.

Ellensburg Telephone Company - 50,000 shares of Common Stock, par value $10.00 per share, authorized; 100 shares issued and outstanding.

Taconic Telephone Corp. - 100 shares of Common Stock, par value $100 per share, authorized; 100 shares issued and outstanding.

Chouteau Telephone Company - 100 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

C-R Communications, Inc. - 750 shares of Common Stock, without par value, authorized; 750 shares issued and outstanding.

Telephone Service Company - 8,000 shares of Common Stock, no par value, authorized; 100 shares issued and outstanding.

Chautauqua and Erie Telephone Corporation - 100,000 shares of Common Stock, par value $.01 per share, authorized; 100 shares

2

issued and outstanding.  35,000 shares of Preferred Stock, par value $50 per share, authorized; 0 shares issued and outstanding.

The Columbus Grove Telephone Company - 500 shares of Common Stock, $100 par value, authorized; 318 shares issued and outstanding.

Utilities, Inc. - 50,000 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding; 20,000 shares of Preferred Stock authorized; 0 shares outstanding.

The Orwell Telephone Company - 10,000  shares of Common Stock, no par value, authorized; 4,795.7461 shares issued and outstanding.

GTC Communications, Inc. – 1,500,000 shares of Common Stock, par value $0.01 per share, authorized; 1,000,000 shares issued and outstanding.

Peoples Mutual Telephone Company – 12,000 shares of Common Stock, par value $25.00 per share, authorized; 9,832 shares issued and outstanding.

Fremont Telcom Co. - 100,000 shares of Common Stock, no par value, authorized; 5,155.5 issued and outstanding.

Fretel Communications, LLC - 100% membership interest

Comerco, Inc. - 50,000 shares of Common Stock, $10 par value, authorized; 31,250 shares issued and outstanding.

Marianna and Scenery Hill Telephone Company - 2400 shares of Common Stock, par value $25 per share, authorized; 306 shares issued and outstanding and 400 shares of Preferred Stock, par value $100 per share; 0 shares issued and outstanding (194 shares of Common Stock are held in treasury).

Commtel Communications Inc. – 100,000 shares of Common Stock, par value $1.00 per share, authorized, 1 share issued and outstanding.

Community Service Telephone Co. (d/b/a FairPoint New England – Community Service Telephone Co.) – 250,000 shares of Common Stock, par value $10.00 per share, authorized; 100 shares issued and outstanding.

FairPoint Berkshire Corporation – 200 shares of Common Stock, no par value, authorized; 100 shares issued and outstanding.

3

G.                                    YCOM Networks, Inc. - 450 shares of Common Stock, $100 par value, authorized; 294 shares issued and outstanding.

Comerco, Inc. - 294 shares

H.                                    Peoples Mutual Services Company – 500 shares of Common Stock, no par value, authorized; 1 share issued and outstanding.

Peoples Mutual Telephone Company – 1 share

I.                                         Peoples Mutual Long Distance Company – 10,000 shares of Common Stock, no par value authorized; 10,000 shares issued and outstanding.

Peoples Mutual Telephone Company – 10,000 shares

J.                                      St. Joe Communications, Inc. – 1,000 shares of Common Stock, par value $1.00 per share, authorized; 1,000 shares issued and outstanding.

GTC Communications, Inc. – 1,000 shares

K.                                    GTC, Inc. – 25,000 shares of Common Stock, par value $100 per share, authorized; 14,890 shares issued and outstanding.

St. Joe Communications, Inc. – 14,890 shares

L.                                     GTC Finance Corporation (f/k/a TPGC Finance Corporation)  – 300 shares of Common Stock, par value $0.01 per share, authorized; 300 shares issued and outstanding.

GTC, Inc. – 300 shares

M.                                  MJD Services Corp. - 100 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

FairPoint Communications, Inc. - 100 shares
Morehead Place, 521 E. Morehead Street,
Suite 250, Charlotte, North Carolina 28202

N.                                    Marianna Tel, Inc. - 100 shares of Common Stock, par value $10 per share authorized; 100 shares issued and outstanding.

Marianna and Scenery Hill Telephone Company - 100 shares

O.            All of the issued and outstanding stock of the following entities is held by MJD Services Corp., Morehead Place, 521 E. Morehead Street, Suite 250, Charlotte, North Carolina 28202:

Bluestem Telephone Company - 100 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

4

Big Sandy Telecom, Inc. - 100 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

Columbine Telecom Company (f/k/a Columbine Acquisition Corp.) - 100 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

Ravenswood Communications, Inc. - 1,000 shares of Common Stock, no par value, authorized; 405 shares issued and outstanding.

Yates City Telephone Company - 500 shares of Common Stock, $20.00 par value, authorized; 252 issued and outstanding.

P.                                     Odin Telephone Exchange, Inc. - 150 shares of Common Stock, no par value per share, authorized; 101 shares issued and outstanding (5.7143 shares held in treasury).

MJD Services Corp. - 95.2857 common shares
521 E. Morehead Street, Suite 250
Charlotte, North Carolina  28202

Q.                                   Orwell Communications, Inc. - 500 shares of Common Stock, no par value, authorized; 500 issued and outstanding.

The Orwell Telephone Company – 500 shares
70 South Maple Street
P.O. Box 337
Orwell, Ohio 44076-0337

R.                                    MJD Capital Corp. - 100 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

FairPoint Communications, Inc. - 100 shares
Morehead Place, 521 E. Morehead Street,
Suite 250, Charlotte, North Carolina 28202

S.                                     All of the issued and outstanding stock of the following entities is held by C-R Communications, Inc., 106 N. 6th Street, Cornell, Illinois 61319:

C-R Telephone Company - 750 shares of Common Stock, par value $10.00 per share, authorized; 100 shares issued and outstanding.

C-R Long Distance, Inc. -  10,000 shares of Common Stock, no par value, authorized; 100 shares issued and outstanding.

T.                                     Elltel Long Distance Corp. – 100 shares of Common Stock, $0.01 par value,  authorized; 100 shares issued and outstanding.

5

Ellensburg Telephone Company – 100 shares
305 N. Ruby St.
P.O. Box 308
Ellensburg, WA 98926

U.            All of the issued and outstanding stock of the following entities is held by Taconic Telephone Corp., One Taconic Place, Chatham, NY 12037:

Taconic Cellular Corp. - 1 share of Common Stock, no par value, authorized; 1 share issued and outstanding.

Taconic Technology Corp. - 200 shares of Common Stock, no par value, authorized; 200 shares issued and outstanding.

Taconic TelCom Corp. - 1 share of Common Stock, no par value, authorized; 1 share issued and outstanding.

Taconet Wireless Corp. - 1 share of Common Stock, no par value, authorized; 1 share issued and outstanding.

Taconet Corp. - 1 share of Common Stock, no par value, authorized; 1 share issued and outstanding.

V.                                    Chouteau Telecommunications & Electronics, Inc. - 200,000 shares of Common Stock, par value $.01 per share, authorized; 100,000 shares issued and outstanding.

Chouteau Telephone Company – 100,000 shares.
102 S. McCracken
P.O. Box 909
Chouteau, OK 74337

W.                                All of the issued and outstanding stock of the following entities is held by Utilities, Inc., One Ossippee Trail East, P.O. Box 1480, Standish, ME 04084:

Standish Telephone Company - 26,000 shares of Common Stock, par value $25.00 per share, authorized, 23,560 shares issued and outstanding.  12,000 shares of Preferred Stock authorized, 0 shares issued and outstanding.

China Telephone Company - 20,000 shares of Common Stock, par value $10.00 per share, authorized; 20,000 shares issued and outstanding.

Maine Telephone Company - 100,000 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

6

UI Long Distance, Inc. - 100,000 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

UI Communications, Inc. - 100,000 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

UI Telecom, Inc. - 100,000 shares of Common Stock, par value $.01 per share, authorized; 100 shares issued and outstanding.

X.            All of the issued and outstanding stock of the following entities is held by Ravenswood Communications, Inc., 48 West 1st Street, P.O. Box 257, El Paso, Illinois 61738:

The El Paso Telephone Company - 800 shares of Common Stock, par value $25 per share, authorized; 405 shares issued and outstanding.

El Paso Long Distance Company - 1,000 shares of Common Stock, no par value per share, authorized; 1,000 shares issued and outstanding.

Y.            Quality One Technologies, Inc. - 850 shares of Common Stock, no par value, authorized; 850 shares issued and outstanding.

The Columbus Grove Telephone Company – 850 shares.

Z.            All of the issued and outstanding stock of the following entities is held by Chautauqua and Erie Telephone Corporation, 30 Main Street, Westfield, New York 14787:

Chautauqua & Erie Communications, Inc. (f/k/a Chautauqua & Erie Technologies, Inc.) – 200 shares of Common Stock, no par value, authorized; 110 shares issued and outstanding.

Chautauqua & Erie Network, Inc. – 200 shares of Common Stock, no par value, authorized; 101 shares issued and outstanding.

C&E Communications, Ltd. – 200 shares of Common Stock, no par value, authorized; 101 shares issued and outstanding.

Western New York Cellular, Inc. – 200 shares of Common Stock, no par value, authorized; 101 shares issued and outstanding.

AA.         Chautauqua Cable, Inc. – 200 shares of Common Stock, no par value, authorized; 100 shares issued and outstanding.

Western New York Cellular, Inc. – 100 shares.

7

BB.         FairPoint Carrier Services, Inc. (f/k/a FairPoint Communications Solutions Corp., f/k/a FairPoint Communications Corp.) . – 3000 shares of Common Stock, $.01 par value, authorized, 100 issued and outstanding.

FairPoint Communications, Inc. - 100 shares
Morehead Place, 521 E. Morehead Street,
Suite 250, Charlotte, North Carolina 28202

CC.         All of the issued and outstanding stock of the following entities is held by FairPoint Carrier Services, Inc., Morehead Place, 521 E. Morehead Street, Suite 250, Charlotte, North Carolina 28202:

FairPoint Communications Solutions Corp. – New York – 100 shares of Common Stock, par value $0.01 per share authorized; 100 shares issued and outstanding.

FairPoint Communications Solutions Corp. – Virginia – 25,000 shares of Common Stock, par value $1.00 per share authorized; 100 shares issued and outstanding.

DD.         The sole member of Fremont Broadband, LLC is Fremont Telcom Co.

8

ANNEX IV

ERISA §3(2) PENSION PLANS SUBJECT TO TITLE IV

ACTIVE PLANS

1.                                       None

MULTIEMPLOYER PLANS PREVIOUSLY CONTRIBUTED TO

1.                                       Marianna and Scenery Hill Telephone Company previously contributed to the National Telephone Cooperative Association Defined Benefit Plan during the period between September 2001 (when Borrower acquired the stock of this Subsidiary) to December 31, 2002.  During this period, these contributions were for amounts which were a very small percentage of this plan’s total participants and total assets and contributions. Since 2002, Borrower has not received and does not anticipate any request or demand that it contribute additional amounts following its withdrawal in 2002.

TERMINATED OR MERGED PLANS
NO ASSETS REMAIN

1.                                       Retirement Plan of Utilities, Inc and Associated Employers for Standish Telephone Company and China Telephone Company

2.                                       Retirement Plan of Utilities, Inc. and Associated Employers for Telephone Service Co.

3.                                       STE/NE Acquisition Corp. Pension Plan for Vermont Employees of Transferred GTE Operations

4.                                       Retirement Plan for Employees of the Ellensburg Telephone Company

5.                                       Chautauqua and Erie Telephone Corporation Management Pension Plan

6.                                       Chautauqua and Erie Telephone Corporation Union Pension Plan

7.                                       Taconic Telephone Corp Union Employee Defined Benefit Plan

8.                                       Retirement Plan of Utilities, Inc and Associated Employers for Utilities, Inc.

9.                                       Taconic Telephone Corp. Management Employee Defined Benefit Plan

10.                                 St. Joe Communications, Inc. Salaried Employees Pension Plan

11.                                 St. Joe Communications, Inc. Hourly Employees Pension Plan

ANNEX V

EXISTING LIENS

A.                                    Liens on Capital Stock and Other Equity Interests of FairPoint Communications, Inc. and the Subsidiaries

1.                                       Under Kansas law, the minority stockholders of Sunflower Telephone Company, Inc. have the right to participate in any issuance of stock by Sunflower Telephone Company, Inc. on a pro rata basis.

Mortgages

2.                                       Supplemental Mortgage and Security Agreement dated as of May 6, 1975 by Taconic Telephone Corp. in favor of the United States of America (as filed in Columbia, Dutchess and Rensselaer Counties, New York).*

3.                                       Mortgage and Security Agreement dated as of June 7, 1960 by Yelm Telephone Company in favor of the Rural Electrification Administration.*

4.                                       Supplemental Mortgage and Security Agreement dated as of October 8, 1977 by Yelm Telephone Company in favor of the Rural Electrification Administration and Rural Telephone Bank.*

5.                                       Restated Mortgage, Security Agreement, and Financing Statement dated as of December 12, 1994 in favor of the Rural Electrification Administration. *

6.                                       Supplemental Mortgage and Security Agreement dated as of July 20, 1994 by Maine Telephone Company in favor of the Rural Telephone Finance Cooperative.

Liens on Tangible Personal Property of the Company and its Subsidiaries

7.                                       Liens on the capital stock of the Subsidiaries as described in Annex V(A).

8.                                       Liens on all tangible personal property of Taconic Telephone Corp. in favor of the United States of America.*

9.                                       Liens on all tangible personal property of Yelm Telephone Company in favor of Rural Electrification Administration.*

10.                                 Liens on all tangible personal property of Yelm Telephone Company in favor of Rural Electrification Administration and Rural Telephone Bank.*

11.                                 Liens on all tangible personal property of Maine Telephone Company in favor of Rural Telephone Finance Cooperative.

* To be released post-closing in accordance with Section 11.18 of the Credit Agreement.

ANNEX VI

SCHEDULED EXISTING INDEBTEDNESS

1.                                       Indemnification Agreement dated July 31, 1994 among WFT Acquisition Co., STE/NE Acquisition Corp. and Vermont Telephone Company, Inc.

2.                                       Unsecured Demand Notes to Chautauqua and Erie Telephone Corporation from various holders in the approximate aggregate principal amount of $387,000.

3.                                       Secured Note of Maine Telephone Company payable to Rural Telephone Finance Cooperative in an approximate outstanding principal amount of $2,156,200.

ANNEX VII

EXISTING INVESTMENTS

A.            Investments

1.     Odin Telephone Exchange, Inc. owns 2,006 shares (representing 14.29%) of the common stock, $.01 par value of Southern Illinois Cellular Corp. (“SICC”), which provides cellular telephone services within certain restricted areas of central and southern Illinois.

2.     The following entities own shares of Rural Telephone Bank:

•   Sunflower Telephone Company, Inc. – 571 Class C shares

•   Sidney Telephone Company – 131 Class C shares

•   Northland Telephone Company of Maine, Inc. – 2,176 Class C shares

•   Big Sandy Telecom, Inc. – 5 Class C shares

•   Odin Telephone Exchange, Inc. – 33 Class C

•   C-R Telephone Company – 18 Class C shares

3.     FairPoint Communications, Inc. has ownership in CoBank in the form of a Class B Participation Certificate in the approximate amount of $5,220,000.

4.     MJD Ventures, Inc. holds Patronage Capital Certificates in Rural Telephone Finance Corporation in the approximate amount of $418,989.

5.     MJD Ventures, Inc. owns 700 shares (12.5%) of Illinois Valley Cellular RSA 2, Inc., an Illinois corporation, which provides switching services to the Illinois Valley Cellular RSA 2-I, 2-II and 2-III Partnerships.

6.     MJD Services Corp. owns 700 shares (12.5%) of Illinois Valley Cellular RSA 2, Inc.

7.     Taconic Telephone Corp. owns a 7.5% limited partnership interest in the Orange County - Poughkeepsie Limited Partnership.

8.     Fremont Telecom Co. owns a 13.9% membership interest in Syringa Networks, LLC, an Idaho limited liability company, engaged in providing broadband telecommunications services.

9.     FairPoint Communications, Inc. owns 60,000 shares of Community Service Communications, Inc.

10.   The attached addendum will serve to document other non-material investments held by FairPoint Communications, Inc. or its Subsidiaries.

FairPoint Communications, Inc.
Addendum – Non-Material Investments

Book Value December 31, 2004

Chouteau Cellular	72,409
ICTC, Inc.	7,605
Illinet	11,073
NYS Independent Ptnship	0
New York Access Billing LLC	32,868
Country Club	500
Krupp Investments	1,527
ANPI	0
Tangible Data Options, LLC	1,529
Benton Ridge Telephone	10,000
Vital LC	0
Fall River	3,239
Linktel	0
Accelernet	95,478
NRTC	5,981
REC	1,864
Hancock	1,357
Peoples Mutual Services	10,000
Choice One	0
Other	27
Total Other	255,456

NQDC Plan*	568,029

* An asset, but also an offsetting liability carried on the balance sheet.

2

ANNEX VIII

AFFILIATE TRANSACTIONS

A.    FairPoint Communications, Inc. has Management Services Agreements with each of its mid-tier subsidiaries, ST Enterprises, Ltd., MJD Ventures, Inc., MJD Services Corp. and FairPoint Broadband, Inc. (the “Mid-Tier Subsidiaries”).

B.    ST Enterprises, Ltd. has Management Services Agreements with MJD Ventures, Inc., MJD Services Corp. and FairPoint Broadband, Inc.

C.    Each Mid-Tier Subsidiary has entered into Management Services Agreements with each of its respective operating subsidiaries.

D.    Warrants as described on Annex III.

E.     Travel advances in the ordinary course of business.

F.     Affiliate Registration Rights Agreement, dated as of February 8, 2005 between FairPoint Communications, Inc. and certain of its stockholders.

G.    Nominating Agreement, by and among FairPoint Communications, Inc., Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P. and Thomas H. Lee Equity Fund IV, L.P. dated as of February 8, 2005.

H.    Amended and Restated Tax Sharing Agreement, dated November 9, 2000 by and among FairPoint Communications, Inc. and its Subsidiaries.

ANNEX IX

EXISTING LETTERS OF CREDIT

Beneficiary	Maturities	Amount

Travelers Indemnity Company	June 30, 2005	$1,020,510

ANNEX X

POST-CLOSING MATTERS

ENTITY	JURISDICTION

BLUESTEM TELEPHONE COMPANY	Kansas-U.S. District Court

CHOTEAU TELEPHONE COMPANY	Oklahoma-Mayes County, Mayes District Court

COLUMBINE TELECOM COMPANY	Colorado-Alamosa District Court

FREMONT TELECOM CO.	Idaho-Fremont County, Fremont District Court, U.S. District Court

GT COM	Florida-Gulf County Circuit Court

GTC COMMUNICATIONS, INC.	Florida-Gulf County Circuit Court

ODIN TELEPHONE EXCHANGE, INC.	Illinois-Marion Circuit Court

SUNFLOWER TELEPHONE COMPANY INC.	Kansas-Hodgeman County, Hodgeman District Court, U.S. District Court

YCOM NETWORKS, INC.	Washington-Thurston County, Thurston Superior Court, U.S. Western District Court